UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Edwards Lifesciences Corporation

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Edwards Lifesciences Corporation

2023 Notice of Annual Meeting and Proxy Statement

Edwards

Edwards Lifesciences Corporation One Edwards Way Irvine, California 92614 Phone: 949.250.2500 www.edwards.com

March 28, 2023

Dear Fellow Stockholders:

On behalf of the Edwards Board of Directors, it is my pleasure to invite you to attend our 2023 Annual Meeting of Stockholders.

After careful consideration and the completion of a rigorous succession process overseen by our Board, Edwards announced in December that I have made the decision to retire as CEO. Bernard Zovighian will assume the role of CEO effective as of our Annual Meeting. Bernard has a strong track record of success, previously leading our Transcatheter Mitral and Tricuspid Therapy (TMTT) business, and most recently serving as President of Edwards. During his career, he has launched breakthrough therapies for patients and developed deep management experience across multiple disciplines. We are working together closely, along with our Executive Leadership Team, to ensure a smooth transition.

I am proud of the immense contributions Edwards Lifesciences has made towards helping millions of patients around the world over my tenure, and I look forward to continuing the work we do for patients in the role of non-executive Chairman of our Board. I am retiring as CEO with confidence that, under Bernard’s leadership, our Company will continue to be defined by our "patients-first" mission and culture as well as a commitment to innovation and excellence that positions all stakeholders for an even brighter future.

While our business has grown and innovated over my tenure, our formula for success remains the same: strive for breakthrough innovation, be a leader in the work we do, and focus on the tremendous number of underserved patients with structural heart disease and the critically ill. Our evolution has been guided by our Credo and Aspirations, and I am confident our leadership team will continue to build long-term success from these values.

Despite a challenging environment over the past year, we grew as a business, met our commitments, and advanced our long-term strategy. Hospital staffing challenges and the impacts of COVID-19 created headwinds, but we made meaningful strides in approvals, trials and adoptions of our breakthrough technologies that create a record of long-term performance. We continue to outperform the market over the long-term, with total stockholder returns of 99% and 396% on five- and ten-year bases, respectively.

We look forward to reviewing our 2022 performance and our long-term growth strategy further at our Annual Meeting, which will be held in-person at our headquarters, located at One Edwards Way, Irvine, California 92614 and by webcast, beginning at 10:00 a.m. PT on Thursday, May 11, 2023. The webcast, a replay and a transcript of the Annual Meeting will be available at http://ir.edwards.com.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of 2023 Annual Meeting of Stockholders and Proxy Statement. Stockholders may also access the Notice of 2023 Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.edwards.com.

Thank you for your continued support of Edwards. We look forward to your attendance at this year’s Annual Meeting.

Sincerely,

Michael A. Mussallem
Chairman of the Board and
Chief Executive Officer

Dear Fellow Stockholders:

On behalf of the Board of Directors, I would like to thank you for your continued support of Edwards.

Choosing the right leadership for Edwards is one of the Board’s primary responsibilities. As we previously announced, we are pleased that Bernard Zovighian will be Edwards’ next CEO following Mike Mussallem’s retirement as our CEO. Mike will move to the role of non-executive Chairman, as of the Annual Meeting. On behalf of the Board, I would like to recognize Mike’s dedicated, focused and valuable leadership over many years of long-term growth and innovation, and we look forward to his continued leadership in the role of Chairman of the Board.

Our recent leadership changes reflect the Board’s long-term approach to succession planning. As an internal candidate, Bernard has demonstrated his alignment with Edwards’ patient focused innovation strategy and also his deep operational expertise, having run both the Surgical and TMTT global businesses during his eight years at Edwards. We look forward to working with Bernard to continue to drive Edwards’ success, growth and innovation. I am also honored to continue my service as Lead Independent Director, working closely with Mike as non-executive Chairman and Bernard as CEO. As a Board, we believe this leadership structure provides the Company with robust oversight and guidance as we look toward our next chapter.

Our Board is comprised of diverse and deeply qualified directors that are well-positioned to oversee Edwards’ long-term strategy. Our comprehensive director evaluation and refreshment processes ensure that we have the right mix of skills, experience, tenure, and diversity. Annual self- and peer-evaluations, along with one-on-one feedback sessions with each director, ensure our Board’s and Committees’ efficacy. I am confident that our Board nominees collectively possess the expertise needed for robust oversight of Edwards and its long-term strategy.

At Edwards, we are defined by how we serve others in our multi-stakeholder model, from patients to stockholders. As part of this commitment, our Board continued a robust stockholder engagement program in 2022, with outreach to stockholders representing nearly 55% of shares outstanding. I enjoy participating in many of these outreach calls and ensure that feedback gathered during these meetings informs our Board discussions.

Thank you for your ongoing support and for being an Edwards Lifesciences stockholder.

Sincerely,

Martha H. Marsh
Lead Independent Director

EDWARDS LIFESCIENCES CORPORATION
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Location	Record Date
May 11, 2023	Edwards Lifesciences Corporation	March 13, 2023

10:00 a.m. PT	One Edwards Way, Irvine, CA 92614

Matters to be voted on at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”)
1.    Election of nine director nominees named in the attached Proxy Statement to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified
2.    Approval, on an advisory basis, of the named executive officer compensation disclosed in the attached Proxy Statement
3.    Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers
4.    Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023
5.    Approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to provide for exculpation of officers as permitted by the Delaware General Corporation Law
6.    Consider a stockholder proposal, if properly presented at the Annual Meeting
7.    Other business as may properly come before the Annual Meeting, and any postponement or adjournment of the Annual Meeting
The Proxy Statement accompanying this notice describes each of the items of business in more detail.
Record Date: If you were a holder of record of the common stock of Edwards Lifesciences Corporation at the close of business on March 13, 2023, you are entitled to notice of, and to vote at, the Annual Meeting.
Your vote is very important. Please submit your proxy or voting instructions as soon as possible to ensure that your shares will be represented at the Annual Meeting, whether or not you expect to attend the Annual Meeting.

How to Vote Your Shares

By Internet Go to www.proxypush.com/EW and follow the instructions	By Telephone Call 1-866-892-1604 and follow the instructions

By Mail Complete, sign, date, and return your proxy card or voting instruction form in the envelope provided	In Person Attend our Annual Meeting and vote by ballot
By Order of the Board of Directors,

Linda J. Park
Senior Vice President, Associate General Counsel, and Corporate Secretary
March 28, 2023

Important notice regarding the availability of proxy materials for our 2023 Annual Meeting of Stockholders to be held on May 11, 2023:
Our Proxy Statement and 2022 Annual Report to stockholders are available on the Internet at
www.proxydocs.com/EW.

Edwards Lifesciences Corporation  ◾   One Edwards Way, Irvine, CA 92614  ◾   www.edwards.com

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements contained in this Proxy Statement to be covered by the safe harbor provisions of such Acts. Some statements other than statements of historical fact in this Proxy Statement or referred to or incorporated by reference into this Proxy Statement are “forward-looking statements” for purposes of these sections. These statements include, among other things, the continued impact of the COVID-19 pandemic on our business, any predictions, opinions, expectations, plans, strategies, objectives and any statements of assumptions underlying any of the foregoing relating to our current and future business and operations, including, but not limited to, financial matters, development activities, clinical trials and regulatory matters, manufacturing and supply operations, and product sales and demand. These statements can sometimes be identified by the use of the forward-looking words, such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “should,” “anticipate,” “plan,” “goal,” “continue,” “seek,” “pro forma,” “forecast,” “intend,” “guidance,” “optimistic,” “aspire,” “confident,” other forms of these words, or similar words or expressions or the negative thereof. Statements of past performance, efforts or results about which inferences or assumptions may be made can also be forward-looking statements and are not indicative of future performance or results; these statements can be identified by the use of words such as “preliminary,” “initial,” “diligence,” “industry-leading,” “compliant,” “indications,” or “early feedback” or other forms of these words or similar words or expressions or the negative thereof. These forward-looking statements are subject to substantial risks and uncertainties that could cause our results or future business, financial condition, results of operations, or performance to differ materially from our historical results or experiences or those expressed or implied in any forward-looking statements contained in this Proxy Statement. These risks and uncertainties include, but are not limited to: our success in developing new products and avoiding manufacturing and quality issues; clinical trial or commercial results or new product approvals and therapy adoption; the impact of public health crises, including the COVID-19 pandemic; the impact of domestic and global economic conditions; competitive dynamics in the markets in which we operate; our reliance on vendors, suppliers and other third parties; damage, failure or interruption of our information technology systems; consolidation in the healthcare industry; our ability to protect our intellectual property; our compliance with applicable regulations; our exposure to product liability claims; use of our products in unapproved circumstances; changes to reimbursement for our products; the impact of currency exchange rates; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; changes to tax laws; unexpected impacts or expenses of litigation or internal or government investigations and other risks listed in Edwards’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our subsequent reports filed with the U.S. Securities and Exchange Commission, to which your attention is directed. These forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections.
Edwards, Edwards Lifesciences, the stylized E logo, ALLIANCE, EARLY TAVR, INSPIRIS, INSPIRIS RESILIA, KONECT, KONECT RESILIA, MITRIS, MITRIS RESILIA, PASCAL, PASCAL Precision, PROGRESS, RESILIA, SAPIEN, SAPIEN 3, SAPIEN 3 Ultra, and SAPIEN X4 are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

PROXY SUMMARY
This summary contains highlights about Edwards Lifesciences Corporation and its upcoming 2023 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement prior to voting.

2023 Annual Meeting of Stockholders
Date and Time	Location	Record Date

May 11, 2023	Edwards Lifesciences Corporation	March 13, 2023

10:00 a.m. PT	One Edwards Way, Irvine, CA 92614	If you were a holder of record of the common stock of Edwards at the close of business on March 13, 2023, you are entitled to notice of, and to vote at, the Annual Meeting.
STOCKHOLDER VOTING MATTERS (Page 1)

Proposal		Board’s Voting Recommendation
Proposal 1:	Election of Directors	FOR each nominee
Proposal 2:	Advisory Vote to Approve Named Executive Officer Compensation	FOR
Proposal 3:	Advisory Vote to Approve Frequency of Future Advisory Votes on Named Executive Officer Compensation	ONE YEAR
Proposal 4:	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
Proposal 5:	Approval of Amendment of the Certificate of Incorporation to Provide for Exculpation of Officers	FOR
Proposal 6:	Stockholder Proposal Regarding Independent Board Chairman	✗ AGAINST
i

BOARD OF DIRECTOR NOMINEES (Page 8)
Our Board of Directors (our “Board”) has selected the following nine persons as its nominees for election for a one-year term to our Board at the Annual Meeting. The following chart provides key information on each of our director nominees as of the date of this Proxy Statement. Other than Bernard Zovighian, who will succeed Mike Mussallem as the CEO of Edwards and has been nominated as a director of our Board in connection with his appointment as CEO at the Annual Meeting, each director nominee was elected as a director at our annual meeting held on May 3, 2022, to hold office until the next annual meeting.

				Committee Memberships

Name	Age	Director Since	Independent	Audit Committee*	Compensation and Governance Committee	Other Public Company Boards
Kieran T. Gallahue Former Chairman and CEO, CareFusion Corporation	59	2015	Yes			1
Leslie S. Heisz Former Managing Director, Lazard Frères & Co	62	2016	Yes			2
Paul A. LaViolette Managing Partner and COO, SV Health Investors LLC	65	2020	Yes			0
Steven R. Loranger Former Chairman, President and CEO ITT Corporation	71	2016	Yes			1
Martha H. Marsh** Retired President and CEO, Stanford Hospital & Clinics	74	2015	Yes			1
Michael A. Mussallem Chief Executive Officer+ and Chairman, Edwards Lifesciences Corporation	70	2000	No			0
Ramona Sequeira President of the U.S. Business Unit and Global Portfolio Commercialization, Takeda Pharmaceuticals USA, Inc.	57	2020	Yes			0
Nicholas J. Valeriani Former CEO, West Health Institute Former EVP, Johnson & Johnson	66	2014	Yes			1
Bernard J. Zovighian President and incoming CEO, Edwards Lifesciences Corporation	55	Nominated	No			0
*    Each member of our Audit Committee is an audit committee financial expert
**    Lead Independent Director
C    Chairperson
+    As previously disclosed, Mr. Mussallem will retire from his position as Chief Executive Officer of Edwards at the Annual Meeting. Accordingly, if elected at the Annual Meeting, Mr. Mussallem will serve as non-executive Chairman of the Board.

Our Board strives to maintain a highly independent, balanced and diverse group of directors that collectively possesses the expertise to ensure effective oversight of management. Our director nominees are:

Diverse Range of Qualifications and Skills Represented by Our Directors
Medical Technology Industry Experience	International Executive Experience	Corporate Governance

Regulatory and Compliance	Senior Leadership	Operations Management

Innovation and Technology	Risk Management	Risk Oversight

Finance and Financial Industry	Human Capital Resources	Financial Reporting
IT and Cybersecurity	Corporate Strategy	Corporate Responsibility

CORPORATE GOVERNANCE HIGHLIGHTS (Page 13)
Our commitment to good corporate governance practices and accountability to stockholders is described below.

WHAT WE DO
Lead Independent Director provides strong independent leadership of our Board

Independent Board, all but Mr. Mussallem, who will retire as our Chief Executive Officer at the Annual Meeting, and Mr. Zovighian, who will be appointed as our CEO and nominated to be a director of our Board at the Annual Meeting

Special stockholders’ meetings can be called by stockholders owning at least 15% of our outstanding shares

Proxy access right to permit a stockholder, or a group of up to 30 stockholders, owning at least 3% of our outstanding shares continuously for at least 3 years, to nominate up to the greater of 2 directors or 20% of our Board for inclusion in our annual meeting proxy statement

Annual election of directors
Ongoing Board refreshment and director skill set aligned with corporate strategy
Majority vote standard in uncontested elections, with director resignation policy
Commitment to Board diversity
Executive session of independent directors held at each regularly scheduled Board and committee meeting
Retirement policy for directors
Annual Board and committee self-evaluations and peer reviews
Encourage continuing director education with designated annual reimbursement policy
Formal director orientation and continuing education program
Nonemployee directors expected to own Edwards’ stock equal to $500,000 and also hold 50% of net shares received upon vesting or exercise of equity awards until Board service ends
Senior management succession planning regularly considered at scheduled Board meetings
Active stockholder outreach and engagement
Robust code of ethics in our Global Business Practice Standards
Active Board oversight of enterprise risks and risk management
Dedicated Board oversight and annual disclosure of our sustainability practices
“Clawback” policy for performance-based compensation

WHAT WE DON’T DO
✗
No pledging or hedging of Edwards’ securities by members of our Board, employees with a title of “vice president” equivalent or above, and any other employees designated as “Designated Insiders” under our insider trading policy

✗	No stockholder rights plan (“poison pill”)
✗	No supermajority voting provisions in our organizational documents

ACTIVE STOCKHOLDER ENGAGEMENT PROGRAM (Page 13)

Edwards’ Board and management are committed to engaging with our stockholders and incorporating feedback into their decision-making processes. Throughout the year, our CEO, CFO, and Vice President of Investor Relations meet, by phone and in-person, with current and prospective stockholders to discuss Edwards’ strategy, business, and financial results. Our CFO, Corporate Secretary, and Senior Vice President of Investor Relations, and our Lead Independent Director, when appropriate, engage stockholders to solicit their views and feedback on issues that matter most to our stockholders, including, among other things, corporate governance, compensation, sustainability, corporate social responsibility, human capital management, diversity, inclusion and belonging, succession planning, and other related matters. Stockholder feedback is shared with our Board and its committees, which enhances our corporate governance practices, facilitates future dialogue between stockholders and our Board, and provides additional transparency to our stockholders. Since our 2022 annual meeting of stockholders, we contacted our top stockholders representing approximately 55% of our outstanding shares and engaged with stockholders representing approximately 33% of our outstanding shares.

Over time, we have amended our Charter and Bylaws to adopt various stockholder rights or taken other actions to align our corporate governance practices with our stockholders’ interests.

Topic	Action Taken in Response to Stockholder Feedback
Lead Independent Director Responsibilities	• Expanded the role of the Presiding Director position, and, in light of the additional responsibilities, designated the position, Lead Independent Director
Right to Call Special Meetings
• Amended our Bylaws to permit stockholders to call a special meeting

• In response to a non-binding stockholder proposal requesting the right to act by written consent, engaged with stockholders representing over 50% of shares then outstanding to better understand investor views and, in response to feedback received, reduced the minimum ownership threshold to call a special meeting from 25% to 15%

Proxy Access	• Amended our Bylaws to provide for proxy access at 3% and 3-year ownership and holding period duration thresholds
Disclosure of EEO-1 Data	• Disclosed our EEO-1 data and relevant infographics on our website
Declassified Board	• Amended our Charter to eliminate the classified board
No Supermajority Voting	• Amended our Charter to eliminate supermajority voting
Poison Pill	• Did not renew poison pill when it expired in March 2010
Majority Voting in Director Elections	• Amended our Bylaws to provide for majority voting in uncontested director elections
v

CORPORATE SOCIAL RESPONSIBILITY (Page 20)
At Edwards, our commitment to corporate responsibility and sustainability is foundational, and expressed in the words of our Credo: “Through our actions, we will become trusted partners with customers, colleagues and patients—creating a community unified in its mission to improve the quality of life around the world. Our results will benefit customers, patients, employees and shareholders.” Our Compensation and Governance Committee of our Board (our “Compensation and Governance Committee”) maintains formal oversight responsibilities for our Sustainability program, with regular discussions at meetings of the full Board. More details on our sustainability approach and performance can be found in our Sustainability Report posted on our website at www.edwards.com/sustainability.
We were recognized by numerous organizations for our sustainability practices in 2022, some of which are highlighted below:
•    For the third consecutive year, Edwards appeared on Barron’s fifth annual list of the 100 Most Sustainable Companies in the United States. Significant performance indicators included increased efforts to mitigate our impact on the environment, as well as initiatives undertaken to bolster employee welfare, community health and customer satisfaction.
•    Edwards was named as one of the Management Top 250 by the Wall Street Journal in partnership with the Drucker Institute for the sixth year in a row—listed #87 out of 902 companies ranked according to their overall effectiveness of “doing the right things well.” The evaluation aims to recognize firms that are particularly good at balancing a wide range of competing management priorities. Edwards achieved high marks in all five dimensions of corporate performance: Customer Satisfaction, Employee Engagement and Development, Innovation, Social Responsibility and Financial Strength.
•    For the second consecutive year, Edwards was recognized as one of the World’s Top Female-Friendly Companies. Forbes ranked Edwards #156 out of 400 companies included in the list. Forbes’ partner, Statista, surveyed 85,000 women in 36 countries. Honorees were selected in part due to their competitive pay and strong career advancement opportunities, along with flexible work arrangements, which are considered critical to correct gender inequities. They also assessed female representation at the executive and board levels.
•    Edwards was again a constituent of the DJSI ESG World and North America Indices—the Dow Jones Sustainability World index tracks the performance of the top 10% of the 2,500 largest companies in the S&P Global Broad Market Index that lead the field in sustainability.

•    Edwards was recognized for its industry leadership on Environmental issues by Forbes and JUST Capital. This is an evaluation of the largest publicly traded U.S. companies, which are ranked on the issues Americans care about most, according to JUST Capital's polling of the American public.
•    For the seventh consecutive year, Edwards Lifesciences was honored as one of the World’s Most Ethical Companies® by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. Honorees represent the individuals and leaders diligently working to build world-class programs and advance corporate cultures defined by integrity and those companies contributing to broader societal imperatives and the greater good. In 2023, 135 honorees were recognized, spanning 19 countries and 48 industries.
EXECUTIVE COMPENSATION (Page 26)

Executive Summary.    Edwards is the global leader in patient-focused medical innovations for structural heart disease and critical care monitoring. Driven by a passion to help patients, we partner with the world’s leading clinicians and researchers and invest in research and development (or “R&D”) to transform care for those impacted by structural heart disease or who require hemodynamic monitoring in the hospital setting.
Pay-for-Performance Philosophy.    Our Compensation and Governance Committee strives to create a pay-for-performance culture and strongly believes that executive compensation should be tied to the successful implementation of our long-term corporate strategy. As a direct result of our strategy, we have introduced therapies such as transcatheter aortic valve replacement, novel resilient surgical heart valves and noninvasive advanced hemodynamic monitoring. Successfully managing our business in a challenging, highly regulated, dynamic environment requires talented and energetic leaders who champion our strategy and deliver on our commitments.

EDWARDS’ CORPORATE STRATEGY INFORMS PAY DESIGN

Financial Drivers

- Revenue
- Earnings Per Share
- Cash Flow

Create Meaningful Value by Transforming Patient Care

Focus	Innovation	Leadership
Singular focus on the large unmet needs of structural heart and critically ill patients	Pioneer breakthrough technologies with compelling evidence	Lead groundbreaking standards of care through trusted relationships

Our Corporate Strategy is translated into Strategic Imperatives

Market Drivers

- Share Price
- Total Stock Return (Relative to a subset of the S&P Healthcare Equipment Select Industry Index)

Financial Results

- Evaluated relative to target goals
- Results weighted
  50% Revenue
  30% EPS
  20% Free Cash Flow

2022 Key Operating Drivers ("KODs") Measure execution against Strategic Imperatives)

Performance Objectives

Assessed against individual objectives focused on financial measures and operational goals within a named executive officer's area of responsibility

Equity Vehicles

- Stock Options
- Restricted Stock Units ("RSUs")
- Performance-Based RSUs ("PBRSUs")

Annual Cash Incentive Compensation

Determined by multiplying financial measure achievement by KOD achievement by achievement of individual Performance Objectives

Long-Term Equity Compensation

- 55% Options
- 20% RSUs
- 25% PBRSUs

2022 Financial and Operating Performance.    Despite the outbreak of COVID-19 and macroeconomic headwinds through the 2022 fiscal year, we continued to remain fully committed to our patient-focused innovation strategy, and our teams were relentless in doing the right thing for patients. Guided by our Credo, our priorities during the pandemic have been to protect the health and well-being of our employees, to continue to serve our patients, hospitals and clinical partners, and to support our communities.

As noted in the chart above, the financial component of our Company’s Annual Cash Incentive compensation was reintroduced for the 2022 year after having been suspended during the COVID-19 pandemic. Our financial results and operating performance in 2022 continued to be impacted by the pandemic. Procedure rates were highly variable around the globe, leading to a decline in sales compared to expectations. Treatments were delayed due to hospital prioritization of COVID-19 patients, hospital staffing shortages and patients deferring treatment. Although we saw recovery during 2022, we faced significant headwinds in the second and third quarters of 2022 due to hospital staffing shortages and surges in COVID-19 outbreaks globally. Despite the impact of the pandemic, 2022 was a year of significant milestones and investments for Edwards. Our total sales for fiscal year 2022 were $5.4 billion, an increase in underlying revenue growth for the year of approximately 8% over the prior year. We achieved approximately 12% growth in adjusted earnings per share while also increasing R&D by 5%.1 The significant increase in R&D and infrastructure investments in fiscal 2022 helped strengthen our longer-term outlook.
Even with the challenges we faced during the global pandemic, we continued to make important progress on future advancements for patients:
•    Invested in increasing disease and therapy awareness, pursued further therapy expansion, and advanced new technologies in transcatheter aortic valve replacement. We completed enrollment in EARLY TAVR, a pioneering pivotal trial studying the treatment of severe aortic stenosis (AS) patients before their symptoms develop.  Separately, we initiated enrollment in our PROGRESS pivotal trial for moderate AS patients and we received FDA approval for our ALLIANCE pivotal trial to study our next generation TAVR technology, the SAPIEN X4 system;
•    Achieved our significant 2022 milestones in transcatheter mitral and tricuspid therapies, as we continued to make meaningful progress on advancing our three key value drivers: a portfolio of pioneering therapies for patients, positive pivotal trial results to support approvals and adoption, and favorable real-world clinical outcomes;
1     “Underlying growth rate” and “adjusted earnings per share” are non-GAAP items. Refer to Appendix A for reconciliation to the most directly comparable GAAP financial measures.

•    Extended our leadership in surgical aortic valves through the continued adoption of our newest technologies, the INSPIRIS RESILIA aortic valve, the KONECT RESILIA aortic tissue valved conduit, and the launch of our MITRIS RESILIA valve; and
•    Advanced leadership in critical care with the continued introduction of advanced monitoring technology and Smart Recovery algorithms for patients.
Stock Performance.    As a general indicator of our pay-for-performance culture, our Compensation and Governance Committee considers how Edwards’ cumulative total return to stockholders (“TSR”) compares to both the S&P 500 Index and the S&P Healthcare Equipment Select Industry Index (the “SPSIHE”). The table below illustrates our 5-year cumulative TSR on common stock with the cumulative total returns of the S&P 500 Index and the SPSIHE.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

$500
$400
$300
$200
$100
$0
12/17
12/18
12/19
12/20
12/21
12/22
Edwards Lifesciences
S&P 500
S&P 500 Health Care Equipment

*    $100 invested at market close on December 31, 2017, in stock or index, including reinvestment of dividends. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

2022 Annual Incentive Plan Outcomes and Long-Term Incentives.    The three measures used to evaluate financial achievement under our annual cash incentive plan were revenue growth, earnings per share and free cash flow, all computed on a non-GAAP basis. Our financial performance resulted in financial achievement at 61% of target under the cash incentive plan. In addition, our overall achievement of key operating drivers (“KODs”) for 2022 was 113%. Accordingly, our cash incentive plan for corporate employees funded at 69% of target. Final incentive amounts for the Named Executive Officers (“NEOs”) for 2022 also took into account each employee’s individual performance. The Performance Based Restricted Stock Units (“PBRSUs”) that vested in 2022 were based on Edwards’ TSR compared to that of companies in a subset of the S&P Health Care Equipment Select Industry Index (the “SPSIHE Subset”) as discussed in more detail in the Compensation Discussion and Analysis section of this Proxy Statement. These PBRSUs were paid out in May 2022 at 175% of target, reflecting the strong performance of our stock over the three-year performance period.

COMPENSATION PROGRAM HIGHLIGHTS (Page 31)
Compensation Program Highlights.    Our Compensation and Governance Committee believes that its executive compensation and benefits philosophy and objectives have resulted in programs that align executives with stockholder interests.

WHAT WE DO

Pay-for-Performance. Approximately 92% of the target total direct compensation of our CEO, and an average of 80% of the target total direct compensation of our other NEOs, was performance-based in 2022.

Linkage Between Performance Measures and Strategic Imperatives. Performance measures for incentive compensation are linked to our Strategic Imperatives through achievement of KODs and are designed to create long-term stockholder value and hold executives accountable for their individual and Edwards’ performance.

Performance-Based Equity. Our PBRSUs vest based on our relative TSR over a three-year period.
Minimum Three-Year Vesting. Equity compensation is structured to vest over a minimum period of three years, subject to limited exceptions.

Robust Executive Stock Ownership Guidelines with Holding Period Requirements. Executives are required to hold Edwards’ stock with a value not less than six-times salary for our CEO and three-times salary for each other NEO. Fifty percent of net shares received as equity compensation must be retained until the guideline has been met.

CEO Stock Ownership. Our CEO far exceeds the six-times salary ownership guideline and has continued to increase his ownership of Edwards’ stock each year.
Modest Perquisites. We provide modest perquisites and have a business rationale for the perquisites that we do provide.

“Double Trigger” in the Event of a Change in Control. Severance benefits are paid, and our equity compensation accelerates, in connection with a change in control only upon a “double trigger” (meaning that in order for the benefits to be triggered, in addition to the occurrence of a change in control, the executive’s employment must be terminated or, in the case of equity acceleration, the awards terminated in connection with the transaction).

Use of Tally Sheets. Our Compensation and Governance Committee annually reviews summaries of prior and potential future compensation levels (referred to as “tally sheets”) when making compensation decisions.

“Clawback” Policy. We maintain a recoupment policy for performance-based compensation.
Independent Compensation Consultant. Our Compensation and Governance Committee engages an independent compensation consulting firm that provides us with no other services.

WHAT WE DON’T DO
✗	No excise tax gross-ups for executive officers.
✗	No repricing or buyout of underwater stock options.
✗
No pledging of Edwards’ securities by members of our Board, employees with a title of “vice president” equivalent or above, and any other employees designated as “Designated Insiders” under our insider trading policy.

✗
No hedging of Edwards’ securities by members of our Board, employees with a title of “vice president” equivalent or above, and any other employees designated as “Designated Insiders” under our insider trading policy.

We ALIGN executive compensation with the interests of our stockholders.	We DESIGN executive compensation programs to avoid excessive risk and foster long-term value creation.	We ADHERE to strong executive compensation and corporate governance practices.

EDWARDS LIFESCIENCES CORPORATION

________________________________
PROXY STATEMENT FOR THE
2023 ANNUAL MEETING OF STOCKHOLDERS
GENERAL MEETING AND VOTING INFORMATION
Our Board is soliciting your proxy for use at the Annual Meeting to be held at 10:00 a.m. PT, on Thursday, May 11, 2023, at our corporate headquarters, located at One Edwards Way, Irvine, California 92614.
Unless the context otherwise requires, references in this Proxy Statement to “Edwards,” “the Company,” “we,” “our,” “us,” and similar terms refer to Edwards Lifesciences Corporation, a Delaware corporation.
Important Notice Regarding the Availability of Proxy Materials for Our 2023 Annual Meeting of Stockholders to be Held on May 11, 2023
We are pleased to take advantage of U.S. Securities and Exchange Commission (the “SEC”) rules that allow us to furnish our proxy materials, including our 2022 Annual Report and this Proxy Statement (together, the “Proxy Materials”), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. This Proxy Statement and our 2022 Annual Report are available at https://ir.edwards.com/financials/annual-reports-proxies/default.aspx.
The Notice and the Proxy Materials are first being made available to stockholders on or about March 28, 2023.
Voting Matters and the Recommendations of our Board
The items of business scheduled to be voted on at the Annual Meeting and our Board’s recommendation on each item are as follows:

Proposal		Board’s Voting Recommendation
Proposal 1.	Election of Directors	FOR each nominee
Proposal 2.	Advisory Vote to Approve Named Executive Officer Compensation	FOR
Proposal 3.	Advisory Vote to Approve Frequency of Future Advisory Votes on Named Executive Officer Compensation	ONE YEAR
Proposal 4.	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
Proposal 5.	Approval of Amendment of the Certificate of Incorporation to Provide for Exculpation of Officers	FOR
Proposal 6.	Stockholder Proposal Regarding an Independent Board Chairman Policy	✗ AGAINST

Stockholders will also be asked to consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. Pursuant to our Bylaws, the chair of the Annual Meeting will determine whether any business proposed to be brought before the Annual Meeting has been properly presented. If the chair determines that the business was not properly brought before the Annual Meeting, the chair will declare at the Annual Meeting that such business was not properly brought and such business will not be transacted.

Record Date
Our Board has fixed the close of business on March 13, 2023, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

Who Can Vote
You are entitled to vote your shares at the Annual Meeting if our records show that you held your shares as of the close of business on the record date, March 13, 2023. At the close of business on that date, 606,100,254 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. We have no other class of voting securities outstanding. Each stockholder is entitled to one vote per share on each proposal to be voted upon at the Annual Meeting.

How to Vote
You may hold Edwards’ shares in multiple accounts and therefore receive more than one set of the Proxy Materials. To ensure that all of your shares are voted, please submit your proxy or voting instructions for each account for which you have received a set of the Proxy Materials.
Shares Held of Record.    If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

By Internet	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.
By Telephone	If you received a printed copy of the Proxy Materials, follow the instructions on the proxy card.
By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person	You may also vote in person if you attend the Annual Meeting.
Shares Held in Street Name.    If you hold your shares through a broker, bank or other nominee (that is, in street name), you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee, and bring it to the meeting.
Shares Held in Our 401(k) Plan.    If you participate in the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan or the Edwards Lifesciences Technology SARL Retirement Savings Plan, you will receive a request for voting instructions with respect to the shares allocated to your plan account. You are entitled to direct the plan trustee how to vote your plan shares. If the plan trustee does not receive voting instructions for shares in your plan account, the shares attributable to your account will be voted in the same proportion as the allocated shares for which voting instructions have been received.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the Annual Meeting.
Deadline to Vote
If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. ET on May 10, 2023 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed copy of the Proxy Materials, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting.
If you hold your shares in street name through a broker, bank or other nominee, please follow the instructions provided by the broker, bank or other nominee who holds your shares. If you hold shares in one of our 401(k) plans, to allow sufficient time for voting by the plan trustees, your voting instructions must be received by telephone or the Internet by 11:59 p.m. ET on May 5, 2023.

Appointment of Proxies
Our Board has appointed Martha H. Marsh and Michael A. Mussallem to serve as proxy holders to vote your shares according to the instructions you submit. If you properly submit a proxy, but do not indicate how you want your shares to be voted on one or more items, your shares will be voted on such items in accordance with the recommendations of our Board, as set forth above under “Voting Matters and the Recommendations of our Board.” With respect to any other matter properly presented at the Annual Meeting, your proxy, if properly submitted, gives authority to the proxy holders to vote your shares on such matter in accordance with their best judgment.

Revocation of Your Proxy
If you are a holder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Corporate Secretary of the Company by submitting a subsequently dated proxy by mail, telephone or the Internet in the manner described above under “How to Vote,” or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. If you hold your shares in street name, you must follow the instructions provided by your broker, bank or nominee to revoke your voting instructions, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.
Any change to your proxy or voting instructions that is provided by telephone or the Internet must be submitted by 11:59 p.m. ET on May 10, 2023, except that if you are voting shares held in one of our 401(k) plans, the deadline is 11:59 p.m. ET on May 5, 2023.
Broker Voting
Certain brokers holding shares of record for their customers are entitled to vote on certain routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm (Proposal 4), without instructions from their customers. However, these brokers are generally not entitled to vote on non-routine matters, including the election of directors, matters relating to equity compensation plans or executive compensation, and certain corporate governance proposals, unless their customers submit voting instructions. If you hold your shares in street name through a broker and the broker does not receive your voting instructions, the broker will not be permitted to vote your shares in its discretion on any of the proposals at the Annual Meeting other than the proposal to ratify the appointment of PwC (Proposal 4). If you do not submit voting instructions and your broker votes your shares on Proposal 4 in its discretion, your shares will constitute “broker non-votes” on each of the other proposals.

Quorum
The presence at the Annual Meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. Shares represented at the Annual Meeting are counted toward a quorum even if the holder of such shares abstains from voting. Shares held through brokers are not counted toward a quorum unless the broker has authority to vote, and votes such shares, upon at least one matter at the Annual Meeting.

Vote Required on Proposals
The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

Voting Item		Vote Standard	Treatment of Abstentions and Broker Non-Votes

Proposal 1.	Election of Directors	• Majority of votes cast	• Abstentions and broker non-votes will not be counted as votes cast
Proposal 2.	Advisory Vote to Approve Named Executive Officer Compensation	• Majority of shares represented at the Annual Meeting and entitled to vote on the proposal	• Abstentions will have the effect of votes “against" • Broker non-votes will not be counted as shares entitled to vote on the proposal
Proposal 3.	Advisory Vote to Approve Frequency of Future Advisory Votes on Named Executive Officer Compensation
Proposal 4.	Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal 5.	Approval of Amendment of the Certificate of Incorporation to Provide for Exculpation of Officers	• Majority of outstanding shares entitled to vote on the proposal	• Abstentions and broker non-votes will have the effect of votes “against”
Proposal 6.	Stockholder Proposal Regarding an Independent Board Chairman Policy	• Majority of shares represented at the Annual Meeting and entitled to vote on the proposal	• Abstentions will have the effect of votes “against” • Broker non-votes will not be counted as shares entitled to vote on the proposal

Proxy Solicitation Costs
Your proxy for the Annual Meeting is being solicited on behalf of our Board, and our Company will bear the cost of solicitation. At our expense, we will also request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons. In addition, we have retained Georgeson LLC (“Georgeson”) to assist with the distribution and solicitation of proxies for a fee of $20,000, plus expenses for these services. We also agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson’s gross negligence or intentional misconduct. Georgeson and our officers, directors and regular employees may also solicit proxies by telephone, facsimile, e-mail and personal solicitation. We will not pay additional compensation to our officers, directors and regular employees for these activities.

BOARD OF DIRECTORS MATTERS

PROPOSAL 1 – ELECTION OF DIRECTORS

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
General.    Our Board currently consists of nine directors forming a single class of directors.
Our Board has nominated the nine individuals below for election to our Board at the Annual Meeting, to serve a one-year term until the next annual meeting of stockholders and until their respective successors are elected and qualified, or until their earlier resignation or removal.
Each of the nominees standing for election is currently a director and was previously elected to our Board by our stockholders, except Bernard Zovighian, who is being nominated as a director by our Board in conjunction with his appointment as our Chief Executive Officer, effective May 11, 2023. Each of the director nominees has consented to serve as a director, if elected. However, if any nominee becomes unable or unwilling for good cause to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by our Board. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, and none of our directors has any family relationship with any other director or with any of our executive officers. More information regarding our Board, the committees of our Board, director independence, and related matters follows this Proposal 1.
Identification and Evaluation of Director Candidates.    Our Board carefully considers the skills, experiences, and diversity of its members as part of its robust director evaluation and Board refreshment process. Even though our Compensation and Governance Committee makes recommendations to our Board regarding candidates for election as directors of our Company, all members of our Board are very engaged in the process of, and discussions regarding, refreshment.
Our Compensation and Governance Committee maintains formal criteria for selecting director nominees who will best serve the interests of our Company and our stockholders. These criteria are described in more detail below under “Board Criteria and Diversity Policy.” In addition to these requirements, our Compensation and Governance Committee also evaluates whether the candidate’s skills and experience are complementary to the existing Board members’ skills and experience, recognizing that our Board’s skills evolve in order to align with our Company’s strategy as well as emerging risks and opportunities. Some or all of the members of our Compensation and Governance Committee interview candidates that meet the criteria, and our Compensation and Governance Committee selects nominees that it believes best suit the needs of our Board. As a result of our Board’s thoughtful and deliberate process of refreshment, eight new directors have been added to our Board since 2014, including two new directors in 2020 and the newest director nominee, our Company’s new Chief Executive Officer, who will transition into the role in conjunction with the Annual Meeting. This process has involved the participation of all directors, taking advantage of their broad range of expertise and experience as part of the decision-making process.

Our Compensation and Governance Committee will consider qualified candidates for director nominees suggested by our Company’s stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Corporate Secretary of our Company at One Edwards Way, Irvine, California 92614. Submissions should include the information about the director candidate and the stockholder making the submission that would otherwise be required by Article I, Section 2(f) of our Bylaws if the stockholder was nominating the individual for election to our Board. Submissions received that include such information, and provided that the recommended candidate meets the criteria described below, are forwarded to our Compensation and Governance Committee for further review and consideration. Our Compensation and Governance Committee may also request additional information concerning the director candidate that it deems reasonably required to determine the eligibility and qualification of the director candidate to serve on our Board. Stockholders suggesting director candidates for consideration by our Board in connection with the next annual meeting of stockholders should provide their submission no earlier than January 12, 2024, and no later than February 11, 2024. Our Compensation and Governance Committee does not intend to evaluate candidates proposed by stockholders any differently from other candidates.
Board Criteria and Diversity Policy.    Our Board, led by our Compensation and Governance Committee, is responsible for assessing, identifying, evaluating, and, ultimately, recommending to the stockholders individuals qualified to be directors of our Company. We believe that diverse backgrounds and experiences strengthen Board performance and promote long-term stockholder value creation.

Our Compensation and Governance Committee charter sets forth the membership criteria against which potential director candidates are evaluated. These written membership criteria state that our Company “seeks a Board with diversity of background among its members as determined by our Board in its business judgment, which may include diversity of experience, gender, race, ethnic or national origin, age or other factors as our Board determines appropriate.” In performing this responsibility, our Compensation and Governance Committee considers women and minority candidates, consistent with the membership criteria and our Company’s non-discrimination policies.

Our Compensation and Governance Committee also seeks director candidates and nominees with the following qualities, among other characteristics:
•    intelligence;
•    honesty;
•    perceptiveness;
•    good judgment;
•    maturity;
•    high ethics and standards;
•    integrity;
•    fairness;
•    responsibility;
•    a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization; and
•    independent opinions and the willingness to state them in a constructive manner.

Of significant importance, our Compensation and Governance Committee and our Board seek individuals who are compatible and able to work well with other directors and executives. The satisfaction of these criteria is implemented and assessed through ongoing consideration of directors and potential nominees by our Compensation and Governance Committee and our Board, with a discussion of Board succession planning held at regularly scheduled meetings of our Board and certain specially called meetings. These discussions have included reviews of current director skills against an established skills matrix and consideration of each director’s retirement horizon, as well as our Board’s self-evaluation and peer evaluation processes, as described below under “Board Evaluations.” Based upon these activities and its review of the current composition of our Board, our Compensation and Governance Committee and our Board believe that the nominating criteria have been satisfied. As a result, our Board believes its members represent diverse backgrounds and experience that are aligned with our Company’s strategy, including financial, industrial, entrepreneurial and international experience.
Board Evaluations.    Our Board conducts an annual Board and Committee self-evaluation every July or August, soliciting each director’s views on, among other things, Board and Committee performance and effectiveness, size, composition, agenda, processes and schedule. In addition, our directors conduct annual peer evaluations focusing on each individual director’s personal interactions and skills. This is a robust process that culminates in one-on-one meetings during which peer feedback is provided to each director by the General Counsel. Our Board views the self- and peer-evaluation processes as an integral part of its commitment to cultivating excellence and best practices in its performance. Further, before a Board member accepts a position on another public company’s board of directors, the Board member informs the Chairman and CEO as well as the Lead Independent Director.
In addition to confirming there are no conflicts of interest with the internal legal and compliance functions, the Chairman and Lead Independent Director discuss with the other members of our Board whether there would be any reason for the Board member not to accept the position. Our Board considers, among other things, the engagement of such Board member on our Board and reviews the aforementioned Board evaluations and peer reviews. In light of how critical a Board member’s focused engagement and time commitment is to the director’s ability to contribute and add value to our Company’s business and strategy, this process is intentionally comprehensive and rigorous.
Board Retirement Policy.    As set forth in our Corporate Governance Guidelines, our Board has adopted a retirement policy that no director shall stand for election to our Board after reaching the age of 75, except in special circumstances specifically approved by our Board. In light of the robust process described above, our Board believes our nominees’

skills, expertise, and experience and their mix of qualifications and attributes strengthen our Board’s independent leadership and effective oversight of management.

Diverse Range of Qualifications and Skills Represented by Our Directors
Medical Technology Industry Experience	International Executive Experience	Corporate Governance

Regulatory and Compliance	Senior Leadership	Operations Management

Innovation and Technology	Risk Management	Risk Oversight

Finance and Financial Industry	Human Capital Resources	Financial Reporting
IT and Cybersecurity	Corporate Strategy	Corporate Responsibility

Our Board strives to maintain a highly independent, balanced, and diverse group of directors that collectively possesses the expertise to provide proper oversight.

BOARD OF DIRECTOR NOMINEES

Michael A. Mussallem Chief Executive Officer* and Chairman, Edwards Lifesciences Corporation Age: 70 Director Since: 2000	Edwards Board Role: • Chairman of the Board

Select Professional Experience and Highlights:
• Edwards Lifesciences Corporation
– Chairman and Chief Executive Officer, since 2000
• Baxter International Inc.
– Group Vice President, Cardiovascular businesses, from 1994 to 2000
– Group Vice President, Biopharmaceutical business, from 1998 to 2000
 – Held a variety of positions with increasing responsibility in engineering and product development, from 1979 to 1994
• Advanced Medical Technology Association (AdvaMed)
– Member of the Board, since 2001
– Member of the Executive Committee, since 2006
– Chairman, from 2008 to 2010
• University of California, Irvine Foundation
– Member of the Board of Trustees, since 2008
• Leonard D. Schaeffer Center for Health Policy & Economics at the University of Southern California
– Advisory Member of the Board, since 2014
• Rose-Hulman Institute of Technology
– Member of the Board of Trustees, since 2017
• CEO Leadership Alliance
– Vice Chairman, since 2017
• Elected as a member of the National Academy of Engineering, 2022
* As previously disclosed, Mr. Mussallem will retire from his position as Chief Executive Officer of the Company at the Annual Meeting.

• Forum for Corporate Directors Hall of Fame
• University of California Irvine Medal Award
• The Phoenix Conference Lifetime Achievement Award
• WomenHeart Excellence in Corporate Leadership Wenger Award

Select Skills and Qualifications:
Mr. Mussallem has extensive knowledge of, and deep expertise in, the medical technology industry, and of the people, operations, processes and products of the Company in particular. He has built an over 40-year career with the Company and its predecessor from which he has developed experiences and expertise in a wide range of areas, including innovation and technology, risk management and oversight, operations management, corporate strategy, and corporate governance. In addition, in his roles with AdvaMed and other healthcare-related organizations, he has become a recognized leader in the medical technology industry, making important contributions to healthcare policy discussions in California, the United States and the key global markets that the Company serves. These experiences have established relationships, which are helpful in developing our Board’s strategic perspective, and enhanced his leadership of the Company and contributions to our Board.

Martha H. Marsh Retired President and CEO, Stanford Hospital & Clinics Age: 74 Director Since: 2015	Edwards Board Roles: • Lead Independent Director • Compensation and Governance Committee Member

Other Current Public Company Directorships:
• AMN Healthcare Services, Inc., since 2010
– Chair of the Compensation Committee, since 2012
– Member of the Compensation Committee, since 2010
– Member of the Corporate Governance Committee, from 2010 to 2019

Other Public Company Directorships Previously Held:
• Owens & Minor, Inc., from 2012 to 2019
• Thoratec Corporation, from 2014 to 2015

Select Professional Experience and Highlights:
• Stanford Hospital & Clinics
– President and Chief Executive Officer, from 2002 until her retirement in 2010
• University of California Davis Medical Center
– Chief Executive Officer, from 1999 to 2002

• University of California Davis Health System
– Chief Operating Officer, from 1999 to 2002
• University of Pennsylvania Health System
– Senior Vice President for Professional Services and Managed Care, from 1996 to 1998
– Vice President for Managed Care, from 1994 to 1996

Select Skills and Qualifications:
Ms. Marsh’s experience of more than 30 years in an increasingly complex and evolving healthcare system as a president and chief executive officer, combined with years of board experience that includes corporate governance chairmanships, provide a unique perspective as our Board considers the execution of our patient-focused innovation strategy. In her role as the Lead Independent Director, Ms. Marsh has been invaluable in partnering with the Chairman and representing the viewpoints and perspectives of our independent directors. She has also been instrumental as a member of the engagement team, communicating with shareholders regarding the Company, including board structure, governance, compensation and sustainability topics.

Kieran T. Gallahue Former Chairman and CEO, CareFusion Corporation Age: 59 Director Since: 2015	Edwards Board Role: • Audit Committee Member

Other Current Public Company Directorships:
• Envista Holdings Corporation, since 2019
– Chair of the Nominating and Governance Committee, since 2019

Other Public Company Directorships Previously Held:
• Arena Pharmaceuticals, Inc., from 2018 to 2022
– Member of the Audit Committee, from 2018 to 2022
• Intersect ENT, Inc., from 2015 to 2022
– Chairman of the Board, from 2020 to 2022
– Member of the Audit Committee, from 2015 to 2022
• CareFusion Corporation, from 2011 to 2015
• Volcano Corporation, from 2007 to 2015
• ResMed, Inc., from 2008 to 2011

Select Professional Experience and Highlights:
• CareFusion Corporation, a global medical technology company (acquired by Becton, Dickinson and Company in March 2015)
– Chairman and Chief Executive Officer, from 2011 until his retirement in 2015
• ResMed, Inc.
– Chief Executive Officer, from 2008 to 2011
– President, from 2004 to 2011
– President and Chief Operating Officer, Americas, from 2003 to 2004

• Nanogen, Inc.
– Various positions, including President and Chief Financial Officer, from 1998 to 2002
• Prior to 1998, various marketing, sales, and financial positions within Instrumentation Laboratory, the Procter & Gamble Company, and the General Electric Company
• Served on the Board and Executive Committee, and as Chairman of the International Committee and Treasurer of Advanced Medical Technology Association (AdvaMed)

Select Skills and Qualifications:
Mr. Gallahue provides valuable insights and direction to our Board gained through extensive executive management experience at medical technology companies. His leadership roles on other public company boards and committees and prior experience as a public company chief financial officer also enable him to contribute informed financial and accounting perspectives to our Board and Audit Committee. Throughout his career, Mr. Gallahue has gained expertise and experience in areas that we believe are important to the success of our Company as we execute on our patient-focused innovation strategy, including experience in the medical technology industry, as a senior executive managing global operations, risk management and oversight, marketing and corporate strategy.

Leslie S. Heisz Former Managing Director, Lazard Frères & Co Age: 62 Director Since: 2016	Edwards Board Role: • Chair of the Audit Committee

Other Current Public Company Directorships:
• Public Storage, Independent Trustee, since 2017
– Member of the Audit Committee, from 2017 to 2020
– Member of the Nominating, Governance and Sustainability Committee, since 2017
– Member of the Long-Term Planning Committee, from 2020 to 2021
• Capital Group/American Funds
– American Funds ETF board, since 2021 (Audit Committee Chair, member of Contracts and Nominating Committees)
– American Funds AFIS/FoF/Fixed Income boards, since 2022 (Member of Fixed Income Review, Audit and Contracts Committees)
– Private Client Services mutual fund board, from 2019-2022, Member of the Audit Committee, from 2019-2022, and Chair, from 2021-2022

Other Public Company Directorships Previously Held:
• Towers Watson & Co., from 2012 to 2016
• HCC Insurance Holdings, Inc., from 2010 to 2014

Select Professional Experience and Highlights:
• Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc., since 2015
– Member of the Audit and Compliance Committee, since 2015
– Member of the Finance Committee, since 2018
– Member of the Governance and Community Health Committees, from 2015 to 2017

• Lazard Freres & Co., from 2003 to 2010
– Senior Advisor and Managing Director
• Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.), Mergers & Acquisitions and Corporate Finance, from 1995 to 2002
– Director and Managing Director
• Salomon Brothers Inc., from 1987 to 1995
– Associate and Vice President, Corporate Finance
• PricewaterhouseCoopers LLP, from 1982 to 1986
– Staff Consultant and Senior Consultant
• National Association of Corporate Directors’ Directorship 100 Award

Select Skills and Qualifications:
Ms. Heisz’s career in the banking industry, in-depth knowledge of capital markets, and previous public company board and audit committee experience enhances our Board’s ability to effectively oversee financial reporting, enterprise and operational risk management, as well as corporate finance, tax, treasury, and governance matters. Serving as a director for global companies and having led a global team, Ms. Heisz also brings with her international experience as well as experience in areas including finance and the financial industry, mergers and acquisitions in addition to regulatory and compliance. Ms. Heisz’s many years of experience as a senior executive and board member has demonstrated invaluable contributions as not only a member of the Board but also in her leadership as Chairperson of the Audit Committee.

Paul A. LaViolette Managing Partner and COO, SV Health Investors LLC Age: 65 Director since: 2020	Edwards Board Role: • Compensation and Governance Committee Member

Other Public Company Directorships Previously Held:
• Misonix, Inc., from 2019 to 2021
• Asensus Surgical, Inc. (formerly known as TransEnterix, Inc.), from 2014 to 2021
• Thoratec, from 2009 to 2015

Select Professional Experience and Highlights:
• SV Health Investors LLC, a specialist healthcare fund management company, since 2009
– Managing Partner and Chief Operating Officer, since 2014
• Advanced Medical Technology Association (AdvaMed), from 1998 to 2008
• Boston Scientific Corporation, from 1994 to 2008
– Various executive positions, including serving as Chief Operating Officer, from 2004 to 2008
• C.R. Bard Inc., from 1984 to 1993
– Various marketing and general management positions

• Kendall, Inc., from 1980 to 1984
– Various marketing positions
• Medical Device Manufacturers Association
– Chairman of the Board, from 2016 to 2019
• Innovation Advisory Board for the Mass General Brigham Health System
– Chairman of the Board, since 2015

Select Skills and Qualifications:
As a result of his over 40 years in the medical technology industry, Mr. LaViolette brings extensive global executive experience. His many years of working with large, global organizations and start-ups, which he continues to do today, provides him with a unique perspective on strategy and innovation as well as corporate development. Mr. LaViolette also has experience in many other areas, including operations management, human capital resources, marketing and communications, corporate strategy and corporate governance. In addition, Mr. LaViolette’s service on other boards, including numerous chairmanships, has enabled him to be a valuable contributor, offering astute insight in the strategic discussions at our Board and Compensation and Governance Committee meetings.

Steven R. Loranger Former Chairman, President and CEO ITT Corporation Age: 71 Director Since: 2016	Edwards Board Role: • Audit Committee Member

Other Current Public Company Directorships:
• Xylem Inc., since 2011
– Member of the Leadership Development and Compensation Committee, since 2018
– Chair of the Finance and Technology Committee, since 2017
– Member of the Audit Committee, from 2011 to 2018
– Member of the Nominating and Governance Committee, from 2011 to 2017, Chair since 2023

Other Public Company Directorships Previously Held:
• FedEx Corporation, from 2006 to 2014
• ITT Exelis, Inc., from 2011 to 2013

Select Professional Experience and Highlights:
• Xylem Inc., a global water technology provider
 – Interim Chief Executive Officer and President, from 2013 until his retirement in 2014
• ITT Corporation
– Chairman, President and Chief Executive Officer, from 2004 to 2011

• Textron, Inc.
– Executive Vice President and Chief Operating Officer, from 2002 to 2004
• Honeywell International Inc. and its predecessor company, AlliedSignal, Inc.
– Various executive positions, including serving as President and Chief Executive Officer of its Engines, Systems and Services businesses, from 1981 to 2002

Select Skills and Qualifications:
Mr. Loranger is a seasoned executive with global manufacturing and operational experience in highly regulated, high-tech industries. His decades of experience leading large, global innovation-focused corporations with intensive data privacy components is particularly valuable to our Board. Through his many years of experience as an international executive and as a member of other public company boards, Mr. Loranger also brings expertise and experience in many other critical areas for our Company, including operations management, financial reporting, finance and the financial industry, innovations and technology and corporate strategy. His expertise in risk management and oversight as well as cybersecurity and information technology has allowed for engaged contributions to the Board and the Audit Committee.

Ramona Sequeira President, Global Portfolio Division, Takeda Pharmaceuticals USA, Inc. Age: 57 Director Since: 2020	Edwards Board Role: • Audit Committee Member

Select Professional Experience and Highlights:
• Takeda Pharmaceuticals USA, Inc., a biopharmaceutical company, since 2015
 – President, Global Portfolio Division, since 2022
 – Chair of the Commercialization and Launch Committee, since 2020
 – President of the U.S. Business Unit and Global Portfolio Commercialization, since 2020
– President, from 2015 to 2020
– Business Review Committee and Co-Chair of Pipeline Review Committee, since 2015
• Pharmaceutical Research and Manufacturers of America (PhRMA), since 2015
– Chair of the Board, since 2021, and member, since 2015
– Vice Chair, 2020
– Treasurer, 2019
• Eli Lilly & Company
– Vice President – Lilly USA, from 2013 to 2015
– General Manager, UK/Northern Europe, from 2010 to 2012
– Vice President, Sales – Lilly Canada, from 2005 to 2009
– Associate Director, Neuroscience Marketing, from 2003 to 2005

• Member of the Board of Trustees for Harvey Mudd College, since 2020

Select Skills and Qualifications:
Ms. Sequeira has over 25 years of experience in the pharmaceutical industry through her work with Takeda and, prior to that, with Eli Lilly. She currently leads Takeda’s Global Portfolio Division, and, in this role, she oversees roughly 11,000 employees across Takeda's global Vaccines business including manufacturing, research and development and commercial; the Global Commercial and Medical organizations, and all of Takeda's markets across Europe and Canada, Growth and Emerging Markets, and China. Her experience in leadership roles in multiple markets, across cultures and within different healthcare systems where she has successfully launched products, transformed businesses, and delivered sustainable growth is particularly valuable for our global business. In addition, throughout her career, she has developed experience in other areas, including finance and mergers and acquisitions, innovation and technology, risk management and oversight, artificial intelligence and data, corporate responsibility, sustainability and human capital resources, all of which allow her to provide valuable contributions to our Board and the Audit Committee. Ms. Sequeira’s industry experience with pharmaceutical innovation and patient access provides important expertise to our Board as Edwards executes on its patient-focused innovation strategy.

Nicholas J. Valeriani Former CEO, West Health Institute Former EVP, Johnson & Johnson Age: 66 Director Since: 2014	Edwards Board Role: • Chair of Compensation and Governance Committee

Other Current Public Company Directorships:
• Surgalign Holdings, Inc. (formerly known as RTI Surgical Holdings, Inc.)
– Chair of the Compensation Committee, since 2019 and Member, since 2016
– Member of the Nominating and Governance Committee, since 2019
– Member of the Sciences and Technology Committee, from 2016 to 2020

Other Public Company Directorships Previously Held:
• Roka Bioscience, Inc., from 2015 to 2018

Select Professional Experience and Highlights:
• Gary and Mary West Health Institute, an independent, nonprofit medical research organization that works to create new, more effective ways of delivering care at lower costs
– Chief Executive Officer, from 2012 until his retirement in 2015
• Johnson & Johnson
– Company Group Chairman, Ortho Clinical Diagnostics, from 2009 to 2012
– Member of the Executive Committee
– Vice President, Office of Strategy and Growth, from 2007 to 2009
– Served 34 years in key positions, including Worldwide Chairman, Medical Devices and Diagnostics, and Corporate Vice President, Human Resources

• Member of the Boards of the Gary and Mary West Health Institute and the Gary and Mary West Health Policy Center, since 2012
• Member of the Board of AgNovos Healthcare, LLC, since 2016
• Member of the Board of SPR Therapeutics, Inc., since 2018
• Served on the Boards of the Robert Wood Johnson University Hospital, from 2008 to 2016, and the Center for Medical Interoperability, from 2013 to 2015

Select Skills and Qualifications:
With 40 years of medical technology industry experience in a large and complex global company and experience directing corporate strategy, Mr. Valeriani provides critical perspectives to our Board’s oversight of the development of our patient-focused innovation strategy and assessment of future business investments and opportunities. His deep operational experience provides invaluable insights to our Board. In addition, through his professional career as well as his service on other public company boards, Mr. Valeriani has extensive experience in human capital resources at a global company which enables him to contribute valuable perspectives and provide strong leadership and direction as the Chairperson of our Board’s Compensation and Governance Committee.

Bernard J. Zovighian President and incoming CEO, Edwards Lifesciences Corporation Age: 55 Director Since: Nominated	Edwards Board Roles: • Board Member

Select Professional Experience and Highlights:
• Edwards Lifesciences Corporation, since 2015
– Chief Executive Officer, expected May 2023
– President, since January 2023
– Corporate Vice President, Transcatheter Mitral and Tricuspid Therapies (TMTT), from January 2018 to January 2023
– Vice President then Corporate Vice President, Surgical Structural Heart, from 2015 to January 2018
• Johnson & Johnson
– Held a variety of roles with increasing levels of responsibility for nearly 20 years, in roles such as regional leadership outside of the United States and Worldwide President of Sterilization & Infection preventions division

Select Skills and Qualifications:
Mr. Zovighian has a nearly 30-year career in medical technology, including 12 years leading three different global businesses across two world-class medical technology companies. He has lived in several countries and, as a senior leader, led teams globally and blends this global mindset and a team-based approach to leadership with his strengths in strategy development, the innovation and adoption of disruptive technologies that elevate the standard of care and establishing trusted partnerships. As the global leader for TMTT at Edwards the last five years, Mr. Zovighian established a global organization focused on developing and delivering a portfolio of therapies designed to change the standard of care for mitral and tricuspid patients.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Our Company and our Board take seriously our commitment to good corporate governance. We believe the regular review of our corporate governance practices with current issues and trends in mind, the discussions we hold with our stockholders and advisors, and the practice enhancements we consider as a result help us to compete more effectively, sustain our successes and build long-term value for our stockholders.

Active Stockholder Engagement Program.    Our Board and management are committed to engaging with Edwards’ stockholders and incorporating feedback into their decision-making processes. Throughout the year, our CEO, CFO and Senior Vice President of Investor Relations meet, by phone and in-person, with current and prospective stockholders to discuss Edwards’ strategy, business and financial results. Our CFO, Corporate Secretary, and Senior Vice President of Investor Relations, and our Lead Independent Director, when appropriate, engage stockholders to solicit their views and feedback on issues that matter most to our stockholders, including, among other things, corporate governance, compensation, sustainability, corporate social responsibility, human capital management, diversity, inclusion and belonging, succession planning, and other related matters. Stockholder feedback is shared with our Board and its committees, which enhances our corporate governance practices, facilitates future dialogue between stockholders and our Board and provides additional transparency to our stockholders. Since the 2022 annual meeting of stockholders, we contacted our top stockholders representing approximately 55% of our outstanding shares and engaged with stockholders representing approximately 33% of our outstanding shares. In this engagement, we received feedback from stockholders on a range of topics including corporate governance, executive compensation, and corporate social responsibility.
Over time, we have amended our Charter and Bylaws to adopt various stockholder rights or taken other actions to align our corporate governance practices with our stockholders’ interests.

Topic	Action Taken in Response to Stockholder Feedback

Lead Independent Director Responsibilities	• Expanded the role of the Presiding Director position, and, in light of the additional responsibilities, designated the position, Lead Independent Director
Right to Call Special Meetings
• Amended our Bylaws to permit stockholders to call a special meeting

• In response to a non-binding stockholder proposal requesting the right to act by written consent, engaged with stockholders representing over 50% of shares then outstanding to better understand investor views and, in response to feedback received, reduced the minimum ownership threshold to call a special meeting from 25% to 15%

Proxy Access	• Amended our Bylaws to provide for proxy access at 3% and 3-year ownership and holding period duration thresholds
Disclosure of EEO-1 Data	• Disclosed our EEO-1 data and relevant infographics on our website
Declassified Board	• Amended our Charter to eliminate the classified board
No Supermajority Voting	• Amended our Charter to eliminate supermajority voting
Poison Pill	• Did not renew poison pill when it expired in March 2010
Majority Voting in Director Elections	• Amended our Bylaws to provide for majority voting in uncontested director elections

Director Independence.    Under the corporate governance rules of the New York Stock Exchange (“NYSE”), a majority of the members of our Board must satisfy the NYSE criteria for independence. No director qualifies as independent unless our Board affirmatively determines that the director has no material relationship with our Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with our Company). After review of information supplied in the director questionnaires that are provided on an annual basis, our Board has determined that each of Mr. Gallahue, Ms. Heisz, Mr. LaViolette, Mr. Loranger, Ms. Marsh, Ms. Sequeira and Mr. Valeriani, the nominees for election at the Annual Meeting, is independent under the NYSE rules. Mr. Mussallem and Mr. Zovighian are not independent as a result of their employment as executive officers of our Company.
In assessing the directors’ independence, our Board took into account certain relationships involving Mr. LaViolette and each of Corvia Medical, Inc. and Endotronix, Inc. (entities in which our Company currently has investments). Our Board considered (i) Mr. LaViolette’s position as the chairman of the board of Corvia Medical and his less than 1% interest in Corvia Medical, Inc., and (ii) Mr. LaViolette’s position as chairman of the board of Endotronix, Inc., and his position as Managing Partner and Chief Operating Officer of SV Health Investors, LLC, which has a less than 10% investment interest in Endotronix, Inc., and concluded that the foregoing did not impair Mr. LaViolette’s independence.

Corporate Governance Guidelines.    Our Board has adopted a set of Corporate Governance Guidelines to assist our Board and its committees in performing their duties and serving the best interests of our Company and its stockholders. The Corporate Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of our Board, director access to management and independent advisors, director compensation, director orientation and continuing education, risk oversight, succession planning, recoupment of performance-based compensation and the annual evaluations of our Board. Our Corporate Governance Guidelines are available on our website at www.edwards.com under “Investors—Governance & Sustainability—Governance—Governance Documents.”

Board Leadership Structure.    Our Board appreciates the importance of having an active, engaged and independent Board. The independent directors, under the leadership of our Lead Independent Director, evaluate our Board’s overall leadership structure at least on an annual basis to ensure that the approach provides independent oversight of our Company and serves the best interests of stockholders. In addition, our Compensation and Governance Committee annually reviews and evaluates our Board’s committee membership and recommends changes to our Board in the number, authority, and duties of our committees as well as any recommended changes in the leadership and membership of our committees. Our Compensation and Governance Committee considers input from the full Board, including the Chairman of the Board and our Lead Independent Director, in making its recommendations.

Our Board evaluates its leadership structure in accordance with our Company’s developing needs and circumstances, including Board dynamics, management structure and current Company business and financial performance considerations. Our Board believes that flexibility to choose separated or combined Chief Executive Officer and Chairman roles based on these needs and circumstances is a critical decision that must be made by our Board, which is best positioned to make such a decision, informed by its regular discussions on succession as well as its knowledge of our Company and the skills, experience and relationships among directors and having thoughtfully considered all of the relevant facts and circumstances.

Under our current model, which has been in place for the past 23 years, Mr. Mussallem, our current Chief Executive Officer until the Annual Meeting, also serves as the Chairman of the Board; in addition, since 2003, one of our independent directors has served as the presiding director of our non-management directors. The responsibilities of our presiding director position have expanded since that time and, in 2019, we formally designated this position as our Lead Independent Director. Ms. Marsh, one of our independent directors, currently serves as our Lead Independent Director, and has the responsibilities further described below. We believe this leadership structure contributed to tremendous shareholder value creation at our Company, outperforming the S&P 500 and our peer index, and growing Edwards’ market capitalization from $961.5 million to $50,375.9 million (from March 27, 2000 to February 1, 2023, respectively), which is an increase of 5,140%. Our current Chairman and Chief Executive Officer is seen by our stakeholders, including our customers, physicians, business partners, investors and others, as providing strong leadership for our Company in our industry and the communities we serve.

Effective at the Annual Meeting, Mr. Bernard J. Zovighian, our Company’s current President, will succeed Mr. Mussallem as Chief Executive Officer and will also become a member of our Board. In connection with the planned succession, our Board has determined it is appropriate to separate the Chief Executive Officer and Chairman roles. With Mr. Mussallem serving as non-executive Chairman of the Board following his retirement as Chief Executive Officer. Because Mr. Mussallem will not be considered an independent director following his retirement, the independent directors of our Board have determined that Ms. Marsh will continue to serve as our Lead Independent Director. All of the foregoing changes expected to occur in conjunction with the Annual Meeting are contingent on the named directors being elected at the Annual Meeting.

Our Board believes that, under these circumstances, separating the Chief Executive Officer and Chairman roles will allow the Company to leverage Mr. Mussallem’s extensive knowledge of the Company and the medical technology industry, while transitioning management of the Company’s strategic initiatives and business and operating plans to Mr. Zovighian.

Our directors are well-engaged in their responsibilities, regularly contribute and express their views, challenge the Chief Executive Officer and management with alternate considerations, and are open to the opinions expressed by other directors. Ms. Marsh’s continuation as our Lead Independent Director—even while the Chief Executive Officer and Chairman of the Board positions are separate—will facilitate open communication by our independent directors and safeguard the continued independent oversight of our Company by our Board.

Lead Independent Director’s Role and Responsibilities.    Our Lead Independent Director plays an important role in maintaining effective independent oversight of our Company. Our Corporate Governance Guidelines provide that if our Chairman is not independent, our independent directors shall annually select an independent director to serve as the Lead Independent Director. Each year, the Lead Independent Director’s performance is assessed. As part of this review, our Compensation and Governance Committee evaluates the criteria for nominees for the Lead Independent Director role and assesses any necessary changes. In selecting the Lead Independent Director, our Compensation and Governance Committee considers relevant leadership, operational and corporate governance experience, relationships with other Board members and external commitments. In addition, the Lead Independent Director is expected to have a thorough understanding of our Company’s business operations and history.

As described above, Ms. Marsh is currently designated as the Lead Independent Director and is expected to continue in that role if elected as a director at the Annual Meeting. In her role as Lead Independent Director, Ms. Marsh presides at the executive sessions of our Board and also represents our Company from time to time in communications with our stockholders and other stakeholders. For example, Ms. Marsh participates in our engagement outreach calls with our stockholders to discuss a variety of topics, including compensation, governance, and sustainability. In addition, when our Board visits with clinicians and patients, Ms. Marsh is oftentimes asked to speak on behalf of the entire Board.
In addition, in discharging responsibilities under our Corporate Governance Guidelines, the Lead Independent Director:
•    reviews and approves Board meeting agendas and relevant information provided to our Board;

•    reviews and approves Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;
•    serves as a liaison between the independent directors and the Chairman and other members of management;
•    coordinates the activities of the independent directors, including calling meetings of the independent directors as necessary and appropriate to address their responsibilities;
•    provides advice and counsel to the Chairman and the Chief Executive Officer; and
• consults and directly communicates with major stockholders and other stakeholders on behalf of our Board, as appropriate, including participation in our Company’s stockholder outreach efforts.

While our Board as a whole works together to oversee management’s execution of our Company’s operations, our Company’s risk exposure and risk management plans, and our Company’s overall strategic direction, the Lead Independent Director, who applies her many years of board governance experience, works closely with the Chairman of the Board and takes action as determined necessary or appropriate to ensure there is critical independent oversight in these key areas of focus. These additional actions include, but are not limited to:
•requesting information from management,
•proposing executive sessions of the independent directors,
•proposing separate meetings of our Board,
•proposing meetings with individual members of our Board or of management, and
•collaborating with the Chairman in suggesting agenda items to be presented by management or actions to be taken by our Board in response to information obtained from management, the independent directors and other stakeholders.

Further, to ensure independent oversight of our Board, our Corporate Governance Guidelines provide that a substantial majority of our Board and all members of our Audit Committee and Compensation and Governance Committee will be independent under the applicable rules of the NYSE. All members of our Board, other than our Chief Executive Officer and Chairman, are independent. In order to assure that the independent directors are not inappropriately influenced by management, the independent directors meet in executive sessions led by our Lead Independent Director, without management, in conjunction with each regularly scheduled meeting of our Board and each committee, and otherwise as deemed necessary by the Lead Independent Director or our other independent directors. These executive sessions allow independent directors to speak candidly on any matter of interest, without our Chairman, Chief Executive Officer or other members of management present.
Risk Oversight.    Effective risk oversight is a priority for our Board. Its role includes understanding the critical risks in the business, including the severity and immediacy of such risks, allocating the responsibilities for risk oversight among the full Board and its committees, evaluating our Company’s risk management processes and facilitating open communication between management and our directors.

While our Board oversees risk management, our Company’s management is charged with managing risk and bringing to our Board’s attention emerging risks as well as discussing the status of the long-term risks facing our Company. Our strategic planning processes are designed to facilitate the identification and management of such risks and ensure regular communication with our Board and its committees. Our Board, with independent leadership from the Lead Independent Director and working through its committees, proactively participates in the oversight of management’s actions. At each regularly scheduled Board meeting, and at least once per quarter, our Company’s management provides the full Board with an analysis and assessment of the key risks facing our Company. Our Lead Independent Director and the Chairpersons of our two committees review and approve the agendas for, and information provided in, such meetings, and, after consulting with the Chairman of our Board, may call for additional meetings or executive sessions of our Board or its committees to discuss risk-related topics as they may, individually or collectively, determine necessary or appropriate. Our Board also regularly engages with outside advisors and experts as it deems appropriate from time to time to evaluate and anticipate current key risk areas and consider strategies to respond. These advisors and experts provide valuable information, including clinicians’ perspectives, and best practices, landscape overview, industry trends and peer data in areas such as the global regulatory environment, governance, compensation, global operations and sustainability, to facilitate our Board’s fulsome review and discussion of these risk areas with the management team, which then informs action and strategy.

Additionally, our Audit Committee, the Chief Financial Officer, and the Chief Responsibility Officer (our Company’s chief compliance officer) meet at least annually, and more often as needed, to review various potential risks to our Company, including those related to financial reporting, product development, continuity of operations, regulatory compliance, succession planning, physical facilities and other topics. Our Chief Responsibility Officer reports directly to our Audit Committee and is responsible for the management of compliance risks through implementation and oversight of a comprehensive global program designed to ensure adherence to laws and regulations, including but not limited those covering anti-corruption, healthcare fraud and abuse, public procurement and antitrust. Further, the Senior Vice President of Enterprise Risk Management also reviews and discusses with the full Board potential risks related to our strategic plan in connection with an annual strategic review of our Company.

Management assesses and prioritizes risks over a seven-year time horizon using quantitative and qualitative inputs on multiple key dimensions of enterprise risk, including, among other things, (i) patient safety, (ii) business and financial metrics, (iii) operational risks (disruptive events), (iv) reputation and brand, (v) legal and regulatory, and (vi) talent and employee well- being. We consider the immediacy and severity of enterprise risks as part of our assessment process. Through our business continuity program, we have also implemented standardized plans across our global manufacturing sites, and we routinely run exercises to test readiness.

Our Board committees each play a significant role in carrying out our Board’s risk oversight function. Our Audit Committee oversees risks related to our Company’s financial statements and the financial reporting process, including our internal control over financial reporting, disclosure controls and procedures and accounting matters. In its oversight of our controls and procedures, our Audit Committee may receive reports or recommendations for the improvement of such controls and procedures from our Senior Vice President of Global Internal Audit, other members of management or our Company’s independent auditor to help mitigate risk. Our Audit Committee may engage such other advisors as it deems appropriate to assess our Company’s management of risk. It also regularly reviews our risk management processes and enterprise-wide risk management, focusing on manufacturing processes and supplier quality, product development processes and systems, continuity of our operations and regulatory compliance. Our Audit Committee also regularly reviews treasury risks (insurance, credit, debt, currency risk and hedging programs), legal and compliance risks, and other risk management functions; senior leaders of our Company present at least twice a year, and sometimes more frequently as applicable, on information technology infrastructure and cybersecurity and information security risks. In addition, our Audit Committee regularly reviews the corporate compliance program to assess its effectiveness at identifying and managing compliance risks, including but not limited to mechanisms and channels for compliance concerns to be reported. Our Audit Committee periodically receives reports on, and discusses, the risk management and escalation process, and reviews significant risks and exposures identified by management, the internal auditors, or the independent public accountants, including the steps management has taken to monitor and control such risks and exposures.
Our Compensation and Governance Committee considers risks related to succession planning, human capital management, including diversity, inclusion and belonging, the attraction and retention of talent, and risks relating to the design of compensation programs and arrangements. As part of its normal review of these risks, our Compensation and Governance Committee considers our Company’s compensation policies and practices to determine if their structure or implementation provides incentives to employees to take unnecessary or inappropriate risks that could have a material adverse effect on our Company. Our Compensation and Governance Committee also reviews compensation and benefits plans affecting employees, in addition to those applicable to executive officers. Our Compensation and Governance Committee has determined that the implementation and structure of the compensation policies and practices do not encourage unnecessary and inappropriate risks that could have a material adverse effect on our Company. Our Compensation and Governance Committee further determined that our Company’s compensation programs and practices appropriately encourage employees to maintain a strong balance sheet, improve operating performance and create value for stockholders, without encouraging unreasonable or unrestricted risks. In making these determinations, our Compensation and Governance Committee considered the views of our Company’s compensation staff, legal counsel and internal audit team, as well as its Compensation Consultant (as defined below). In addition, our Compensation and Governance Committee oversees risks associated with our Company’s political activities and expenditures, as well as risks related to corporate social responsibility principles, programs and practices, including environmental and social affairs. Moreover, our Compensation and Governance Committee oversees our Company’s program for engaging with stockholders on corporate governance and other matters relating to meetings of the Company’s stockholders.

Each committee reports regularly to the full Board on its activities. Our Board believes its choice of leadership structure as described under “Board Leadership Structure” above, facilitates effective risk oversight by our Board by ensuring independent director review, led by our Lead Independent Director and working through our independent Board committees, of key risk areas and management’s risk management actions and priorities. We further believe that Mr. Mussallem, in his role as non-executive Chairman of the Board following the Annual Meeting, will be instrumental in guiding our independent directors’ understanding of the most critical risks facing our Company and in helping them challenge members of management to reinforce the effectiveness of the Company’s enterprise risk management.
Meetings of our Board.    During the year ended December 31, 2022, our Board held nine meetings. Each director attended 100% of the total of all meetings of our Board and any applicable committee held during the period of his or her tenure in 2022.
Our Company encourages, but does not require, our directors to attend our annual meetings of stockholders. All of our then-current directors attended our 2022 annual meeting of stockholders.

Board Composition.    The current Board size is fixed at eight directors and will be increased to nine directors immediately prior to the Annual Meeting in connection with the proposed election of the nine director nominees named in this Proxy Statement, including Bernard J. Zovighian, who will succeed Mike Mussallem as our Chief Executive Officer effective as of the Annual Meeting.

Our Board regularly assesses its composition, including in connection with our Board evaluation process, as further described above in “Identification and Evaluation of Director Candidates.” The ages of our director nominees range from 55 to 74, with an average age of approximately 64. We believe in a balanced approach to director tenure that allows our Board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our business. For our nominees, lengths of service on our Board range from 0 years to approximately 23 years, with an average tenure of approximately 8 years. In addition, 33.3% of our nominees are female, and 22% of our nominees are ethnically or racially diverse. None of the nominees currently serve on the boards of directors of more than two other public companies.
Committees of our Board.    To facilitate independent director review, and to make the most effective use of the directors’ time and capabilities, we have established our Audit Committee and our Compensation and Governance Committee. Our Board is permitted to establish other committees from time to time as it deems appropriate.
Audit Committee

Audit Committee Membership
Leslie S. Heisz, Chair
Kieran T. Gallahue
Steven R. Loranger
Ramona Sequeira
Key Highlights.
•    Our Board has determined that each member of our Audit Committee is “independent,” “financially literate,” and an “audit committee financial expert” under applicable rules of the NYSE and the SEC.
•    Our Audit Committee held nine meetings in 2022.
Purpose.    Our Audit Committee assists our Board in fulfilling its oversight responsibilities relating to, among other things:
•    the integrity of our Company’s financial statements;
•    compliance with legal and regulatory requirements;
•    monitoring the independent registered public accounting firm’s qualifications, performance and independence;
•    the performance of our Company’s internal audit function;
•    our Company’s investment and hedging activities; and
•    enterprise-wide risks and management practices related to those risks, including, but not limited to, manufacturing processes and supplier quality, product development processes and systems, continuity of our operations and information technology infrastructure and cybersecurity and information security risks.

Our Company has a full-time internal audit function that reports to our Audit Committee and the CFO, and is responsible for, among other things, objectively reviewing and evaluating the adequacy, effectiveness and quality of our Company’s system of internal controls. Our Company also has a Chief Responsibility Officer who manages our Company’s ethics and compliance programs and reports directly to our Audit Committee.
Our Audit Committee appoints, retains, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm and inquiries into the effectiveness of our Company’s accounting and internal control functions. Our Audit Committee also assists our Board in establishing and monitoring ethics and compliance with the Global Business Practice Standards of our Company. Our Company’s Global Business Practice Standards are posted on our website at www.edwards.com under “About Us—Corporate Responsibility.” Our Audit Committee also reviews, with management and the independent registered public accounting firm, our Company’s policies and procedures with respect to risk assessment and risk management and reviews and approves or ratifies any related party transactions, as described under “Other Matters and Business—Related Persons Transactions” below.
The full responsibilities of our Audit Committee are included in its written charter, which is posted on our website at www.edwards.com under “Investors—Governance & Sustainability—Governance—Governance Documents.”

Compensation and Governance Committee

Compensation and Governance Committee Membership
Nicholas J. Valeriani, Chair
Paul A. LaViolette
Martha H. Marsh

Key Highlights.
•    Our Board has determined that each member of our Compensation and Governance Committee is “independent” under the rules of the NYSE and a “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•    Our Compensation and Governance Committee held five meetings in 2022.
Purpose.    Our Compensation and Governance Committee’s responsibilities include, among other things:
•    determining the compensation of executive officers and recommending to our Board the compensation of directors who are not employed by us or any of our subsidiaries (“non-employee directors”);
•    overseeing management of succession planning, attraction and retention of talent, and risks related to the design of executive compensation programs and arrangements;
•    developing and recommending to our Board corporate governance guidelines for our Company;
•    identifying, evaluating and recommending individuals qualified to be directors to the Board;
•    overseeing the evaluation of our Board and management;
•    overseeing our Company’s principles, programs and practices on sustainability topics, including environmental and social affairs; and
•    overseeing our Company’s program for engaging with stockholders on corporate governance and other matters relating to meetings of our Company’s stockholders.
In making its decisions regarding compensation of our NEOs (other than our CEO), our Compensation and Governance Committee considers recommendations provided by our CEO and Corporate Vice President of Human Resources, as further described under “Compensation Discussion and Analysis—Compensation Process” below. Our Compensation and Governance Committee has also delegated to (i) our CEO the authority to grant stock options or other equity awards to eligible employees who are not executive officers, and (ii) the Administrative and Investment Committee the administrative and fiduciary functions related to our Company’s employee benefit plans, including the review of funding and investment of plan funds, and the authority to approve amendments to the plans, appoint trustees and enter into trust agreements.
In 2022, our Compensation and Governance Committee retained the services of Semler Brossy Consulting Group as its independent compensation consultant (“Compensation Consultant”). See “Compensation Discussion and Analysis—Independent Compensation Consultant” for additional information regarding our Compensation and Governance Committee’s engagement of its Compensation Consultant.
Our Compensation and Governance Committee also advises our Board on committee structure and membership and corporate governance matters. It evaluates the governance environment, receives feedback from management interactions with stockholders, and reviews and recommends to our Board corporate governance enhancements that are in the best interest of our Company and our stockholders.
Our Compensation and Governance Committee also oversees Edwards’ political activities, including the periodic review of its policy on political expenditures and its payments that may be used for political purposes, and receives reports regarding compliance with the policy. In addition, our Compensation and Governance Committee reviews and oversees Edwards’ principles, programs and practices on sustainability topics, including environmental and social affairs, as well as our Company’s public reporting on these topics. Reports concerning political activities and sustainability efforts and metrics are presented periodically to our Compensation and Governance Committee.
The full responsibilities of our Compensation and Governance Committee are included in its written charter, which is posted on our website at www.edwards.com under “Investors—Governance & Sustainability—Governance—Governance Documents.”

Succession Planning.    Our Board is actively engaged and involved in talent management to identify and cultivate our future leaders. At regularly scheduled Board meetings, directors discuss our Company’s leadership and talent development. Our directors also have an opportunity to meet with Company leaders, including executive officers, business group leaders and functional leaders through regular reports to our Board from senior management, technology showcases and other gatherings with management. In addition, Board members have freedom of access to all employees, and regularly make site visits to meet local management. The planned retirement of Mr. Mussallem as our Chief Executive Officer and the transition of Mr. Zovighian into the role took many months of thoughtful discussion and planning. As part of the process, both internal and external candidates were evaluated for the CEO role. Our Board, understanding the importance of this decision, was fully engaged in the process of evaluating candidates for the CEO role and selecting Mr. Zovighian as the successor to Mr. Mussallem. Our Board continues to be engaged to support a successful leadership transition.
We maintain a robust mid-year and annual performance review process for our employees, as well as many programs focused on leadership development and growth that are designed to cultivate leadership principles in our future leaders. Management develops leadership at lower levels of the organization by identifying both high potentials and key talent and exposing them to the skills and capabilities that will allow these individuals to become future leaders.
Communications with our Board of Directors.    Stockholders and other interested parties who desire to contact any member of our Board, including the Lead Independent Director or the non-management members of our Board as a group, may write to any member or members of our Board at: Board of Directors, c/o Corporate Secretary, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Communications will be received by the Corporate Secretary of our Company and, after initial review and determination of the nature and appropriateness of such communications, will be distributed to the appropriate members of our Board depending on the facts and circumstances described in the communication.

CORPORATE SOCIAL RESPONSIBILITY
At Edwards, our commitment to corporate responsibility and sustainability is foundational, and expressed in the words of our Credo: “Through our actions, we will become trusted partners with customers, colleagues and patients – creating a community unified in its mission to improve the quality of life around the world. Our results will benefit customers, patients, employees, and shareholders.” Our Compensation and Governance Committee maintains formal oversight responsibilities for our Sustainability program, with regular discussions at meetings of the full Board.

Board Oversight Over Environmental, Sustainability, and Corporate Social Responsibility
 Our Board has designed robust internal processes to oversee our
Company’s sustainability principles, strategies, and initiatives.

Edwards’ Sustainability Report discusses our programs and practices that are designed to promote ethical business practices, good corporate governance, and the well-being and health of the environment, our employees, and the communities in which we live and work. We continue to align our sustainability efforts with our Credo and Aspirations and patient-focused innovation strategy. In 2022, we further integrated sustainability factors into our strategic planning process so that future sustainability goals may be more closely aligned with our business strategy, Credo and Aspirations. Our team continues to assess and report progress on our goals annually, and has organized its structure within Edwards to further align sustainability initiatives to Edwards’ corporate strategy and overall goals.

We were recognized by numerous organizations for our sustainability practices in 2022, some of which are highlighted below:
•    For the third consecutive year, Edwards appeared on Barron’s fifth annual list of the 100 Most Sustainable Companies in the United States. Significant performance indicators included increased efforts to mitigate our impact on the environment, as well as initiatives undertaken to bolster employee welfare, community health and customer satisfaction.
•    Edwards was named as one of the Management Top 250 by the Wall Street Journal in partnership with the Drucker Institute for the sixth year in a row—listed #87 out of 902 companies ranked according to their overall effectiveness of “doing the right things well.” The evaluation aims to recognize firms that are particularly good at balancing a wide range of competing management priorities. Edwards achieved high marks in all five dimensions of corporate performance: Customer Satisfaction, Employee Engagement and Development, Innovation, Social Responsibility and Financial Strength.
•    For the second consecutive year, Edwards was recognized as one of the World’s Top Female-Friendly Companies. Forbes ranked Edwards #156 out of 400 companies included in the list. Forbes’ partner, Statista, surveyed 85,000 women in 36 countries. Honorees were selected in part due to their competitive pay and strong career advancement opportunities, along with flexible work arrangements, which are considered critical to correct gender inequities. They also assessed female representation at the executive and board levels.
•    Edwards was again a constituent of the DJSI ESG World and North America Indices—the Dow Jones Sustainability World index tracks the performance of the top 10% of the 2,500 largest companies in the S&P Global Broad Market Index that lead the field in sustainability.

•    Edwards was recognized for its industry leadership on Environmental issues by Forbes and JUST Capital. This is an evaluation of the largest publicly traded U.S. companies, which are ranked on the issues Americans care about most, according to JUST Capital's polling of the American public.
•    For the seventh consecutive year, Edwards Lifesciences was honored as one of the World’s Most Ethical Companies® by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices. Honorees represent the individuals and leaders diligently working to build world-class programs and advance corporate cultures defined by integrity and those companies contributing to broader societal imperatives and the greater good. In 2023, 135 honorees were recognized, spanning 19 countries and 48 industries.
More details on our sustainability approach and performance can be found in our Sustainability Report posted on our website at www.edwards.com/sustainability. A complete list of recognitions can be found on our website at www.edwards.com under “Newsroom—Awards and recognitions.”

DIRECTOR COMPENSATION
Director Compensation Table – 2022
The following table presents the 2022 compensation paid or awarded to each individual who served as a nonemployee director at any time during 2022. The compensation paid to Mr. Mussallem is presented in the “Executive Compensation” disclosures beginning on page 46. Mr. Mussallem does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Mr. Gallahue	$ 85,075	$ 249,895	—	$ 334,970
Ms. Heisz	102,492	249,895	—	352,387
Mr. LaViolette	80,000	249,895	—	329,895
Mr. Loranger	85,075	249,895	—	334,970
Ms. Marsh	115,000	249,895	—	364,895
Ms. Sequeira	85,000	249,895	—	334,895
Mr. Valeriani	98,000	249,895	—	347,895
(1)    Consists of annual retainer fees and meeting fees for service as a director and a member of Board committees. Please see the section “Retainers and Fees” below. Director fees that would have been paid in cash, but, at the election of the director, converted to restricted stock or option awards are included in this “Fees Earned or Paid in Cash” column.
(2)    Amounts disclosed in these columns reflect the aggregate grant-date fair value of the restricted stock award or option award, as applicable, granted to our nonemployee directors during 2022 (excluding restricted stock and option awards granted in lieu of cash and as to which the corresponding retainer fees have been included in the “Fees Earned or Paid in Cash” column), as determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of restricted stock awards and option awards contained in Note 14 of the “Notes to Consolidated Financial Statements” in the 2022 Annual Report.
     Please see the information under “Nonemployee Directors Stock Incentive Program” and “Outstanding Nonemployee Director Equity Awards” below for the grant-date fair value of each restricted stock and option award granted to our nonemployee directors in 2022 as well as the restricted stock and option awards held by each nonemployee director at the end of 2022.
Retainers and Fees.    Nonemployee directors received the following retainers and fees in 2022:

Nonemployee Director Retainers and Fees
Annual Retainers
Nonemployee Director	$80,000
Lead Independent Director	$35,000
Audit Committee Chair	$25,000
Audit Committee Member	$5,000
Additional Meeting Fees if meetings exceed the following:	$1,500*
– 10 meetings for the Board
– 10 meetings for the Audit Committee
– 7 meetings for the Compensation and Governance Committee
Compensation and Governance Committee Chair	$18,000
*    Per meeting; meeting fees cannot be deferred.

A director may elect to receive stock options or restricted shares in lieu of the annual cash retainers as described in “Deferral Election Program” below. Meeting fees, however, cannot be deferred. Retainers are paid in advance. Directors beginning service during the year receive a prorated amount of the retainer.

Nonemployee Directors Stock Incentive Program.   In order to align the nonemployee directors’ interests more closely with the interests of our stockholders, we maintain our Nonemployee Directors Stock Incentive Program (the “2020 Nonemployee Directors Stock Incentive Program”), pursuant to which each nonemployee director receives an annual grant of options for up to 120,000 shares of our common stock, or Restricted Stock Units (“RSU”) for up to 48,000 shares of our common stock, or a combination of options and RSUs with a grant-date value established by our Compensation and Governance Committee or our Board. The annual equity award is typically granted on the day after our annual meeting. Our Board has discretion to determine whether an award will be granted to a director who joins our Board mid-year and to determine the terms and conditions of any such award. Our Compensation and Governance Committee recommends to our Board for its approval the actual amount and type of award for each year. For 2022, our Board provided that each nonemployee director in office following our 2022 annual meeting would be granted RSUs having a grant date value of $250,000, rounded to the nearest whole share.

On May 4, 2022, each nonemployee director who was serving on that date received 2,300 RSUs as an annual grant (the grant-date fair value of such award was $249,895, determined as noted in footnote 2 to the Director Compensation Table above).
These RSUs vest 100% upon the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of our Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change of control of Edwards. Once the RSUs vest, the shares must be held subject to the requirements described in “Directors’ Stock Ownership Guidelines and Holding Requirement” below.
Deferral Election Program.    In lieu of all or part of a nonemployee director’s annual cash retainer, the director may elect to receive either stock options or restricted stock awards under the 2020 Nonemployee Directors Stock Incentive Program. If a director makes a timely election to receive stock options, such options are granted on the date the cash retainer would otherwise have been paid, and the number of shares subject to the option is equal to four times the number of shares that could have been purchased on the grant date with the amount of the director’s cash retainer that was foregone to receive the award. The options are exercisable and vested in full on the grant date, and the exercise price per share is the fair market value of the common stock on the grant date. If a director makes a timely election to receive a restricted share award, the shares are granted on the date the cash retainer would otherwise have been paid, and the number of shares granted is equal to the portion of the cash retainer to be paid in the form of restricted shares divided by the fair market value per share of the common stock on the grant date. The restrictions on the restricted shares lapse upon the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of our Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change in control of Edwards.
On May 4, 2022, Ms. Heisz received 2,209 stock option shares in lieu of the portion of her annual cash retainer she deferred (the grant-date fair value of such award was $57,492, determined as noted in footnote 2 to the Director Compensation Table above). On the same date, Messrs. Gallahue and Loranger received a grant of 737 restricted shares in lieu of their annual cash retainer (the grant-date fair value of such award was $80,075, determined as noted in footnote 2 to the Director Compensation Table above).

Directors’ Stock Ownership Guidelines and Holding Requirement.    Under the stock ownership guidelines, each nonemployee director is expected to own shares of our common stock with a value of at least $500,000. This amount equals more than six times the base annual cash retainer for each nonemployee director. Shares that count toward meeting the guideline include common stock owned outright, restricted stock, and RSUs. Once the stock ownership guideline of $500,000 is met, each nonemployee director is required to hold 50% of the net remaining shares of the common stock, whether owned outright and/or acquired in connection with the vesting of restricted stock and/or restricted stock units, after satisfaction of applicable taxes (and in the case of stock options granted prior to July 2021, after satisfaction of applicable taxes and payment of the exercise price) until the director’s Board service ends. The holding requirement does not apply to equity awards directors elect to receive in lieu of their cash retainers.
Expense Reimbursement Policy.    Directors are reimbursed for travel expenses related to their attendance at Board and committee meetings as well as for the costs of attending director continuing education programs. Our Board may change compensation and reimbursement arrangements for nonemployee directors from time to time.

Outstanding Nonemployee Director Equity Awards
The following table sets forth, as of December 31, 2022, the stock options and unvested stock awards (RSUs and restricted shares) held by each nonemployee director who served on our Board in 2022.

		Option Awards			Stock Awards
Name	Grant Date	Exercise Price ($)	Unvested Option Awards (#)	Option Awards Vested and Outstanding (#)	Stock Awards Not Vested (#)

Mr. Gallahue	05/12/2017	36.8633	—	7,056	—
	05/04/2022	—	—	—	2,300(1)
	05/04/2022	—	—	—	737(2)

Total			—	7,056	3,037

Ms. Heisz	07/14/2016	35.6767	—	9,671	—
	05/12/2017	36.8633	—	7,056	—
	05/18/2018	45.3167	—	5,739	—
	05/08/2020	72.6133	—	3,099	—
	05/04/2022	—	—	—	2,300(1)
	05/04/2022	108.6500	—	2,209(3)	—

Total				27,774	2,300

Mr. LaViolette	05/04/2022	—	—	—	2,300(1)

Total			—	—	2,300

Mr. Loranger	05/18/2018	45.3167	—	5,739	—
	05/08/2020	72.6133	—	4,134	—
	05/05/2021	91.7700	—	3,270	—
	05/04/2022	—	—	—	2,300(1)
	05/04/2022	—	—	—	737(2)

Total			—	13,143	3,037

Ms. Marsh	05/04/2022	—	—	—	2,300(1)

Total			—	—	2,300

Ms. Sequeira	05/04/2022	—	—	—	2,300(1)

Total			—	—	2,300

Mr. Valeriani	05/04/2022	—	—	—	2,300(1)

Total			—	—	2,300

(1)    Annual awards vest on the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of our Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change in control of Edwards.
(2)    Annual retainer fees deferred into restricted shares under the Deferral Election Program vest on the earlier of the one-year anniversary of the grant date and the date of the next regular annual meeting of stockholders at which members of our Board are to be elected, subject to earlier vesting in the event of the nonemployee director’s death or disability or in connection with a change in control of Edwards.
(3)    Annual retainer fees deferred into stock options under the Deferral Election Program are vested upon grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our Company’s common stock by each stockholder known by our Company to own beneficially more than 5% of the Company’s common stock as of January 31, 2023.

Principal Stockholder Name and Address	Total Shares Beneficially Owned	Percentage of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	51,559,391	8.34%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	53,060,508	8.60%
(1)    Based solely on information contained in the Schedule 13G/A filed with the SEC by The Vanguard Group, on its own behalf, on February 9, 2023. The Schedule 13G/A indicates The Vanguard Group had shared voting power for 919,995 shares, sole dispositive power for 48,970,628 shares and shared dispositive power for 2,588,763 shares as of December 31, 2022.
(2)    Based solely on information contained in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on its own behalf, on February 7, 2023. The Schedule 13G/A indicates BlackRock, Inc. had sole voting power for 47,532,373 shares and sole dispositive power for 53,060,508 shares as of December 31, 2022.
The following table sets forth certain information regarding beneficial ownership of our Company’s common stock as of January 31, 2023, by (i) each of our NEOs (as named below); (ii) each of our current directors and director nominees; and (iii) all of our current directors and executive officers as a group. Percent of beneficial ownership is based upon 608,313,396 shares of our Company’s common stock outstanding as of January 31, 2023.
Under the column “RSUs and Shares Underlying Options,” we include the number of shares that could be acquired within 60 days of January 31, 2023, pursuant to the exercise of stock options or the vesting of stock unit awards. These shares are not deemed outstanding for purposes of computing the beneficial ownership of any other person. Unless otherwise indicated, we believe that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Named Executive Officers, Executive Officers and Directors	Outstanding Shares Beneficially Owned(1)	RSUs and Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Mr. Mussallem	3,941,128	1,386,898	5,328,026	*
Mr. Zovighian	8,451	85,400	93,851	*
Mr. Ullem	257,822	311,925	569,747	*
Mr. Wood	189,093	163,651	352,744	*
Mr. Lemercier	154,212	209,854	364,066	*
Mr. Gallahue	60,184	7,056	67,240	*
Mr. Loranger	64,580	13,143	77,723	*
Mr. Valeriani	63,811	—	63,811	*
Ms. Marsh	26,777	—	26,777	*
Ms. Heisz	25,180	27,774	52,954	*
Ms. Sequeira	5,918	—	5,918	*
Mr. LaViolette	2,615	—	2,615	*
All current directors and executive officers as a group (15 persons)	5,029,078	2,843,610	7,872,688	1.29%
*    Less than 1%
(1)    Includes shares held by family trust, members of his/her household, in the 401(k) Plans, or jointly, as follows: Mr. Mussallem, 3,844,722; Mr. Ullem, 257,822; Mr. Wood, 496; Mr. Lemercier, 45,000; Mr. Bobo, 155,587; Mr. Gallahue, 60,184; Mr. Loranger, 15,000; and Ms. Sequeira, 5,918.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
EXECUTIVE OFFICERS
Set forth below is the biographical information regarding our current executive officers, other than Messrs. Mussallem and Zovighian, whose biographical information is set forth under “Proposal 1—Election of Directors—Director Nominees” above. None of the executive officers has any family relationship with any other executive officer or any of our directors.

Donald E. Bobo, Jr., age 61. Mr. Bobo has been Corporate Vice President since 2007 and is currently responsible for Edwards’ corporate strategy and corporate development functions. In addition, Mr. Bobo has executive responsibility for the heart failure initiatives, as well as the U.S. healthcare solutions and commercial services team. Mr. Bobo has more than 35 years of experience in the medical technology and healthcare industry and has served in various operating roles at Edwards, including, most recently, the development of the Company’s Transcatheter Mitral and Tricuspid Therapies strategy, Vice President and General Manager of the Surgical Structural Heart business and global valve manufacturing operations. Prior to joining Edwards in 1995, Mr. Bobo held a variety of roles with increasing levels of responsibility with American Hospital Supply and Baxter Healthcare Corporation, including research and development, business development, operations and general management. He has served on the board and executive committee of the California Life Sciences Association since 2015 and served as its chairman of the board from 2017 to 2018.

Daveen Chopra, age 44. Mr. Chopra has been Corporate Vice President, Transcatheter Mitral and Tricuspid Therapies (TMTT) since January 2023. Mr. Chopra previously served as Corporate Vice President, Surgical Structural Heart, since May 2018. Mr. Chopra has broad experience in the medical technology industry, including global leadership in strategy, marketing, commercial operations, research and development, and program management. Prior to joining Edwards, Mr. Chopra held various roles with increasing levels of responsibility at Medtronic plc, a medical technology, services and solutions company, from 2005 to 2018, culminating in a global leadership role as Vice President and General Manager of Medtronic’s Aortic Franchise. Mr. Chopra’s previous roles at Medtronic include Vice President of Global Marketing, leading Medtronic’s Endovascular Therapies Business. While in Medtronic’s Endovascular Therapies Business, he served as Vice President, U.S. Commercial Operations, Director of Program Management Office, Senior Business Manager for the Endovascular and Peripheral Business in Asia-Pacific, Global Group Product Manager for Thoracic Stent Grafts, and International Aortic Product Manager. Prior to Medtronic, Mr. Chopra served as an international strategy consultant at The Parthenon Group supporting clients in various industries ranging from education to industrial manufacturing. In 2020, he joined the board of the Edwards Lifesciences Foundation, and, in 2021, he joined the board of Octane.

Jean-Luc Lemercier, age 65. Mr. Lemercier has been Corporate Vice President, EMEACLA (Europe, Middle East, Africa, Canada and Latin America) since July 2017, and assumed leadership of JAPAC (Japan, Asia Pacific and Greater China) in August 2022. Prior to assuming his current role, Mr. Lemercier served as Vice President of Transcatheter Heart Valves EMEA, from 2008 to 2017. Under his leadership, Edwards has successfully built its leadership position in Europe. Prior to joining Edwards, Mr. Lemercier served in various leadership roles with Johnson & Johnson Cordis from 1996 to 2008, including leader of the structural heart disease group in the United States, Vice President of New Business Development in Europe, Vice President of the Cordis Cardiology Division in Belgium, and General Manager of Cordis France. Mr. Lemercier has more than 30 years of medical technology experience, beginning with Baxter in France, and held several sales and marketing management positions within Baxter in both Europe and the United States. Mr. Lemercier has served on the board of CARMAT since 2017.

Catherine M. Szyman, age 56. Ms. Szyman has been Corporate Vice President, Critical Care, since 2015 and is currently responsible for the Company’s global critical care and vascular business. Under her leadership, Edwards has experienced successful sales growth in the Critical Care business unit. Prior to 2015, she was employed for more than 20 years at Medtronic plc, where she served as its Senior Vice President and President of Medtronic’s Global Diabetes business from 2009 to 2014, overseeing research, development, operations, sales and marketing for Medtronic’s insulin infusion pumps and continuous glucose monitoring systems. Prior to that, she held a variety of leadership roles at Medtronic, including Senior Vice President of Corporate Strategy and Business Development, General Manager of Endovascular Innovations and Vice President of Finance for the Cardiovascular Business. Ms. Szyman serves on the boards of Outset Medical Inc., Inari Medical Inc., and the American Heart Association of Orange County, and joined the board of the Edwards Lifesciences Foundation in 2015. Ms. Szyman previously served on the boards of Octane, Tornier, Inspire Medical Systems, and the California Healthcare Institute and the Edwards Lifesciences Foundation.

Scott B. Ullem, age 56. Mr. Ullem has been Corporate Vice President, Chief Financial Officer, since January 2014. In addition, Mr. Ullem has executive responsibility for the Company’s information technology, information security, risk management, indirect sourcing, and corporate services teams. Prior to joining Edwards, he served as Chief Financial Officer of Bemis Company Inc., a Fortune 500 publicly traded global supplier of packaging and pressure sensitive materials used in leading food, consumer, and healthcare products, from May 2010 to December 2013. Mr. Ullem also had leadership responsibility for one of Bemis’ three business segments and the company’s information technology function. Prior to Bemis, Mr. Ullem spent 17 years in investment banking, serving as Managing Director at Goldman Sachs and later at Bank of America. Since 2016, he has served on the board of directors of Berry Global Inc. and is a member of the compensation committee, the audit committee and the capital allocation committee. He is also a Henry Crown Fellow at the Aspen Institute.

Larry L. Wood, age 57. Mr. Wood has been Corporate Vice President and Group President, Transcatheter Aortic Valve Replacement (TAVR) and Surgical Structural Heart, since January 2023. Mr. Wood previously served as Corporate Vice President, TAVR, since 2007. Under his leadership, Edwards has experienced extraordinary growth in the global TAVR business. Prior to assuming his current role, he served as Vice President and General Manager, Percutaneous Valve Interventions, from 2004 to 2007. Mr. Wood has more than 35 years of experience in the medical technology industry at both Edwards and Baxter Healthcare Corporation in positions including manufacturing management, regulatory affairs and strategic and clinical marketing, primarily for the surgical heart valve therapy business. Mr. Wood is a frequently invited faculty member at key interventional cardiology and cardiothoracic surgery scientific congresses. He previously held key positions in manufacturing management, regulatory affairs, and strategic and clinical marketing, primarily in the Company’s leading surgical heart valve franchise. Mr. Wood is also a passionate supporter of the United Way Orange County’s Destination Graduation Program which encourages at-risk high school students to graduate and pursue higher education.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes and provides disclosure about the objectives and policies underlying our executive compensation programs.
Edwards’ 2022 NEOs are as follows:

NEO Names and Current Positions
Michael A. Mussallem Chairman and Chief Executive Officer
Scott B. Ullem Corporate Vice President, Chief Financial Officer
Jean-Luc Lemercier Corporate Vice President, EMEACLA (Europe, Middle East, Africa, Canada and Latin America) and JAPAC (Japan, Asia Pacific and Greater China)[1]
Larry L. Wood Corporate Vice President and Group President, Transcatheter Aortic Valve Replacement and Surgical Structural Heart[2]
Bernard J. Zovighian President[3]
(1) Transitioned from Corporate Vice President, EMEACLA, to this position on August 1, 2022.
(2) Transitioned from Corporate Vice President, Transcatheter Aortic Valve Replacement, to this position on January 1, 2023.
(3) Transitioned from Corporate Vice President, Transcatheter Mitral and Tricuspid Therapies (TMTT), to this position on January 1, 2023.
Executive Summary
Edwards is the global leader in patient-focused medical innovations for structural heart disease and critical care monitoring. Driven by a passion to help patients, we partner with the world’s leading clinicians and researchers and invest in research and development to transform care for those impacted by structural heart disease or who require hemodynamic monitoring in the hospital setting.
Pay-for-Performance Philosophy.    Our Compensation and Governance Committee strives to create a pay-for-performance culture and strongly believes that executive compensation should be tied to the successful implementation of our long-term corporate strategy.
We are driven by our culture that puts patients first and our long-term corporate strategy that creates value with therapies that transform care and focuses on large, under-treated diseases. Our annual plan is essential to executing our strategy and seeks to do the right thing for patients, identifying unmet clinical needs and developing breakthrough therapies, while maintaining trusted relationships with our stakeholders. As a direct result of our strategy, we have introduced therapies, such as transcatheter aortic valve replacement, novel resilient surgical heart valves and noninvasive advanced hemodynamic monitoring, and we have strengthened our leadership positions. Successfully managing our business in a challenging, highly regulated, dynamic environment requires talented and energetic leaders who champion our strategy and deliver on our commitments.
Our executive compensation programs are designed to emphasize performance-based compensation, reward financial performance and the implementation of our corporate strategy and align the financial interests of our executives with those of our long-term stockholders.

EDWARDS’ CORPORATE STRATEGY INFORMS PAY DESIGN

2022 Financial and Operating Performance.    As noted in the chart above, the financial component of our Company’s Annual Cash Incentive compensation was reintroduced for the 2022 year after having been suspended during the COVID-19 pandemic. Our financial results and operating performance in 2022 were significantly impacted by the pandemic. Procedure rates were highly variable around the globe, leading to lower full Company sales compared to expectations. Treatments were delayed due to hospital prioritization of COVID-19 patients, hospital staffing shortages and patients deferring treatment. Although we saw recovery during 2022, we faced significant headwinds in December 2022 due to a surge in COVID-19 outbreaks, and our financial performance was below original expectations. Despite the impact of these headwinds, 2022 was a year of significant milestones and investments for Edwards. Our total sales for fiscal year 2022 were $5.4 billion, an increase in underlying revenue growth for the year of approximately 8% over the prior year. We achieved 12% growth in adjusted earnings per share while also increasing R&D by 5%.2 The significant increase in R&D and infrastructure investments in fiscal 2022 helped strengthen our longer-term outlook.
Even with the challenges we faced during the global pandemic, we continued to make important progress on future advancements for patients:

•    Invested in increasing disease and therapy awareness, pursued further therapy expansion, and advanced new technologies in transcatheter aortic valve replacement. In 2022, we received approval of the SAPIEN 3 Ultra RESILIA valve in the U.S. incorporating Edwards’ breakthrough RESILIA tissue technology in the industry-leading SAPIEN 3 Ultra transcatheter aortic valve.  Separately, we continued to advance enrollment in our PROGRESS pivotal trial for moderate AS patients and our ALLIANCE pivotal trial to study our next-generation TAVR technology, the SAPIEN X4 system;
•    Achieved our significant 2022 milestones in transcatheter mitral and tricuspid therapies, as we continued to make meaningful progress on advancing our three key value drivers: a portfolio of pioneering therapies for patients, positive pivotal trial results to support approvals and adoption, and favorable real-world clinical outcomes. We received European regulatory approval for PASCAL Precision, a unique system designed for transcatheter-based edge-to-edge leaflet repair in patients suffering from mitral and tricuspid regurgitation. We also received U.S. FDA approval for the PASCAL Precision system for the treatment of patients with degenerative mitral regurgitation;
2     “Underlying growth rate” and “adjusted earnings per share” are non-GAAP items. Refer to Appendix A for reconciliation to the most directly comparable GAAP financial measures.

•    Extended our leadership in surgical aortic valves through the continued adoption of our newest technologies, the INSPIRIS RESILIA aortic valve, the KONECT RESILIA aortic tissue valved conduit, and the launch of our MITRIS RESILIA valve; and
•    Advanced leadership in Critical Care with the continued introduction of advanced monitoring technology and Smart Recovery algorithms for patients.

Stock Performance.    One indicator of our pay-for-performance culture is the relationship of our NEOs’ target total direct compensation to total stockholder return. Over the past five years, on average, 90% of our CEO’s target total direct compensation has been performance-based, and 76% has been tied to the performance of Edwards’ stock. As a general indicator, our Compensation and Governance Committee considers Edwards’ total return to stockholders as well as how Edwards’ cumulative total return to stockholders compares to both the S&P 500 Index and the SPSIHE when determining compensation. The table below illustrates our Company’s 5-year cumulative total stockholder return on common stock with the cumulative total returns of the S&P 500 Index and the SPSIHE. The cumulative total return listed below assumes an initial investment of $100 at the market close on December 31, 2017, and reinvestment of dividends. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
*    $100 invested at market close on December 31, 2017, in stock or index, including reinvestment of dividends. The stock price performance included in this graph is not necessarily indicative of future stock price performance.

2022 Annual Incentive Plan.    As the pandemic eased, our Board expected 2022 to return to pre-COVID-19 normalcy. In January 2022, our Board approved the 2022 Annual Incentive Plan, returning to the historical plan that includes the following three elements:
•    the corporate financial measurement (based on underlying revenue growth, adjusted earnings per share and adjusted free cash flow targets);
•    the Key Operating Drivers (“KODs”) (quantifiable strategic milestones that include financial objectives and are tracked using a points system across our entire organization); and
•    individual performance.

2022 Corporate Annual Incentive Plan Outcomes.   In January 2023, our Board of Directors approved the 2022 KOD achievement at 113% of target. Our financial performance resulted in financial achievement at 61% of target. Accordingly, our cash incentive plan for corporate employees funded at 69% of target. Final incentive amounts for our NEOs for 2022 also took into account each employee’s individual performance. See “Elements of Compensation—Annual Cash Incentive Payment” below for additional information regarding the annual cash incentive payment.
Consideration of Say-on-Pay Vote Results.    At our 2022 annual meeting, our stockholders cast an advisory vote on the compensation of our NEOs (a “say-on-pay” vote). Approximately 90% of the votes cast on this proposal voted in favor of our NEO compensation. We believe this vote reflects stockholders’ continued strong support of our compensation programs for our NEOs. Our Compensation and Governance Committee will continue to consider the results of say-on-pay votes along with the feedback received from stockholders received through the stockholder outreach program when making future compensation decisions for our NEOs.
Compensation Philosophy and Objectives for NEOs.    Our compensation programs are designed to attract, retain, motivate and engage executives with superior leadership and management capabilities to enhance stockholder value. Within this overall philosophy, our objectives are to:
•    offer programs that place a higher emphasis on performance-based compensation than fixed compensation;
•    align the financial interests of executives with those of our long-term stockholders; and
•    provide compensation that is competitive.
We strongly believe that a significant amount of compensation for our NEOs should be composed of short-term and long-term incentives, or at-risk pay, to focus the executives on near-term goals and strategic initiatives. The amount of such short-term and long-term incentive compensation is dependent on achievement of our annual goals, individual performance, and long-term increases in the value of our stock. In this Proxy Statement, “target total direct compensation” for each NEO consists of (i) base salary, (ii) Incentive Pay Objective (as defined under “Elements of Compensation—Annual Cash Incentive Payment” below), and (iii) long-term incentive awards (presented in the charts below using their target equity mix values).
The charts below illustrate the percentage weighting of each compensation vehicle that comprise the 2022 target total direct compensation for our CEO and the average for the other NEOs.

2022 CEO
Target Total Direct Compensation Pay Mix

8%
13%
43%
20%
16%
Base Pay
Incentive Pay Objective
Options
PBRSUs
RSUs
79%
Long-Term Incentive Awards

2022 NEOs (other than CEO)
Average Target Total Direct Compensation Pay Mix
13%
20%
16%
16%
35%
Base Pay
Incentive Pay Objective
Options
PBRSUs
RSUs
64%
Long-Term Incentive Awards

Compensation Process.    Our Compensation and Governance Committee is responsible for discussing, evaluating and approving the compensation of our CEO and our other NEOs, including the specific objectives and target performance levels to be included in our executive compensation plans. Our CEO and other members of the executive leadership team develop our Strategic Imperatives as well as the KODs that measure our achievement of these imperatives. Our Board reviews and approves the Strategic Imperatives and KODs at the start of every year. Our CEO provides input to our Compensation and Governance Committee after year-end regarding achievement of our Strategic Imperatives and KODs. In addition, our CEO and our Corporate Vice President of Human Resources provide recommendations to our Compensation and Governance Committee regarding compensation of our NEOs (other than our CEO). Our Compensation and Governance Committee then determines the compensation of our CEO and reviews and approves the compensation of our other NEOs.
Our CEO and our Corporate Vice President of Human Resources are invited to, and regularly attend, Compensation and Governance Committee meetings as non-voting guests. Our Compensation and Governance Committee regularly meets in executive session without participation by our CEO or other management representatives. In addition, our CEO and Corporate Vice President of Human Resources meet with our Compensation Consultant as well as the Chair of our Compensation and Governance Committee in preparation for Compensation and Governance Committee meetings, and the Compensation Consultant also regularly attends Compensation and Governance Committee meetings and participates in executive sessions with our Compensation and Governance Committee.

Independent Compensation Consultant.    Our Compensation Consultant, Semler Brossy Consulting Group, has been retained by and reports to our Compensation and Governance Committee and provides executive and director compensation consulting services to our Compensation and Governance Committee.
Semler Brossy’s responsibilities for 2022 generally included:
•    Annual and periodic reviews of executive total compensation relative to peers;
•    Annual and periodic reviews of director total compensation;
•    Annual and periodic reviews of our Company’s comparator group;
•    Report on proxy advisory firms around say-on-pay and other compensation matters;
•    Presentations on specialized topics, as requested or applicable;
•    Reports to our Compensation and Governance Committee on market trends and best practices in compensation; and
•    Attendance and participation in all Compensation and Governance Committee meetings and stockholder consultations, as requested.
The Compensation Consultant does not provide any other services to our Board or our Company. Our Compensation and Governance Committee has assessed the independence of the Compensation Consultant pursuant to the NYSE rules and determined that the Compensation Consultant is independent, and free of conflicts of interest with us or any of our directors or executive officers.
Use of Competitive Data.    In determining the appropriate positioning level of each NEO’s target total direct compensation and each component of compensation for an NEO, our Compensation and Governance Committee takes into account its assessment of our Company’s or business unit’s general performance, as applicable for each executive, and the executive’s tenure, experience, level of individual performance and potential to contribute to our future growth. Accordingly, an NEO’s actual compensation may be higher or lower than the median for the position based on our Compensation and Governance Committee’s assessment of these other factors. If our Compensation and Governance Committee determines that changes are appropriate, it has the flexibility to make adjustments for one or more executives.
Consistent with our philosophy of emphasizing pay for performance, annual cash incentive payments are designed to be above Incentive Pay Objectives when we exceed our goals and below the Incentive Pay Objectives when we do not achieve our goals. In the event threshold levels of performance are not attained, no annual incentive payment is generally awarded.
For purposes of establishing the value of equity awards, stock options are valued as of the grant date using the Black-Scholes valuation model. RSUs and PBRSUs are valued at the fair market value of the underlying shares on the grant date. Except as otherwise noted above or described below, our Compensation and Governance Committee’s executive compensation determinations are subjective and the result of our Compensation and Governance Committee’s business judgment, which is informed by the experiences of the members of our Compensation and Governance Committee as well as the input from the Compensation Consultant and peer group data provided by the Compensation Consultant. In order to establish competitive compensation market data for our NEOs, the Compensation Consultant uses public proxy information from companies primarily in the medical technology industry. These peer companies are chosen based on our Compensation and Governance Committee’s assessment of their market capitalization, revenue, business focus, complexity, geographic location and the extent to which our Compensation and Governance Committee believes they compete with us for executive talent (the “Comparator Group”). The composition of the Comparator Group is reviewed annually to monitor the appropriateness of the profiles of the companies included so that the group continues to reflect our competitive market and provides statistical reliability.

The review of the Comparator Group for pay decisions in 2022 was conducted in July 2021. After evaluating a series of qualitative and quantitative factors among other publicly traded U.S. companies in our industry, including scale, talent, business, and operational characteristics and overlap among peers, our Compensation and Governance Committee selected the below companies as the Comparator Group for 2022. The group was the same as the Comparator Group for 2021, except that Alexion Pharmaceuticals, Inc. and Varian Medical Systems, Inc. were acquired in 2021 and therefore removed.

Edwards’ 2022 Comparator Group
Abbott Laboratories	Hologic, Inc.
ABIOMED, Inc.	IDEXX Laboratories, Inc.
Agilent Technologies, Inc.	Illumina, Inc.
Align Technology, Inc.	Intuitive Surgical, Inc.
Baxter International Inc.	Medtronic plc
Becton, Dickinson and Company	ResMed Inc.
Boston Scientific Corporation	Stryker Corporation
The Cooper Companies, Inc.	Teleflex, Inc.
DexCom, Inc.	Zimmer Biomet Holdings, Inc.
As of May 15, 2021, Edwards ranked at the 63rd percentile of this group in terms of market capitalization. Compensation data are generally regressed for market capitalization to ensure that the data are not distorted by larger companies. Regression analysis is a commonly used technique to size-adjust data, which allows for more statistically valid comparisons. The key measure used in our regression model is market capitalization. Based on this measure, the regression formula correlates and adjusts the raw data for base salary, total cash compensation and total direct compensation to predict those items based on the market capitalization for each of the Comparator Group companies.
Although data from the Comparator Group are the primary data input for compensation decisions for our NEOs, consideration is given to compensation data for companies in healthcare-related industries as reported in nationally recognized Radford Global Technology and Global Lifesciences Compensation Surveys. Our Compensation and Governance Committee considers both survey data that is healthcare-specific and also general industry data for companies within a similar size scope to Edwards. Our Compensation and Governance Committee believes it is appropriate to refer to these additional data because we compete with these types of companies for executive talent.
We do not target any specific percentile but instead consider the market data along with factors like the individual’s performance and context from the talent market more broadly to determine our target total direct compensation and the elements of compensation for our NEOs.

Elements of Compensation.    The compensation package for each NEO consists primarily of (i) base salary, (ii) an annual cash incentive payment based on attainment of pre-established financial measures, operating goals, and individual performance, and (iii) long-term stock-based incentive awards. Each of these three components of compensation is intended to promote one or more of our objectives of designing executive compensation that is performance-based, is competitive, and aligns the interests of the executives with our stockholders, as further described in the Elements of Compensation Summary chart below.
Elements of Compensation Summary

Element of Compensation	Why We Pay this Element	Compensation and Governance Committee’s Evaluation Criteria
Base Salary	• Provides fixed compensation component payable in cash • Provides a certain level of security and continuity from year to year • Helps attract and retain qualified executives	• In addition to competitive data, the executive’s responsibilities, tenure, prior experience and expertise, individual performance, future potential, and internal equity are considered

Annual Cash Incentive Payment*
• Provides variable compensation component payable in cash to motivate and reward executives for annual performance against established corporate financial measures, operating and strategic goals, and individual objectives

• Recognizes executives based on their individual contributions

• Is performance-based and not guaranteed
• Historically, incentive plan funding was determined by multiplying:
Financial Measurement Achievement
(based on underlying revenue growth,
adjusted earnings per share, and adjusted free cash flow targets set at the beginning of the year)

The financial measurement multiplier may not exceed 175%

X
KOD Achievement (based on strategic, corporate, and business unit objectives determined at the beginning of the year) The aggregate KOD multiplier may not exceed 150%
X
Individual Performance Objective Achievement (determined at the beginning of the year)
Up to a maximum of 200% of pre-established Incentive Pay Objective

Long-Term Incentive Awards •55% Stock Options •20% RSUs •25% PBRSUs
• Aligning executives’ interests directly with those of stockholders; provides executives with an incentive to manage our Company from the perspective of an owner

• Stock options tie executive pay directly to stockholder value creation over the long term, promote executive retention, and are consistent with our focus on top-line growth, innovation and our longer-term investment horizon and product pipeline

• RSUs promote stability and retention of our executives over the long term

• PBRSUs are measured against relative TSR, which links compensation to our performance over a three-year period against the performance of other companies

• Since RSUs and PBRSUs are paid in shares of Edwards stock, these awards also further link executives’ interests with those of our long-term stockholders

• Retains qualified employees

• Is performance- or stock price-based and value is not guaranteed

• The size and composition of long-term incentive awards are determined annually by our Compensation and Governance Committee, taking into account competitive total direct compensation pay positioning guidelines using market reference data from the Comparator Group, along with the individual executive’s level of responsibilities, ability to contribute to and influence our long-term results, and individual performance

Benefits
• Protects against financial catastrophes that can result from illness, disability or death

• A benefit program that is competitive with companies with which we compete for executive talent supports recruitment and retention of executives
• Executives are eligible to participate in benefit programs on terms as are generally offered to other Company employees
Perquisites
• Assists in attracting and retaining executives by enhancing the competitiveness of the executive’s compensation in a relatively inexpensive way

• Enables executives to perform their responsibilities efficiently, maximize their working time, and minimize distractions
• Modest perquisites, consistent with market practices

Base Salary.    Our Compensation and Governance Committee generally reviews each NEO’s base salary in February and any approved changes are effective with the first pay period in April. The base salary for our CEO is established in a similar manner and is described more fully under “Employment and Post-Termination Agreements” below. Base salaries paid to our NEOs for 2022 increased between 3.0% and 4.5% in 2022 over the level in effect in 2021 to help maintain market competitiveness and based on our Compensation and Governance Committee’s assessment of internal roles and contributions.

Annual Cash Incentive Payment.    All of our NEOs and many other management and non-management-level employees (approximately 16,905 employees) participated in the 2022 Edwards Incentive Plan (the “Incentive Plan”). Our Compensation and Governance Committee establishes for each NEO the amount of incentive payment that will be earned for targeted performance, referred to as the “Incentive Pay Objective.” Our Compensation and Governance Committee generally sets the Incentive Pay Objective at a level so that the total cash compensation (base salary plus incentive payment for expected performance) for our NEOs will be at approximately the median of executives at comparable positions in the Comparator Group. Our Compensation and Governance Committee then considers performance results to determine the actual cash incentive payments.

As described above, and discussed in more detail below, the actual Incentive Plan amount earned by each NEO is determined based on our financial performance, KOD achievement, and the executive's individual performance.

The “Grants of Plan-Based Awards in Fiscal Year 2022” table below reports the Incentive Pay Objective (called the “Target” in the table) established for each NEO for 2022 as well as the maximum amount that could have been earned by each NEO under the Incentive Plan for 2022 had the maximum performance levels been attained (which for each NEO is 200% of the NEO’s Incentive Pay Objective).

Incentive Plan Funding—Components and Performance Measures

Our Compensation and Governance Committee, after consultation with management, sets annual incentive performance goals each year for achievement of financial measures and KODs. Financial measures are non-GAAP calculations generally on the same basis as contained in our financial guidance, subject to further adjustment to account for material developments during the year. In February 2022, our Compensation and Governance Committee selected revenue growth (50% weighting); earnings per share (30% weighting); and free cash flow (20% weighting) as the financial measures under the Incentive Plan for 2022 and initially established the minimum, target, and maximum financial measure performance levels set forth in the chart below. Our Compensation and Governance Committee chooses financial measures that are tied to our performance which is intended to motivate and reward executives for our Company’s annual performance. No funding is earned if actual performance associated with at least one of the financial goals does not exceed the pre-established minimum threshold. Achievement of the maximum level specified for each financial goal would result in a financial achievement multiplier of 175%.

Our Compensation and Governance Committee also established the Key Operating Drivers, or KODs, used under the Incentive Plan for 2022. The KODs are a rigorous set of milestones and metrics that are used throughout our Company to manage annual objectives at a more granular level. Annually, our Board approves our Company’s Strategic Imperatives, and it is from these Strategic Imperatives that the KODs are derived. The KODs contemplate near and long-term objectives of our multi-year strategy, and the KODs are how we translate these strategic goals into specific tangible and quantifiable metrics to be achieved in any given year, holding all employees, including executives, accountable for our Company’s and their own performance.

For 2022, there were four Strategic Imperatives approved by our Board of Directors from which the KODs were derived:

• Lead the global expansion of TAVR and establish TAVR as the standard of care for aortic stenosis
• Transform the treatment of mitral and tricuspid valve disease
• Strengthen and expand global presence in surgical heart valves and critical care
• Prioritize culture, talent, and capabilities that support execution of the strategy

Underlying these Strategic Imperatives are approximately 80 specific KOD metrics and milestones relating to, among other things, research and development, commercial and financial milestones in each of the four business units, key initiatives to increase patient access to our therapies and specific milestones for global supply chain as it relates to launches of products, supply, capacity, quality, productivity, service and capabilities. We do not disclose our KODs in detail because we believe doing so would cause a meaningful competitive disadvantage. Approximately 25% of the KODs include a financial component. Performance within the expected range results in a multiplier of 100%. Performance below the range is considered sub-optimal and will result in a discount to the financial measure. Performance above the range is considered extraordinary and results in a multiplier above 100%. The aggregate KOD multiplier may not exceed 150%.

Incentive Plan funding is determined after results of achievement of the predetermined financial measures and KODs are known.

The following illustration shows how the Incentive Plan is funded.

Financial Measure Achievement (%)	X	Key Operating Driver Achievement (%)	=	Actual Incentive Plan Funding (%)

Incentive Plan Funding—2022 Actual Incentive Plan Funding Results

The following table shows the target level for each financial goal under the 2022 Incentive Plan, the level of achievement required to reach the minimum and maximum achievement levels, and our actual 2022 performance against the goal. Interpolation is applied for results between the levels shown in the chart and no portion of the incentive corresponding to a particular goal will be earned if actual performance falls short of the threshold minimum level for that goal.

2022 Company Financial Performance Measures*

Percentage of Financial Measure Achievement
	Minimum (25%)	Target (100%)	Maximum (175%)	Actual (%)

Revenue Growth – 50% Weight	4%	12%	20%	8%
Earnings per Share ($) – 30% Weight	$2.06	$2.58	$3.09	$2.48
Free Cash Flow ($M) – 20% Weight	$1,100	$1,350	$1,600	$1,100

*     Earnings per share used in setting and determining compensation is not calculated in accordance with GAAP and reflects adjustments for items such as intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, and a significant program discontinuation. Free Cash Flow is also a non-GAAP financial measure that is defined as cash flows from operating activities less capital expenditures and, on a non-GAAP basis, Free cash flow was determined excluding the impact of two non-recurring items: (i) a prepayment of property taxes due in 2023 and (ii) a one-time IP settlement amount; this adjustment resulted in a payout increase from 63% to the actual funding of 69%.

Based on actual performance against the financial goals, our overall financial measure achievement multiplier for 2022 was 61%. The financial measure achievement is then multiplied by the KOD level of achievement. After evaluating actual achievement of approximately 80 different metrics and milestones underlying these KODs, our Board determined in its judgment that the overall KOD achievement multiplier for 2022 was 113%. Based on the formula above, combining financial performance of 61% with KOD performance of 113%, our Compensation and Governance Committee arrived at an actual calculated Incentive Plan funding of 69%.

Incentive Plan Funding—Individual Performance

Individual performance objectives for our CEO are approved by our Compensation and Governance Committee, and the individual performance objectives for our other NEOs are established collaboratively by our CEO and each such executive. Our Compensation and Governance Committee believes each executive has an appropriate number of meaningful individual performance objectives. The individual performance objectives are chosen to create goals, the attainment of which is designed to implement our strategic and operating plans, with a focus on the achievement of the financial measures and operational goals within each executive’s individual area of responsibility.

These objectives are considered in the aggregate to determine an overall performance assessment for each NEO for the purposes of determining compensation. Although some of the individual performance objectives are expressed in qualitative terms that require subjective evaluation, objectives also include several quantitative measures. However, the assessment of the overall performance for each NEO involves a subjective process. Our CEO reviews the performance of each NEO (other than our CEO) with our Compensation and Governance Committee and recommends a performance assessment for each executive. Our Compensation and Governance Committee assesses our CEO’s performance. Our Compensation and Governance Committee then exercises subjective judgment, reviewing the individual performance objectives, the overall performance of the individual executive against all of his or her individual objectives, taken together, and the executive’s performance relative to the environment and to other executives. There is no formal weighting of the individual performance objectives. Individual performance may impact an executive’s cash incentive payment, subject to an overall cap on incentive payments of 200% of the Incentive Pay Objective.

The individual performance objectives for our CEO and our other NEOs and the factors considered by our Compensation and Governance Committee for 2022 are described below.

NEO	2022 Performance Objectives and Factors Considered by our Compensation and Governance Committee

Mr. Mussallem
• Develop and deploy strategy; drive our strategic imperatives through KOD achievement; achieve Company financial goals; increase long-term shareholder value; attract and retain a diverse, talented team; promote a strong culture consistent with our Credo and Aspirations; and provide leadership as Board Chairman.

• Our Compensation and Governance Committee found that Mr. Mussallem led a remarkable patient-focused strategy with continued focus on important therapy innovations. Infrastructure-related strategic initiatives intended to drive longer term growth and success were executed as our Company was recognized for our sustainability program and significant community engagement. Our Company fortified our strong patient-focused culture and expanded our diversity and inclusion initiatives to strengthen our innovation strategy. Our Company continued to focus on delivering long-term shareholder returns while investing in our technology pipeline and infrastructure necessary to support future growth. Mr. Mussallem led our Company’s rigorous CEO succession plan to establish and announce a thoughtful executive leadership transition.

Mr. Zovighian
• Develop, evolve and execute the strategy for the Transcatheter Mitral and Tricuspid business to drive new product introductions, deliver sales growth and achieve financial goals; drive innovation and 2022 product development KODs; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations.

• Our Compensation and Governance Committee noted that under Mr. Zovighian’s leadership, our Company maintained focus on TMTT key value drivers, developing best-in-class innovation, building a body of evidence to support approval and adoption, and delivering superior real world patient outcomes. Most noteworthy, our Company achieved early approval of the PASCAL technology in both Europe and the Unites States. Under his leadership, his team achieved 2022 product development KODs; continued to build a diverse, industry-leading team; and promoted a strong culture consistent with our Credo and Aspirations.

Mr. Ullem
• Ensure the integrity of Edwards’ financial reporting; drive to achieve 2022 strategic imperatives, KODs and financial goals; maintain a high standard of investor relations; optimize capital deployment; expand Information Technology’s capabilities to support growth; actively manage enterprise risks; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations.

• Our Compensation and Governance Committee noted that even under continued difficult circumstances of the pandemic, Mr. Ullem demonstrated strong overall performance in the role of Chief Financial Officer. Specifically, despite the significant stock price decline, he advanced efforts to increase engagement with stockholders, led effective financial planning and the issuance of timely and accurate financial reports, improved risk mitigation through enterprise risk management, deployed key global information technology enhancements to strengthen Edwards’ management of data, and expanded diversity and inclusion programs.

Mr. Lemercier
• Develop, evolve and execute the regional business strategy for Europe, Canada, and Latin America as well as the Japan and Asia Pacific regions beginning August 1, 2022; drive new product introductions, consistently deliver sales growth and achieve financial goals for global regions excluding the United States; drive innovation and enhance leadership in key franchises; ensure the proper funding from the different healthcare systems supporting our innovative technologies across the Region; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations.

• Our Compensation and Governance Committee noted that despite recurring significant circumstances of the pandemic, Mr. Lemercier’s leadership achieved solid regional results, specifically driven by new product indications, product launches, geography expansion, a focus on government affairs and regulatory, and patient engagement. Importantly, he led the continued introduction of transformative Transcatheter Mitral and Tricuspid therapies, pursuing leadership in this emerging field, as well as driving strong transcatheter aortic heart valve, surgical structural heart and critical care initiatives. His team also enhanced Edwards’ participation within the MedTech European trade association with a focus on cardiovascular disease awareness in Europe and had continued focus on talent development and community philanthropy across all geographies.

Mr. Wood
• Develop, evolve and execute the strategy for the Transcatheter Aortic Valve Replacement business to strengthen our leadership position; consistently deliver sales growth and achieve the financial goals for the Transcatheter Aortic Valve Replacement business; drive innovation and 2022 product development KODs; attract and retain a diverse, talented team; and promote a strong culture consistent with our Credo and Aspirations.

• Our Compensation and Governance Committee noted that under Mr. Wood’s leadership, our Company delivered solid revenue growth in 2022 in spite of the challenging environment that included hospital staffing challenges and COVID related lockdowns. Edwards continued our strong patient focus with on-site case support globally and was present in the great majority of the cases. His team launched the SAPIEN 3 Ultra RESILIA platform in the US which strengthened our leadership position. Our Company also received regulatory approval in Japan for SAPIEN 3 Ultra RESILIA. Mr. Wood continued to advance two ground-breaking indication expansion trials, early TAVR studying severe AS patients without symptoms, and the Progress Trial studying moderate AS patients.

Incentive Plan Funding—Amounts Earned

Each NEO’s actual Incentive Plan amount earned for 2022 was determined by multiplying the NEO’s target Incentive Plan Objective by the financial achievement at 61% of target, the KOD achievement at 113% of target, and the individual performance percentage modifier for the executive (subject to the overall maximum Incentive Plan payment of 200% of the NEO’s Incentive Plan Objective). Each NEO’s actual Incentive Plan amount earned for 2022 is included in the “Summary Compensation Table” below.

Committee Review Process.    Our Compensation and Governance Committee generally meets each January and February to review and approve annual incentive payments for the prior year and to set incentive performance targets for the current year. In February 2023, our Compensation and Governance Committee determined incentive payments to the NEOs that ranged from 48.3% to 69.0% of the Incentive Pay Objectives for our NEOs. The payout for our CEO was 48.3% of target and the average payout for our other NEOs was 63.5% of target which supports our Compensation and Governance Committee’s recognition of our Company’s long-term achievements in 2022 but also an appreciation of it having been a challenging year for our Company. The amount approved for each NEO for 2022 is reported in the accompanying “Summary Compensation Table.” The incentive payments were paid in March 2023.
Long-Term Incentive Awards.    The mix of long-term incentive awards granted to our NEOs in 2022 included stock options, PBRSUs and RSUs. Our Compensation and Governance Committee views stock options as performance-based equity compensation, tying our executives’ pay directly to stockholder value creation over the long term because the value of our common stock must increase after the date of grant of the options in order for the options to have any value. Having a seven-year time horizon, stock options also promote the retention of our executives and are consistent with our focus on top-line growth, innovation and our longer-term investment horizon and product pipeline. PBRSU awards vest based on relative TSR, which our Compensation and Governance Committee believes is a straightforward and objective metric for our stockholders to evaluate our performance against the performance of other companies and to align with stockholder interests. As the RSU awards have value regardless of stock price performance, they help promote the stability and retention of a strong executive team over the longer term (vesting schedules generally require continuous service over multiple years, as described below).
Of the total 2022 long-term incentive awards granted to each of our NEOs, the grant values approved by our Compensation and Governance Committee were weighted 55% stock options, 25% PBRSUs, and 20% time-based RSUs. We believe rewarding a combination of absolute TSR (through stock options) and relative TSR (through PBRSUs), and providing stock-denominated time-based vesting RSUs, results in a balance between these incentives that appropriately aligns our executives’ pay with stockholder value while promoting the stability and retention of the executive team. Given the different risk and reward characteristics of these three types of awards and our executive compensation philosophy, our Compensation and Governance Committee believes that the equity awards granted to executives should include a greater proportion of stock options and PBRSUs relative to RSUs.
Stock Options.    Stock options granted in 2022 to Messrs. Mussallem, Lemercier and Wood have a seven-year term and vest monthly over 36 months, consistent with the vesting standards established by our Company for its stock option grants to executives who are retirement-eligible which refers to those employees who are 55 years or older with 10 years of service. Stock options granted to Messrs. Ullem and Zovighian have a seven-year term and vest annually over four years as they were not retirement-eligible at the time of grant. Stock options granted during 2022 have an exercise price equal to the closing price on the day of the regular Board meeting held on the next day following Compensation and Governance Committee approval as that was the effective date of grant for these options.

PBRSUs.     PBRSUs awarded in 2022 are based on relative TSR performance as measured for the performance period beginning April 30, 2022 and ending April 30, 2025. The percentage of the target PBRSU awards that will vest at the end of the three-year performance period depends on the percentage by which our annualized TSR exceeds or falls short of the median annualized TSR (calculated assuming dividend reinvestment) of the SPSIHE Subset (as defined below). The chart below illustrates the maximum, target and threshold performance levels and the PBRSU payout at each level (with the payout level determined on a pro-rata basis for actual performance between the levels shows in the chart).

2022 PBRSU Performance Levels	Annualized TSR vs Median of SPSIHE Subset	Payout as a Percentage of Target Award
Maximum	+7.5% or more points from median	175%
Target	Median	100%
Threshold	-7.5% points from median	25%
No Payout	More than -7.5% points from median	0%
The maximum and threshold performance levels applicable to the awards were set at levels that our Compensation and Governance Committee believed were consistent with the historical 75th and 25th percentile levels, respectively, for the TSRs of the SPSIHE Subset. The “SPSIHE Subset” is a subset of 25 companies in the S&P Healthcare Equipment Select Industry Index that are also in the S&P 500 Index or S&P 400 Midcap Index. We believe this group is a strong comparator for performance purposes as it includes companies comparable in size to our Company with similar business models.
RSUs.    RSUs awarded in 2022 to our NEOs vest 25% annually over four years on each anniversary of the award date, subject to continued employment of the award recipient through the applicable vesting date. RSUs awarded prior to February 2020 vest 50% on the third and fourth anniversaries of the award date, subject to continued employment of the award recipient through the applicable vesting date.
At our Compensation and Governance Committee meeting immediately preceding the stockholder meeting in May of each year, our Compensation and Governance Committee generally determines the size of the long-term incentive award for each NEO. In keeping with our commitment to provide a total compensation package that emphasizes at-risk components of pay, long-term incentives for 2022 comprised, on average, 72% of the value of our NEO’s target total direct compensation package.
For 2022, our CEO evaluated each NEO’s performance (other than his own), as discussed previously (see “Compensation Process” above), and made specific recommendations as to their equity award levels for our Compensation and Governance Committee’s consideration. Our Compensation and Governance Committee approved awards for our NEOs (other than our CEO), taking into account these recommendations and our Compensation and Governance Committee’s assessment of the factors noted above for each executive. Our Compensation and Governance Committee, with input from the full Board, evaluated our CEO’s performance using the same criteria as discussed above in “Compensation Process” to establish the appropriate award for our CEO. Equity awards are granted under the Company’s Long-Term Stock Incentive Compensation Program (the “Long-Term Stock Program”), which has been approved by stockholders.
Value of Equity Awarded in 2022.    Stock options are valued as of the grant date using the Black-Scholes valuation model. The Black-Scholes valuation used by our Compensation and Governance Committee in granting the equity awards, is the same valuation used by our Company in measuring and recognizing compensation expense.  RSUs and PBRSUs are valued at the fair market value of the underlying shares on the grant date, with the value of PBRSUs based on the “target” level of performance. Under applicable accounting rules, however, the grant-date fair value of the PBRSUs awarded to our NEOs is calculated for purposes of our financial reporting using a Monte Carlo simulation pricing model. The PBRSUs are included as compensation for our NEOs in the “Summary Compensation Table” based on this valuation methodology. For information on the assumptions used in this fair value computation, refer to Note 14 of the “Notes to Consolidated Financial Statements” in our 2022 Annual Report. Our Compensation and Governance Committee does not apply the Monte Carlo simulation when it determines the number of PBRSUs to be awarded to an executive (instead basing the value of a PBRSU on the fair market value of the underlying “target” number of shares on the grant date) to simplify the award process and provide more consistent award sizing (based on the number of shares subject to the awards) from year to year.
The following chart shows the values of the PBRSU awards approved by our Compensation and Governance Committee in 2022 that were used to determine the number of shares subject to the awards (based on the $105.93 closing price per share of our common stock on May 3, 2022, the grant date for the PBRSUs, and calculated at the “target” level of performance and without taking the Monte Carlo simulation pricing model into account), as well as the accounting grant-

date fair value of the PBRSUs we are required to use under applicable SEC rules to report in the “Summary Compensation Table” (calculated as noted in the footnotes to the “Summary Compensation Table,” and including the impact of the Monte Carlo simulation pricing model).

	2022 PBRSU Awards
Name	Value Based on Grant Date Fair Market Value	Value Required to be Included in Summary Compensation Table
Mr. Mussallem	$2,812,442	3,332,025
Mr. Ullem	662,063	784,375
Mr. Lemercier (1)	1,113,339	1,337,137
Mr. Wood	587,912	696,525
Mr. Zovighian	550,836	652,600
(1)    These amounts for Mr. Lemercier include both his annual equity award in May 2022 and the additional grant he received in July 2022 described below under “Recent Compensation Decisions” as disclosed in the Grant of Plan-Based Awards table below.

The equity awards granted to our NEOs in 2022, and the grant-date fair value of these awards, is set forth in the “Grants of Plan-Based Awards in Fiscal Year 2022” table below.

Determination as to 2019 PBRSU Awards.    In May 2019, our Compensation and Governance Committee granted awards of PBRSUs to certain of our executives. For these awards to vest, Edwards’ TSR for the three-year performance period ending April 30, 2022 had to be at or above -7.5% points from the median TSR of the other companies that were listed in the SPSIHE Subset on the grant date and were still publicly traded on April 30, 2022. Edwards’ TSR for that performance period, and the TSR levels that would have resulted in payout at the threshold, target, and maximum levels, are as follows:

2019 PBRSU Performance Levels	Company’s TSR vs Median of SPSIHE Subset	TSR Over Three-Year Period	Payout as a Percentage of Target Award
Maximum	+7.5% points from Median	17.81%	175%
Target	Median	10.31%	100%
Threshold	-7.5% points from Median	2.81%	25%
Edwards	+14.55% points from Median	24.86%	175%
Our Compensation and Governance Committee determined that as of April 30, 2022 our relative TSR was at +14.55% points above the median and, accordingly, 175% of the target award for each executive vested. Amounts realized by our NEOs attributable to these awards can be found in the “Option Exercises and Stock Vested in Fiscal Year 2022” table below.

Recent Compensation Decisions. On July 7, 2022, in connection with our Board’s appointment of Mr. Lemercier to an expanded leadership role to include Japan, Asia Pacific and Greater China in addition to Europe, Middle East, Africa, Canada and Latin America and in lieu of receiving the Company’s May 2023 annual grant, our Board approved the following equity grants: 54,500 stock options, 6,100 RSUs and 7,625 PBRSUs. For additional information on these grants see “Recent Compensation Decisions” as disclosed in the Grant of Plan-Based Awards table below. In addition, Mr. Lemercier's incentive pay objective under our Company's annual cash incentive plan was increased to $561,957.

In December 2022, in connection with Mr. Zovighian being named as Mr. Mussallem's successorre and being appointed President during the transition, our Board approved an increase to Mr. Zovighian’s base salary level to $800,000 annually and increased his incentive pay objective under our Company’s annual cash incentive plan to $800,000, in each case effective January 1, 2023. In connection with the Board’s appointment of Larry Wood to an expanded role as corporate vice president and group president, Transcatheter Aortic Valve Replacement and Surgical Structural Heart effective January 1, 2023, our Board approved an increase in Mr. Wood’s base salary level to $750,000 annually and increased his incentive pay objective under our Company’s annual cash incentive plan to $750,000, in each case effective January 1, 2023.

Stock Ownership Guidelines and Holding Requirement.    Under our guidelines, executives are expected to own shares of Edwards’ stock as follows:

CEO	Other NEOs

6 times base salary	3 times base salary

All of our NEOs are in compliance with the ownership guidelines and/or the holding requirements as of the date of the filing of this proxy statement.
Stock ownership guidelines were established to create additional owner commitment and to emphasize stockholder value creation. Expected ownership levels are adjusted as the executives’ annual base salaries change. Executives who have not met the guidelines must hold 50% of the net shares of our common stock acquired in connection with the exercise of stock options and the vesting of restricted stock, RSU awards, and PBRSU awards (after satisfaction of applicable taxes and, in the case of options, payment of the exercise price) until the guidelines are met. In the event an executive achieved the guideline but was unable to maintain the ownership level due to a decline in the price of our common stock, the 50% holding requirement is reinstated.
Prohibition on Pledging and Hedging.    We have adopted a policy prohibiting all members of our Board, all employees with a title of “vice president” equivalent or above, and any other employee designated as a “Designated Insider” from time to time under our insider trading policy, from pledging or hedging our Company’s securities. Pledging includes holding our Company’s securities in a margin account or otherwise pledging our Company’s securities as collateral for a loan. Hedging includes entering into short sales, options, puts, calls and sales against the box, as well as hedging of our Company’s securities or derivative transactions including equity swaps, forwards, futures, collars and exchange funds. To our knowledge, none of our NEOs have engaged in pledging or hedging with respect to our common stock.
Market Timing of Equity Awards.    We do not have any program, plan or practice to time equity grants in coordination with the release of material information. Annual equity awards for our NEOs are generally approved at our Compensation and Governance Committee meeting in May of each year and awarded on the date of our Board meeting immediately following that Committee meeting. Any other equity awards to our NEOs, including grants to new hires, are generally made on the date of the next regularly scheduled Board meeting.
Benefits and Perquisites.    Our NEOs are eligible to participate in employee benefit programs generally offered to our employees employed in the same jurisdiction as our NEO including, for all NEOs employed in the United States, the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan (“401(k)”), which provides for a Company matching contribution. Our Company matches employee 401(k) contributions dollar for dollar up to the first 4% of a participant’s eligible cash compensation, and 50% of the next 2% of eligible cash compensation. In addition, we provide certain other perquisites to our NEOs described below that are not generally available to our employees.
Our Compensation and Governance Committee conducts an annual review of the competitiveness of our perquisite program, including its individual components and levels, against the perquisite programs of companies in the Comparator Group. As a result of these reviews, our Compensation and Governance Committee may make adjustments from time to time in the benefits and perquisites provided as it determines to be appropriate.
We believe that providing perquisites enhances the competitiveness of the executive’s compensation in a relatively inexpensive way. These perquisites are described below and reported in the “Summary Compensation Table.”
Our perquisite program for our NEOs includes the following:

Allowances. Effective January 1, 2022, perquisite allowances were removed from our perquisite program, except that certain payments were made to Mr. Lemercier as we believe they are competitive for similar positions in the Swiss market. These include a car allowance of $27,638 and a housing allowance of $31,512 for 2022.

Executive Physical Examination.    Our Company paid up to $2,149 for each annual physical examination received by a NEO. This benefit encourages the proactive management of the executive’s health, helping best position the executive team to be able to address the ongoing and day-to-day issues we face.
Pension. Mr. Lemercier participates in our pension plan applicable to our salaried employees at our Nyon, Switzerland facility (see the section “Pension Benefits” below). Other than our 401(k) plan described above, we do not have any pension plans in which any of the other NEOs participate.

Deferred Compensation.    We have adopted a deferred compensation plan for our NEOs and certain other management employees to enable them to save for retirement by deferring their income and the associated tax to a future date or termination of employment. Under the Executive Deferred Compensation Plan (the “EDCP”), return on compensation deferred by participants is based on investment alternatives selected by the participant. We believe that the EDCP is comparable to similar plans offered by companies in the Comparator Group.
The amounts deferred and accrued under the EDCP for our NEOs are reported below in the “Summary Compensation Table” and the “Nonqualified Deferred Compensation Plans” table.
Employment and Post-Termination Agreements.    We have entered into an employment agreement with our CEO, as well as change-in-control severance agreements (the “change-in-control severance agreements”) with our CEO and our other NEOs as discussed below. Messrs. Ullem, Wood, and Zovighian are eligible to participate in a general severance plan for eligible U.S. employees, and Mr. Lemercier is eligible to receive severance benefits, in each case upon a qualifying termination of employment.
Chief Executive Officer Employment Agreement.    We entered into an amended and restated employment agreement with Mr. Mussallem on March 9, 2009, which was approved by our Compensation and Governance Committee and provides for, among other things, his appointment as Chief Executive Officer, an annual base salary, bonus and long-term incentive awards as determined by our Board, and, in certain circumstances, severance payments upon termination of employment. The agreement renews automatically for successive one-year terms.
Mr. Mussallem’s base salary is reviewed and may be adjusted annually based on our Compensation and Governance Committee’s review of the Comparator Group data in consultation with the Compensation Consultant, and Mr. Mussallem’s performance. Our Compensation and Governance Committee followed the same philosophy and programs described above for executives in determining 2022 compensation for Mr. Mussallem. In addition, our Compensation and Governance Committee reviewed a tally sheet, which affixed a dollar amount to all components of Mr. Mussallem’s compensation, including current compensation, equity awards and benefits.
Our Compensation and Governance Committee believes, after reviewing Mr. Mussallem’s target total direct compensation, individual performance, and contribution to our financial results during 2022, that Mr. Mussallem’s total compensation and each component thereof were in line with our compensation philosophy and objectives.
If Mr. Mussallem’s employment is involuntarily terminated by us without “cause,” as defined in the employment agreement, we are required to pay certain severance benefits, provided he is not receiving the severance benefits under his change-in-control severance agreement. The material terms of the severance arrangement are described in the section “Potential Payments upon Termination or Change in Control” below.
Change-in-Control Severance Agreements.    We have entered into agreements with our NEOs pursuant to which such individuals will be provided certain payments and benefits in the event of termination of employment following a change in control of our Company. We believe that these agreements enhance the likelihood of retaining the services of the executives in the event we were to become an acquisition target and allow our NEOs to continue to focus their attention on our business operations, stockholder value and the attainment of long-term and short-term objectives without undue concern over their employment or financial situations. The material terms of the agreements are described in the section “Potential Payments upon Termination or Change in Control” below.
We believe that the level of severance payments provided under these agreements is fair and reasonable based on the value we would derive from the services provided by the executives with change-in-control severance agreements prior to, and following, a change in control.
Tax Implications – Policy Regarding Section 162(m).    Federal income tax law generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain awards granted by our Company before November 2, 2017 that were based upon attaining pre-established performance measures set by our Compensation and Governance Committee, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation our Compensation and Governance Committee intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors our Compensation and Governance Committee notes when designing our Company’s executive compensation program, our Compensation and Governance Committee has the flexibility to take any compensation-related actions it determines are in the best interests of our Company and our stockholders, including awarding compensation that will not be deductible for tax purposes.

Our Compensation and Governance Committee recognizes the importance of preserving our ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. Our Compensation and Governance Committee will continue to design salary, annual incentive bonuses and long-term incentive compensation in a manner that our Compensation and Governance Committee believes prudent or necessary to hire and retain our NEOs, and may approve non-deductible compensation arrangements for our executive officers from time to time when it believes that these other considerations outweigh the benefit of the tax deductibility of the compensation.

COMPENSATION AND GOVERNANCE COMMITTEE REPORT
The Compensation and Governance Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based on its review and discussions, the Compensation and Governance Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s 2022 Annual Report on Form 10-K.
The Compensation and Governance Committee:
Nicholas J. Valeriani (Chair)
Martha H. Marsh
Paul A. LaViolette
This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

EXECUTIVE COMPENSATION
The “Summary Compensation Table” quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2022. The primary elements of each NEO’s total compensation reported in the table are base salary, annual bonus and long-term equity incentives, consisting of stock options, PBRSUs and RSUs. NEOs also received the other benefits listed in the “All Other Compensation” column of the “Summary Compensation Table,” as further described in the footnotes to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal Year 2022” table, and the accompanying description of the material terms of the stock options, PBRSUs, and RSUs granted in 2022, provides information regarding the long-term equity incentives awarded to our NEOs in 2022. The “Outstanding Equity Awards at 2022 Fiscal Year-End” and “Option Exercises and Stock Vested in Fiscal Year 2022” tables provide further information on our NEOs’ potential realizable value and actual value realized with respect to their equity awards. Post-termination benefits for our NEOs are discussed in the section “Potential Payments Upon Termination or Change in Control” below.
Summary Compensation Table – Fiscal 2020-2022

The following table sets forth a summary, for the years indicated, of the compensation of the principal executive officer, the principal financial officer and our three other most highly compensated executive officers who were serving as executive officers at the end of 2022. No other executive officers that would have otherwise been includable in the table on the basis of total compensation for 2022 have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position	Year	Salary $(1)	Bonus $(2)	Stock Awards $(3)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(5)	All Other Compensation $(6)	Total $

Mr. Mussallem	2022	1,213,038	—	5,583,038	6,186,115	869,400	—	140,554	13,992,145
Chairman of the Board and Chief Executive Officer	2021	1,153,040	—	5,230,175	5,501,118	1,581,770	—	147,202	13,613,305
	2020	1,121,299	—	3,731,409	4,232,880	734,993	—	230,352	10,050,933
Mr. Ullem	2022	704,816	—	1,314,025	1,457,589	319,643	—	65,326	3,861,399
Corporate Vice President, Chief Financial Officer	2021	664,688	—	1,244,451	1,306,053	573,036	—	81,175	3,869,403
	2020	647,079	49,583	1,091,084	1,236,859	262,500	—	98,860	3,385,965
Mr. Lemercier	2022	665,635	—	2,228,867 (7)	2,446,507 (7)	361,414	(5)	208,689	5,911,112
Corporate Vice President	2021	654,236	—	693,922	728,243	532,209	433,522	239,517	3,281,649
	2020	625,360	—	604,174	688,517	254,746	1,925,308	246,810	4,344,915
Mr. Wood	2022	695,336	2,000	1,165,265	1,293,106	337,238	—	65,876	3,558,821
Corporate Vice President	2021	658,063	2,000	1,114,085	1,170,952	567,418	—	77,726	3,590,244
	2020	639,273	—	968,369	1,097,961	273,000	—	101,114	3,079,717
Mr. Zovighian	2022	641,922	—	1,092,210	1,209,870	344,862	—	49,563	3,338,427
Corporate Vice President
(1)    The amounts shown for 2022 include amounts that were deferred into the EDCP as follows: Mr. Mussallem – $173,521; Mr. Ullem – $57,566; Mr. Lemercier – $0; Mr. Wood – $56,672, and Mr. Zovighian – $139,603. The EDCP is more fully described in the section following the “Nonqualified Deferred Compensation Plans” table below. Mr. Lemercier’s salary is paid in Swiss Francs and reported in this table by converting Swiss Francs to United States dollars using an exchange ratio of 1.0504, 1.0917 and 1.0657 (each of which is our average monthly intercompany Swiss Franc to United States dollar exchange rate for the year), for years 2022, 2021 and 2020, respectively.
(2)    The amounts shown for Mr. Wood include awards received through our Innovation Rewards Program which compensates active employee inventors for their patent contributions to our Company.

(3)    The amounts reported in these columns reflect the aggregate grant-date fair value of the stock awards and option awards during the applicable year. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. PBRSUs have been valued for this purpose based on a Monte Carlo simulation pricing model. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see the discussion of stock awards and option awards contained in Note 14 of the “Notes to Consolidated Financial Statements” in our 2022 Annual Report.

     Under the terms of our PBRSU awards at grant, between 0% and 175% of the target number of shares subject to the awards can vest based on performance and the other vesting conditions applicable to the awards. For the PBRSUs awarded to our NEOs in 2022, 2021 and 2020, the table below sets forth (i) the grant-date fair value of the awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, with these values determined based on a Monte Carlo simulation pricing model (included in the “Probable Outcome” column below), and (ii) the grant-date fair value of these awards assuming that the maximum level of performance was achieved.

Name	Year	Probable Outcome of Performance Conditions Grant-Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant-Date Fair Value ($)

Mr. Mussallem
	2021	3,231,008	5,654,264
	2020	2,188,776	3,830,357
Mr. Ullem	2022	784,375	1,372,656
	2021	768,570	1,344,998
	2020	638,651	1,117,640
Mr. Lemercier	2022	1,337,137	2,339,989
	2021	427,988	748,979
	2020	353,428	618,500
Mr. Wood	2022	696,525	1,218,919
	2021	687,192	1,202,586
	2020	570,446	998,280
Mr. Zovighian	2022	652,600	1,142,050

(4)    Amounts shown in this column for 2022 were earned under the Incentive Plan based on achievement of performance criteria for 2022, as described in the “Compensation Discussion and Analysis” above. Amounts shown for Mr. Zovighian include $137,945 deferred into the EDCP.
(5)    Mr. Lemercier participates in our pension plan for salaried employees at our Nyon, Switzerland facility. The amounts shown include employer contributions and investment earnings, and do not include regular employee contributions of approximately $120,170 in 2022. The amount of Mr. Lemercier’s regular employee contributions to the Nyon Pension Plan (as defined below) are reflected in the total amount included in the “Salary” column of the “Summary Compensation Table.” In 2022, the present value of Mr. Lemercier's accumulated pension benefit decreased by $1,447,529. In accordance with SEC rules, this amount is not included in the Summary Compensation Table above because it is a negative number. See the “Pension Benefits” section below.
(6)    The “All Other Compensation” column includes the following amounts paid to our NEOs for the year ended December 31, 2022. The amounts disclosed are the actual costs to us of providing these benefits.

Type of Compensation	Mr. Mussallem	Mr. Ullem	Mr. Lemercier	Mr. Wood		Mr. Zovighian
401(k) Company Match	$15,250	$15,250	$—	$	15,250	$15,250
EDCP Company Contribution	123,336	47,972	—		47,226	30,193
Company Contribution – Zurich vita Pension Plan (saving)	—	—	149,539		—	—
Company Car Payments	—	—	27,638		—	—
Officer Perquisites (Mobile Allowance, Gifts, Annual Physical Examination Expenses and Life Insurance Premiums)	1,968	2,104	—		3,400	4,120
Housing Allowance	—	—	31,512		—	—
Totals	$140,554	$65,326	$208,689*		$65,876	$49,563
*    Converted from Swiss Francs to United States dollars, using an exchange ratio of 1.0504 (which is our average monthly intercompany Swiss Franc to United States dollar exchange rate for the year).
(7) On July 7, 2022, in recognition of Mr. Lemercier’s expanded role, overseeing Japan, Asia Pacific and Greater China in addition to Europe, Middle East, Asia and Latin America and in lieu of receiving May 2023 grant awards, he was awarded 54,500 stock options, 6,100 restricted stock units and 7,625 PBRSUs (based on the $98.43 closing price per share of our common stock on July 7, 2022).
Employment Agreements.    We entered into an amended and restated employment agreement with Mr. Mussallem on March 9, 2009, as described in the “Compensation Discussion and Analysis” section above. We do not have employment agreements with the other NEOs. Post-termination benefits for our NEOs are discussed in the section “Potential Payments Upon Termination or Change in Control” below.

Grants of Plan-Based Awards in Fiscal Year 2022

The following table provides certain summary information concerning each grant of an incentive award made to NEOs in 2022 under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock/ Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Closing Price on Grant Date ($)	Grant-Date Fair Value of Stock and Option Awards ($)(8)
Name	Grant Date(1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Mussallem	__	02/17/2022	—	1,800,000 (3)	3,600,000	—	—	—	—	—	—	—	—
	05/03/2022	05/02/2022	—	—	—	—	—	—	—	190,400 (6)	105.93	105.93	6,186,115
	05/03/2022	05/02/2022	—	—	—	—	—	—	21,250 (5)	—	—	—	2,251,013
	05/03/2022	05/02/2022	—	—	—	—	26,550	46,462	—	—	—	—	3,332,025

Mr. Ullem	__	02/17/2022	—	545,000 (3)	1,090,000	—	—	—	—	—	—	—	—
	05/03/2022	05/02/2022	—	—	—	—	—	—	—	40,600 (7)	105.93	105.93	1,457,589
	05/03/2022	05/02/2022	—	—	—	—	—	—	5,000 (5)	—	—	—	529,650
	05/03/2022	05/02/2022	—	—	—	—	6,250	10,937	—	—	—	—	784,375

Mr. Lemercier	__	02/17/2022	—	480,349 (3)	960,698	—	—	—	—	—	—	—	—
	05/03/2022	05/02/2022	—	—	—	—	—	—	—	24,500 (6)	105.93	105.93	796,007
	05/03/2022	05/02/2022	—	—	—	—	—	—	2,750 (5)	—	—	—	291,308
	05/03/2022	05/02/2022	—	—	—	—	3,425	5,993	—	—	—	—	429,838
	07/07/2022 (9)	07/06/2022	—	—	—	—	—	—	—	54,500 (6)	98.43	98.43	1,650,500
	07/07/2022 (9)	07/06/2022	—	—	—	—	—	—	6,100 (5)	—	—	—	600,423
	07/07/2022 (9)	07/06/2022	—	—	—	—	7,625	13,343	—	—	—	—	907,299

Mr. Wood	__	02/17/2022	—	575,000 (3)	1,150,000	—	—	—	—	—	—	—	—
	05/03/2022	05/02/2022	—	—	—	—	—	—	—	39,800 (6)	105.93	105.93	1,293,106
	05/03/2022	05/02/2022	—	—	—	—	—	—	4,425 (5)	—	—	—	468,740
	05/03/2022	05/02/2022	—	—	—	—	5,550	9,712	—	—	—	—	696,525

Mr. Zovighian	__	02/17/2022	—	510,000 (3)	1,020,000	—	—	—	—	—	—	—	—
	05/03/2022	05/02/2022	—	—	—	—	—	—	—	33,700 (7)	105.93	105.93	1,209,870
	05/03/2022	05/02/2022	—	—	—	—	—	—	4,150 (5)	—	—	—	439,610
	05/03/2022	05/02/2022	—	—	—	—	5,200	9,100	—	—	—	—	652,600
(1)    Our practice is to grant equity-based awards on the date of the Board meeting following our Compensation and Governance Committee’s approval of the grants.
(2)    These are awards payable under the Incentive Plan for 2022. See the discussion on “Annual Cash Incentive Payment” beginning at page 30 for additional information. Amounts for Mr. Lemercier were converted from Swiss Francs to United States dollars using an exchange rate of 1.086762 CHF/USD (reflects the exchange rate as of January 2022).
(3)    See the discussions beginning at page 30 on “2022 Annual Incentive Plan” and page 35 on “Annual Cash Incentive Payment” and on “Incentive Pay Objective” for additional information.
(4)    These are PBRSUs granted under the Long-Term Stock Program. The material terms of the PBRSUs are described in the section “Equity Incentive Plan Awards—Performance-Based Restricted Stock Units” below.
(5)    These are RSUs granted under the Long-Term Stock Program. RSUs granted in 2022 become vested in four equal annual installments beginning on the first anniversary of the grant date and are subject to the executive’s continued employment with our Company. The material terms of the RSUs are described in the section “Equity Incentive Plan Awards—Restricted Stock Units” below.
(6)    These are options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established by our Company for its stock option grants to executives who are retirement-eligible, these options vest and become exercisable in 36 equal monthly installments beginning one month after the award date, and are subject to the executive’s continued employment with our Company. The material terms of the options are described in the section “Equity Incentive Plan Awards—Stock Options” below.
(7)    These are options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established by our Company for its stock option grants to executives who are not retirement-eligible, this option vests and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date. The material terms of the options are described in the section “Equity Incentive Plan Awards—Stock Options” below.
(8)    The amounts reported in this column reflect the grant-date fair value of the stock award or option award determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For the assumptions and methodologies used to value the awards, see footnote 3 to the “Summary Compensation Table” above
(9) These are awards to Mr. Lemercier in recognition of his expanded role, overseeing Japan, Asia Pacific and Greater China in addition to Europe, Middle East, Asia and Latin America and in lieu of receiving May 2023 grant awards.

Non-Equity Incentive Plan Awards.    The material terms of the non-equity incentive plan awards reported in the table above are described in the “Compensation Discussion and Analysis” section under the heading, “2022 Annual Incentive Plan” and “Elements of Compensation—Annual Cash Incentive Payment.”
Equity Incentive Plan Awards.    Each of the equity incentive awards reported in the table above was granted under, and is subject to, the terms of the Long-Term Stock Program. Our Compensation and Governance Committee administers the Long-Term Stock Program and has authority to interpret the plan provisions and make all required determinations thereunder. Additional terms of the equity incentive awards reported in the table above are described in the “Compensation Discussion and Analysis” section under the heading, “Elements of Compensation—Long-Term Incentive Awards” and in the footnotes accompanying the table above. The terms of the accelerated vesting provisions for equity incentive awards are described in this section and in the section titled “Potential Payments Upon a Termination or Change in Control.”
The table above reports awards of stock options granted to our NEOs in 2022. Each option represents a contractual right to receive one share of our common stock if the option becomes vested and is exercised, subject to payment of the exercise price of the option by the award holder. The terms of each option are summarized in the chart below.

STOCK OPTIONS
Maximum Term (expiration date)	• Seven years from grant date
Exercise Price Per Share	• Fair market value of a share of common stock on the grant date
Vesting Schedule—Regular (Messrs. Ullem and Zovighian)	• 25% annually over four years following the grant date
Vesting Schedule—Retirement-Eligible (Messrs. Mussallem, Lemercier and Wood)	• Monthly over 36 months following the grant date
Effect of Change in Control
• No automatic acceleration upon a change in control of our Company

• Accelerated vesting upon a change in control with either (1) a specified termination of employment (a “double-trigger”) under the NEO’s change-in-control severance agreement, or (2) termination of the awards in connection with the change in control

Effect of Termination of Employment of Retirement-Eligible NEOs (Messrs. Mussallem, Lemercier and Wood)
• Unvested options held by the NEO will immediately terminate and be forfeited

• Vested options held by the NEO will remain exercisable and will terminate on the earlier of five years from termination date or the normal expiration date

Effect of Termination of Employment of Non-Retirement-Eligible NEOs (Messrs. Ullem and Zovighian)
• Unvested options held by the NEO will immediately terminate and be forfeited

• Vested options held by the NEO will remain exercisable and will terminate on the earlier of 90 days from termination date or the normal expiration date

Effect of Termination of Employment due to Death or Disability	• Unvested options held by the NEO will immediately vest
Dividend Rights	• No dividend rights

The “Grant of Plan-Based Awards in Fiscal Year 2022” table above reports awards of RSUs granted to our NEOs in 2022. Each RSU represents a contractual right to receive one share of our common stock if the time-based vesting requirements applicable to the award are satisfied, as summarized in the chart below.

RESTRICTED STOCK UNITS
Vesting Schedule	• 25% of the total number of units subject to the award on the first, second, third and fourth anniversaries of the award date
Effect of Change in Control
• No automatic acceleration upon a change in control of our Company; accelerated vesting upon a change in control with either (1) a specified termination of employment (a “double-trigger”) under the NEO’s change-in-control severance agreement, or (2) termination of the awards in connection with the change in control

Effect of Termination of Employment of Retirement- Eligible NEOs (Messrs. Mussallem, Lemercier and Wood)
• If the grant would otherwise vest less frequently than annually, RSUs held by the NEO will vest 25% for each full year of employment from the grant date

• Any remaining unvested RSUs held by the NEO will terminate and be forfeited

Effect of Termination of Employment of Non-Retirement-Eligible NEOs (Messrs. Ullem and Zovighian)	• Unvested RSUs held by the NEO will immediately terminate and be forfeited
Effect of Termination of Employment due to Death or Disability	• Unvested RSUs held by the NEO will immediately vest
Dividend Rights
• Dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding RSUs; however, to date we have never paid a dividend on our common stock

The “Grant of Plan-Based Awards in Fiscal Year 2022” table above reports awards of PBRSUs granted to our NEOs in 2022. Each PBRSU represents a contractual right to receive one share of our common stock if the performance-based and time-based vesting requirements applicable to the award are satisfied, as summarized in the chart below.

PERFORMANCE-BASED RESTRICTED STOCK UNITS
Vesting Provisions
• 0% to 175% of the target number of shares subject to the award will vest based on our Company's TSR measured over a 3-year performance period compared to comparator companies, generally subject to continued employment through the applicable vesting date

TSR Definition
 • The average of the closing price of a share for each trading day during the one month ending on the first day of the performance period compared to the average of the closing price of a share for each trading day during the one month ending on the last day of the performance period

Effect of Change in Control
 • No automatic acceleration upon a change in control of our Company; accelerated vesting upon a change in control with either (1) a specified termination of employment (a “double-trigger”) under the NEO’s change-in-control severance agreement (with vesting at the “target” level if such a termination of employment occurs and the change in control occurred during the performance period), or (2) termination of the awards in connection with the change in control

Effect of Termination due to Death, Disability, Retirement
 • Any unvested PBRSUs will remain eligible to vest at the end of the performance period based on actual attainment of the performance goals, and, for termination due to retirement, the NEO will receive a pro-rata portion of the shares subject to the award (after giving effect to the performance conditions) based on the NEO’s whole months of service during the performance period

Effect of any Other Termination of Employment	• Any unvested PBRSUs held by the NEO will terminate and be forfeited
Compensation and Governance Committee Determination, Vesting Date
 • At the meeting of our Compensation and Governance Committee in May after the end of the performance period, our Compensation and Governance Committee will determine the exact number of shares issuable; payout will be interpolated on a linear basis between the points indicated in the table under “Performance Criteria” below

Dividend Rights
 • Dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding RSUs; however, to date we have never paid a dividend on our common stock

Performance Period	• Begins April 30 of the grant year and ends on April 30 in the third year following the grant year
Comparator Companies	• Companies that were listed in the SPSIHE Subset on the grant date that are still publicly traded companies on the last day of the performance period
Performance Criteria	Performance Levels	Company’s TSR vs Median of SPSIHE Subset	Payout as a Percentage of Target Award
	Maximum	#VALUE!	175%
	Target	Median	100%
	Threshold	-7.5% points from Median	25%
	No Payout	More than -7.5% points from Median	0%

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by our NEOs as of December 31, 2022, including the vesting schedules for the portions of these awards that had not vested as of that date.

		Option Awards				Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	Date
Mr. Mussallem	05/12/2016	146,875	—	35.1967	05/11/2023	—	—	—	—
	05/11/2017	352,200	—	36.7500	05/10/2024	—	—	—	—
	05/17/2018	312,900	—	45.2767	05/16/2025	—	—	—	—
	05/08/2019	256,800	—	59.2567	05/07/2026	—	—	—	—
	05/07/2020	182,634	29,466 (2)	72.6800	05/06/2027	—	—	—	—
	05/04/2021	110,830	99,170 (2)	93.3100	05/03/2028	—	—	—	—
	05/03/2022	37,021	153,379 (2)	105.9300	05/02/2029	—	—	—	—
	05/08/2019	—	—	—	—	13,014 (3)	970,975	—	—
	05/07/2020	—	—	—	—	10,614 (4)	791,911	—	—
	05/07/2020	—	—	—	—	—	—	26,475 (5)	1,975,300
	05/04/2021	—	—	—	—	16,069 (4)	1,198,908	—	—
	05/04/2021	—	—	—	—	—	—	26,800 (5)	1,999,548
	05/03/2022	—	—	—	—	21,250 (4)	1,585,463	—	—
	05/03/2022	—	—	—	—	—	—	26,550 (5)	1,980,896

Total		1,399,260	282,015			60,947	4,547,257	79,825	5,955,744

Mr. Ullem	05/12/2016	80,700	—	35.1967	05/11/2023	—	—	—	—
	05/11/2017	79,800	—	36.7500	05/10/2024	—	—	—	—
	05/17/2018	67,500	—	45.2767	05/16/2025	—	—	—	—
	05/08/2019	44,775	14,925 (6)	59.2567	05/07/2026	—	—	—	—
	05/07/2020	28,050	28,050 (6)	72.6800	05/06/2027	—	—	—	—
	05/04/2021	11,100	33,300 (6)	93.3100	05/03/2028	—	—	—	—
	05/03/2022	—	40,600 (6)	105.9300	05/02/2029	—	—	—	—
	02/21/2019	—	—	—	—	864 (3)	64,463	—	—
	05/08/2019	—	—	—	—	3,375 (3)	251,809	—	—
	05/07/2020	—	—	—	—	3,114 (4)	232,336	—	—
	05/07/2020	—	—	—	—	—	—	7,725 (5)	576,362
	05/04/2021	—	—	—	—	3,825 (4)	285,383	—	—
	05/04/2021	—	—	—	—	—	—	6,375 (5)	475,639
	05/03/2022	—	—	—	—	5,000 (4)	373,050	—	—
	05/03/2022	—	—	—	—	—	—	6,250 (5)	466,313

Total		311,925	116,875			16,178	1,207,041	20,350	1,518,314

Option Awards	Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Lemercier	05/12/2016	19,920	—	35.1967	05/11/2023	—	—	—	—
05/11/2017	43,200	—	36.7500	05/10/2024	—	—	—	—
05/17/2018	47,700	—	45.2767	05/16/2025	—	—	—	—
05/08/2019	38,400	—	59.2567	05/07/2026	—	—	—	—
05/07/2020	29,706	4,794 (2)	72.6800	05/06/2027	—	—	—	—
05/04/2021	14,671	13,129 (2)	93.3100	05/03/2028	—	—	—	—
05/03/2022	4,763	19,737 (2)	105.9300	05/02/2029	—	—	—	—
07/07/2022 (7)	7,569	46,931 (2)	98.4300	07/06/2029	—	—	—	—
05/08/2019	—	—	—	—	1,950 (3)	145,490	—	—
05/07/2020	—	—	—	—	1,725 (4)	128,702	—	—
05/07/2020	—	—	—	—	—	—	4,275 (5)	318,958
05/04/2021	—	—	—	—	2,138 (4)	159,516	—	—
05/04/2021	—	—	—	—	—	—	3,550 (5)	264,866
05/03/2022	—	—	—	—	2,750 (4)	205,178	—	—
05/03/2022	—	—	—	—	—	—	3,425 (5)	255,539
07/07/2022 (7)	—	—	—	—	6,100 (4)	455,121	—	—
07/07/2022 (7)	—	—	—	—	—	—	7,625 (5)	568,901

Total	205,929	84,591	14,663	1,094,007	18,875	1,408,264

Mr. Wood	05/17/2018	64,800	—	45.2767	05/16/2025	—	—	—	—
05/08/2019	40,275	13,425 (6)	59.2567	05/07/2026	—	—	—	—
05/07/2020	24,900	24,900 (6)	72.6800	05/06/2027	—	—	—	—
05/04/2021	23,591	21,109 (2)	93.3100	05/03/2028	—	—	—	—
05/03/2022	7,738	32,062 (2)	105.9300	05/02/2029	—	—	—	—
05/08/2019	—	—	—	—	3,039 (3)	226,740	—	—
05/07/2020	—	—	—	—	2,739 (4)	204,357	—	—
05/07/2020	—	—	—	—	—	—	6,900 (5)	514,809
05/04/2021	—	—	—	—	3,432 (4)	256,062	—	—
05/04/2021	—	—	—	—	—	—	5,700 (5)	425,277
05/03/2022	—	—	—	—	4,425 (4)	330,149	—	—
05/03/2022	—	—	—	—	—	—	5,550 (5)	414,086

Total	161,304	91,496	13,635	1,017,308	18,150	1,354,172

Mr. Zovighian	05/17/2018	14,925	—	45.2767	05/16/2025	—	—	—	—
05/08/2019	38,025	12,675 (6)	59.2567	05/07/2026	—	—	—	—
05/07/2020	23,100	23,100 (6)	72.6800	05/06/2027	—	—	—	—
05/04/2021	9,350	28,050 (6)	93.3100	05/03/2028	—	—	—	—
05/03/2022	—	33,700 (6)	105.9300	05/02/2029	—	—	—	—
05/08/2019	—	—	—	—	2,889 (3)	215,548	—	—
05/07/2020	—	—	—	—	2,550 (4)	190,256	—	—
05/07/2020	—	—	—	—	—	—	6,375 (5)	475,639
05/04/2021	—	—	—	—	3,207 (4)	239,274	—	—
05/04/2021	—	—	—	—	—	—	5,350 (5)	399,164
05/03/2022	—	—	—	—	4,150 (4)	309,632	—	—
05/03/2022	—	—	—	—	—	—	5,200 (5)	387,972

Total	85,400	97,525	12,796	954,710	16,925	1,262,775
(1)    The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $74.61, the closing price of our common stock on the last trading day of 2022.

(2)    Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for executives who are retirement eligible, including Messrs. Mussallem, Lemercier, and Wood, options granted since May 2015 vest and become exercisable in 36 equal monthly installments beginning one month after the award date, and are subject to the executive’s continued employment.
(3)    RSUs under the Long-Term Stock Program. RSUs become vested as to 50% of the total number of units subject to the award on each of the third and fourth anniversaries of the award date, and are subject to the executive’s continued employment.
(4)    RSUs under the Long-Term Stock Program. RSUs granted since February 2020 become vested as to 25% of the total number of units subject to the award on each anniversary of the award date, and are subject to the executive’s continued employment.
(5)    Target number of PBRSUs under the Long-Term Stock Program. PBRSUs vest on the third anniversary of the award date and are subject to the executive’s continued employment. The number of shares issuable upon vesting of these PBRSUs will range from 0% to 175% of the target number of shares subject to the award and depend on satisfaction of applicable performance requirements over a three-year performance period.
(6)    Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on the first anniversary of the award date, and are subject to the executive’s continued employment.
(7) On July 7, 2022, in recognition of Mr. Lemercier’s expanded role, overseeing Japan, Asia Pacific and Greater China in addition to Europe, Middle East, Asia and Latin America and in lieu of receiving May 2023 grant awards, he was awarded 54,500 stock options, 6,100 restricted stock units and 7,625 PBRSUs (based on the $98.43 closing price per share of our common stock on July 7, 2022).
Option Exercises and Stock Vested in Fiscal Year 2022
The following table sets forth for each of our NEOs the number of shares of our common stock acquired under the NEO’s RSU and PBRSU awards that vested during the year ended December 31, 2022, and the value realized on each exercise of stock options by the NEO during the year ended December 31, 2022. No stock appreciation rights have been granted to our NEOs.

Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Mr. Mussallem	430,875 (3)	30,341,818	96,405	9,646,625
Mr. Ullem	—	—	25,838	2,590,444
Mr. Lemercier	34,880 (4)	3,050,413	14,496	1,449,795
Mr. Wood	76,800 (5)	4,476,145	22,553	2,255,999
Mr. Zovighian	—	—	21,279	2,128,907
(1)    The dollar amounts shown are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share sale price of our common stock on the date of exercise and the exercise price of the options.
(2)    The dollar amounts shown are determined by multiplying (i) the number of shares or units, as applicable, that vested, by (ii) the per-share closing market price of our common stock on the day prior to vesting.
(3)    All 430,875 options exercised by Mr. Mussallem were exercised pursuant to a pre-arranged stock trading plan established under Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Plan”).
(4)    All 34,880 options exercised by Mr. Lemercier were exercised pursuant to a Rule 10b5-1 Plan.
(5)    All 76,800 options exercised by Mr. Wood were exercised pursuant to a Rule 10b5-1 Plan.
Pension Benefits
Mr. Lemercier participates in our pension plan applicable to salaried employees at our Nyon, Switzerland facility. None of our other NEOs participates in any Company pension plan. The following table sets forth the actuarial present value of Mr. Lemercier’s accumulated benefit under the Nyon pension plan (the “Nyon Pension Plan”).

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Mussallem	—	—	—	—
Mr. Ullem	—	—	—	—
Mr. Lemercier	Nyon Pension Plan	—	$11,976,809(2)	—
Mr. Wood	—	—	—	—
Mr. Zovighian	—	—	—	—
(1)    See Note 13 of the “Notes to Consolidated Financial Statements” in our 2022 Annual Report for a discussion of the assumptions and methodologies used to determine the present value of accumulated benefits under the Nyon Pension Plan.
(2)    Reported in this table by converting Swiss Francs to United States dollars using an exchange ratio of 1.076915 as of December 31, 2022.
The Nyon Pension Plan is a cash balance plan under which each participant has an account balance consisting of savings and interest credits earned each year. Interest credits are determined annually. Savings credits are equal to a percentage of “insured salary” based upon the age of the participant (ranging from 15% at age 18 to 28% at age 55 or older for managers opting for an additional optional contribution of 4%). Insured salary includes salary, temporary income and bonus reduced by social security offsets. The plan is funded by both employee and employer contributions, which are fully vested at all times.
Mr. Lemercier made a regular employee contribution of approximately $120,170 in 2022. Normal retirement age is 65. At normal retirement, a participant may choose to receive the accumulated account balance as either a lump sum or in the form of a pension annuity.
Nonqualified Deferred Compensation Plans
Executive Deferred Compensation Plan.    The following table sets forth information relating to our nonqualified deferred compensation plan (“EDCP”) for 2022 for our NEOs.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Mr. Mussallem	173,521	123,337	(2,783,768)	—	7,927,288
Mr. Ullem	57,566	47,972	(48,220)	—	359,410
Mr. Lemercier	—	—	—	—	—
Mr. Wood	56,672	47,226	(326,831)	—	1,450,185
Mr. Zovighian	139,603	30,193	(209,317)	—	1,170,769
(1)    Executive contributions for 2022 are included in the “Salary” column of the “Summary Compensation Table” above.
(2)    Company contributions for 2022 are included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(3)    “Earnings” is defined to reflect the difference in the account balance between the beginning and end of the year, less any executive or Company contributions and any amounts withdrawn or distributed. Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid.
(4)    The vested balance at the end of 2022 reflects the following aggregate amounts that were previously reported as compensation in the appropriate columns of the “Summary Compensation Table” for years through and including 2022 to the extent the executive was an NEO for the applicable year: $10,414,198 for Mr. Mussallem, $302,092 for Mr. Ullem, $0 for Mr. Lemercier, $1,673,118 for Mr. Wood, and $994,792 for Mr. Zovighian. In addition, Mr. Zovighian deferred $215,498 from his 2021 Non-Equity Incentive payout into the EDCP.
The EDCP provides our NEOs and certain other employees with the opportunity to defer specified percentages (up to 25%) of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the 401(k) because of the limitations under such plan imposed by the Internal Revenue Code (the “Code”). The EDCP also permits the participants to defer up to 100% of their annual cash incentive bonus and an additional 55% of their base pay, but we do not match the employee contribution above 25%. Participants may elect deferred amounts to be paid either in the form of a lump sum or in up to 15 annual installments upon either separation from service, a specified date, or death. Deferrals are credited with gains or losses based on the performance of one or more investment alternatives selected by the participant from among investment funds chosen by our Compensation and Governance Committee or its delegate. Investment elections made for each plan year may not be revoked, changed or modified except as permitted under the EDCP, and subject to applicable law. No actual investments will be held in the participants’ accounts and participants will at all times remain general unsecured creditors of our Company with respect to their account balances.
Potential Payments Upon Termination or Change in Control

Included below is a summary of the material terms and conditions of the plans and agreements we maintain that provide for certain payments and benefits in connection with a termination of our NEOs’ employment, other than benefits that are part of employee benefit plans that apply on the same terms to all salaried employees. Also described below are the terms of the Long-Term Stock Program with respect to outstanding equity awards that may apply in the event of a change in control of our Company.
Change-in-Control Severance Agreements.    We have entered into change-in-control severance agreements with each of our NEOs and certain other executives. The change-in-control severance agreements are subject to automatic one-year extensions each year unless we provide notice that the agreement will not be extended. Under the terms of the change-in-control severance agreement, each executive is entitled to receive certain severance payments if, at any time during the period commencing six months prior to and ending on the date that is 24 months following a change in control, the executive incurs a “qualifying termination” of employment. For these purposes, a “qualifying termination” means (i) the executive is involuntarily terminated by us without cause or (ii) the executive voluntarily terminates employment for good reason.
For purposes of the change-in-control severance agreements, “cause” generally includes (1) certain willful and deliberate material breaches by the executive of the executive’s duties and responsibilities that are not timely remedied; (2) the executive engaging in conduct that is willfully, demonstrably and materially injurious to our Company that is not timely remedied; or (3) the executive being convicted of, or pleading guilty or nolo contendere to, a felony that adversely affects the reputation of the executive or our Company.

For our NEOs other than Mr. Mussallem, “good reason” generally includes (1) a material change of the executive’s responsibilities or status or the assignment of the executive to duties materially inconsistent with such responsibilities or status; (2) a relocation in excess of 50 miles of the executive’s principal job location; (3) a reduction of the executive’s base salary, incentive plans or benefits; (4) our failure to require any successor company to assume the obligations under the agreement; or (5) a material breach by our Company of the material terms of the agreement. For Mr. Mussallem, “good reason” generally has the same meaning described above, except that the definition also includes that following a change in control (i) Mr. Mussallem is no longer a member of our Board or fails to be nominated for reelection to our Board; or (ii) Mr. Mussallem and our Company (or any successor company) have not mutually agreed (within five business days following a change in control) on the terms and conditions of his continued employment.

In the event of a qualifying termination, the executive would be entitled under the change-in-control severance agreement to receive a lump sum payment equal to the sum of (1) two times (three times in the case of Mr. Mussallem) the executive's annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher); (2) two times (three times in the case of Mr. Mussallem) the executive's Incentive Pay Objective for the year of termination (or the dollar amount of the actual bonus paid in the preceding year, if higher); (3) a pro-rated bonus for the year of termination; (4) accelerated vesting of the executive’s then-outstanding and unvested long-term incentive awards; and (5) continued participation in our medical and dental plans for three years following termination of employment. In addition, the executive would be entitled to reasonable outplacement services. If any such payments or benefits would constitute a parachute payment under Section 280G of the Code, then such payments and benefits would either (i) be reduced to the extent necessary so that none of the payments would constitute a parachute payment, or (ii) paid to the executive in full, whichever yields the greatest after-tax benefit after taking into account any excise taxes imposed under Section 4999 of the Code. The change-in-control severance agreements do not provide for tax gross-up payments. Receipt of these severance benefits is conditioned upon the executive executing and not revoking a general release of any claims in favor of our Company.
The change-in-control severance agreements for our NEOs other than Mr. Mussallem provide that, in the event the executive is entitled to benefits under our Severance Pay Plan (the “Severance Plan”), which is described below, and the executive also has a qualifying termination under the change-in-control severance agreement, the executive will be entitled to the benefits under the change-in-control severance agreement only, and installment payments under the Severance Plan will immediately terminate without offset or reduction for any benefits already received under the Severance Plan. In the event Mr. Mussallem becomes entitled to the benefits under his change-in-control severance agreement following the time at which he became entitled to certain severance benefits under the terms of his employment agreement (which is described below), any then-remaining severance benefits under his employment agreement will immediately terminate and he will only be entitled to benefits under his change-in-control severance agreement, and the amount of certain severance benefits payable under his change-in-control severance agreement will be reduced by the amount of the severance benefits previously paid under his employment agreement.
Employment Agreement with CEO.    On March 9, 2009, our Company entered into an amended and restated employment agreement with Mr. Mussallem pursuant to which he is eligible to receive benefits in connection with certain termination circumstances. If Mr. Mussallem’s employment is terminated without cause, we will pay him the sum of (1) two times his highest base salary in the preceding 12 months; (2) the higher of one times his maximum target bonus for the year of termination, or two times the actual bonus paid in the preceding year; (3) a pro-rated bonus for the year of termination; and (4) an amount equal to the cost of continued medical and dental coverage for up to 24 months. Mr. Mussallem will not be entitled to receive any such payments if he receives payments under his change-in-control severance agreement and, as described above, any severance benefits Mr. Mussallem may receive under his change-in-control severance agreement will be offset by any benefits he received under his employment agreement. For purposes of Mr. Mussallem’s employment agreement, “cause” generally includes (i) the executive willfully engaging in conduct that is demonstrably and materially injurious to our Company; or (ii) the executive’s conviction of a felony.
If Mr. Mussallem’s employment is terminated due to retirement, disability or death, he will receive his pro-rated bonus for the year of termination and additional benefits as determined in accordance with our benefit plans.
For a period of 24 months following his termination of employment, Mr. Mussallem may not employ or solicit for employment any of our employees or consultants.

Severance Pay Plan.    We maintain the Severance Plan, under which our NEOs (other than Messrs. Mussallem and Lemercier) and certain other U.S. employees are eligible to receive severance benefits in connection with a termination of the individual’s employment due to elimination of his or her position or a reduction in the size of our workforce. If an NEO (other than Messrs. Mussallem and Lemercier) becomes entitled to benefits under the Severance Plan, the NEO’s benefits will consist of cash severance equal to one and one-half times the executive’s “monthly compensation” (as defined in the Severance Plan), plus 4% of the executive’s monthly compensation multiplied by the number of whole months of service completed as of the date of termination. In no event will this cash severance exceed two times the executive’s annual compensation received in the preceding 12 months. Receipt of these severance benefits is conditioned upon the executive executing and not revoking a general release of any claims in favor of our Company. See “Change-in-Control Severance Agreements” section above for a description of the treatment of Severance Plan benefits if an NEO is also entitled to severance benefits under the change-in-control severance agreement.

Severance Benefits for Mr. Lemercier.    Mr. Lemercier is eligible to receive severance benefits if his employment is terminated by our Company for any reason other than for cause. These benefits will consist of cash severance equal to one month of his monthly base salary for every year of service, capped at two years of his annual base salary. In addition, he will be entitled to six months advance notice of a termination of employment or pay in lieu of notice of an amount equal to six months of his monthly base salary. Receipt of these severance benefits is conditioned upon the executive executing and not revoking a general release of any claims in favor of our Company. Mr. Lemercier will not be entitled to receive any such payments if he receives payments under his change-in-control severance agreement.
Acceleration of Equity Awards.    None of our outstanding unvested equity awards will vest automatically upon a change in control (i.e., we have no “single trigger” vesting arrangements). Pursuant to the terms of the Long-Term Stock Program, all unvested equity awards held by our NEOs will vest in full if there is both a change in control and a specified termination of employment (a “double-trigger”), or if the awards are terminated in the change-in-control transaction.
Estimated Payments.    The following tables set forth the estimated payments and benefits that would have been payable to our NEOs under the terms of their agreements as described above had their employment been terminated on December 31, 2022 under the termination circumstances indicated below. Unless otherwise noted, all cash payments would be made in a lump sum and would be paid by us or our successor. The amounts set forth in these tables represent estimates and are subject to substantial variation based on the timing of the applicable triggering event. We caution the reader to consider these limitations in reviewing the following tables.
For purposes of estimating the amount of payments and benefits payable as a result of a termination of the executive’s employment following a change in control, we have made the following assumptions where applicable:
•    the change in control occurred on December 31, 2022;
•    the stock price was $74.61 per share, which was the closing price of our common stock on December 30, 2022, the last trading day in fiscal year 2022;
•    all NEOs were terminated on the date of the change in control; and
•    the NEOs received continued participation in our medical and dental plans for three years following termination of employment.
We have also assumed that outstanding and unvested stock options, RSUs and PBRSUs held by the executive accelerated and became vested (to the extent required in the circumstances) on the applicable event. If the awards were accelerated in connection with a change in control pursuant to which the awards were to be terminated, the value of the acceleration would be the same as the applicable value indicated below for “Qualifying Termination in Connection with a Change in Control” assuming that the change in control occurred on December 31, 2022. In these circumstances, there would be no additional value for the accelerated vesting of the awards in connection with a termination of employment if the awards had previously accelerated because of the change in control.
Executive Benefits and Payments upon Termination: Mr. Mussallem

	Qualifying Termination in Connection with a Change in Control(1)	Termination Due to Retirement(2)	Termination Due to Disability or Death(2)	Involuntary Termination by the Company Without Case(2)
Salary Severance	$ 3,600,000	$ __	$ __	$ 2,400,000
Bonus Severance	5,400,000	__	__	3,163,540
Pro Rata Bonus – 2022	1,800,000	1,800,000	1,800,000	1,800,000
Stock Option Acceleration	56,855	__	56,855	__
Restricted Stock Unit Acceleration	4,547,013	485,431	4,547,013	485,431
Performance-Based Stock Unit Acceleration	5,955,744	3,306,881	5,955,744	3,306,881
Medical and Dental Coverage Continuation	41,534	__	__	27,689
Outplacement	50,000	__	__	__

Total	$ 21,451,146	$ 5,592,312	$ 12,359,612	$ 11,183,541
(1)    Represents benefits that would be provided pursuant to the terms of Mr. Mussallem’s change-in-control severance agreement. Mr. Mussallem’s payments and benefits will be reduced to the extent necessary to ensure that he receives only the greater of (1) the amount of the payments which would not constitute a parachute payment, and (2) the amount which yields the executive the greatest after-tax amount of benefits after taking into account any excise taxes imposed on the executive under Section 4999 of the Code. The value of Mr. Mussallem’s severance benefits presented in the table assumes that no such reduction in his benefits would be required.
(2)    Represents benefits that would be provided pursuant to the terms of Mr. Mussallem’s amended and restated employment agreement and taking into account that Mr. Mussallem is retirement-eligible.

Executive Benefits and Payments upon Termination: Qualifying Termination in
Connection with a Change in Control(1)

	Mr. Ullem	Mr. Lemercier	Mr. Wood	Mr. Zovighian
Salary Severance	$ 1,395,794	$ 1,362,108	$ 1,375,568	$ 1,272,632
Bonus Severance	1,146,072	1,121,119	1,150,000	1,077,490
Pro Rata Bonus – 2022	545,000	560,560	575,000	510,000
Stock Option Acceleration	283,285	9,248	254,175	239,186
Restricted Stock Unit Acceleration	1,206,817	1,093,969	1,017,028	954,542
Performance-Based Stock Unit Acceleration	1,518,314	1,408,264	1,354,172	1,262,775
Medical and Dental Coverage Continuation (2)	132,900	1,514,424	34,302	57,767
Outplacement	50,000	50,000	50,000	50,000
Total	$6,278,182	$7,119,692	$5,810,245	$5,424,392
(1)    Represents benefits that would be provided pursuant to the terms of our NEO’s change-in-control severance agreement. Under the change-in-control severance agreements, payments and benefits that would be subject to excise taxes imposed on the executive under Section 4999 of the Code may be reduced as described above. The value of each executive’s severance benefits presented on the table assumes that no such reduction in benefits would be required.
(2) The Medical Coverage Continuation amount includes medical, dental, vision and Employee Assistance Program (and other welfare benefit plans coverage based upon country of employment) for 36 months following the date of termination.
Executive Benefits and Payments upon Involuntary Termination:
Not in Connection with a Change in Control

	Mr. Ullem	Mr. Lemercier	Mr. Wood	Mr. Zovighian
Cash Severance	$336,154	$1,180,458(1)	$1,115,356	$281,040
(1)    Mr. Lemercier’s cash severance is reported in this table by converting Swiss Francs to United States dollars using an exchange ratio of 1.0504 (which is our average monthly intercompany Swiss Franc to United States dollar exchange rate for the year), and assumes that he was entitled to pay in lieu of six months advance notice of termination.

Death and Disability Benefits for Mr. Lemercier.    As a member of our European Management Team, Mr. Lemercier is entitled to receive risks related benefits as part of his pension plan rules. As Mr. Lemercier has now reached the normal retirement age of 65, he is not eligible to receive disability nor death benefits as an active plan participant. In exchange he would receive his regular retirement pension in case of disability occurs and a spouse pension in the event of his death (60% of his retirement pension).
CEO Pay Ratio
Pursuant to the Securities Exchange Act of 1934, as amended, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2022 was $13,992,145, and the median of the total 2022 compensation of all of our employees (excluding our CEO) was $50,997. Accordingly, we estimate the ratio of our CEO’s total compensation for 2022 to the median of the total 2022 compensation of all of our employees (excluding our CEO) to be 274 to 1.
We identified the median employee (the “2020 median employee”) for purposes of the CEO pay ratio disclosure included in the Proxy Statement for our 2021 Annual Meeting of Stockholders (the “2020 Pay Ratio Disclosure”), and there has been no change in our employee population or employee compensation arrangements since the 2020 median employee was identified that we believe would significantly impact our pay ratio disclosure.
The total 2022 annual compensation for the median employee was determined using the same rules that apply to reporting the compensation of our NEOs (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology. The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions, and adjustments, and the SEC has acknowledged that pay ratio disclosures may involve a degree of imprecision. We believe that the foregoing pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure

The following table sets forth additional compensation regarding the relationship between our CEO’s and our other NEOs’ compensation and our financial performance for the years shown in the table (in this discussion, our NEOs other than our CEO are referred to as our “Non-CEO NEOs”). The calculations and analysis below do not necessarily reflect our Company’s approach to aligning compensation with performance. For information concerning the Company’s compensation philosophy and how our Company’s executive compensation program is designed to align compensation with performance, refer to the Compensation Discussion Analysis section of this Proxy Statement.

					Value of Initial Fixed $100 Investment Based On4:
Year[1]	Summary Compensation Table Total for CEO[2]	Compensation Actually Paid to CEO[3]	Average Summary Compensation Table Total for Non-CEO NEOs[2]	Average Compensation Actually Paid to Non-CEO NEOs[3]	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (millions)[5]	Underlying Revenue Growth[6]
2022	$13,992,145	$(10,537,711)	$4,167,440	$(2,605,075)	$95.94	$113.92	$1,521.9	7.7%
2021	13,613,305	31,516,279	3,501,702	8,147,117	166.60	140.40	1,503.1	17.8%
2020	10,050,933	15,035,705	3,403,465	4,444,991	117.32	117.63	823.4	0.6%
(1)    Mr. Mussallem was our CEO for each of the three years included in the table. For each year included in the table, our executive officers included in the Non-CEO NEO group for that year are listed below:

Year	Non-CEO NEOs
2022	Scott Ullem, Jean-Luc Lemercier, Larry Wood, Bernard Zovighian
2021	Scott Ullem, Donald Bobo Jr, Jean-Luc Lemercier, Larry Wood
2020	Scott Ullem, Donald Bobo Jr, Jean-Luc Lemercier, Larry Wood
(2)    See the Summary Compensation Table above for detail on the Summary Compensation Table total compensation for our CEO for each year covered in the table. The average compensation for the Non-CEO NEOs for 2022 was calculated from the Summary Compensation Table above. The average compensation for the Non-CEO NEOs for each of 2021 and 2020 was calculated from the Summary Compensation Table as disclosed in our Proxy Statement filed with the Securities and Exchange Commission in 2022 or 2021, respectively.
(3)    Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (1) for RSU awards (excluding Total Shareholder Return “TSR” awards and other performance-based awards), closing price on applicable year-end date(s) or, in the case of vesting dates, the actual vesting date price, (2) for TSR-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), and (3) for stock options, a Black Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the seven year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%.

For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each of our NEOs (including, for purposes of this table, former named executive officers who are included in the Non-CEO NEO group for the applicable year) means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable year and adjusted for the following with respect to each NEO:

•Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable year,
•Less the NEO’s aggregate change in the actuarial present value of the accumulated benefit under pension plans included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table for the applicable year,
•Plus the pension service cost for the NEO for the applicable year,
•Plus the year-end value of Edwards option and stock awards granted in the covered year which were outstanding and unvested at the end of the covered year,
•Plus/(less) the change in value as of the end of the covered year as compared to the value at the end of the prior year for Edwards option and stock awards which were granted in prior years and were outstanding and unvested at the end of the covered year,
•Plus the vesting date value of Edwards option and stock awards which were granted and vested during the same covered year,
•Plus/(less) the change in value as of the vesting date as compared to the value at the end of the prior year for Edwards option and stock awards which were granted in prior years and vested in the covered year,
•Less, as to any Edwards option and stock awards which were granted in prior years and were forfeited during the covered year, the value of such awards as of the end of the prior year,
•Plus the dollar value of any dividends or other earnings paid during the covered year on outstanding and unvested Edwards option and stock awards (no dividends were paid on unvested awards during the applicable years; the crediting of dividend equivalents on stock awards is taken into account in determining the applicable vesting or year-end date of the award),
•Plus, as to an Edwards option or stock award that was materially modified during the covered year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the Edwards option or stock awards held by the NEOs were materially modified during the years covered by the table).

In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10 K each year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.

The table above reflects the CAP (determined as noted above) for our CEO and, for our Non-CEO NEOs, the average of the CAPs determined for the Non-CEO NEOs for each of the years shown in the table. Compensation Actually Paid to Mr. Mussallem reflects the following adjustments from Total compensation reported in the Summary Compensation Table.

Compensation Actually Paid to Mr. Mussallem reflects the following adjustments from Total compensation reported in the Summary Compensation Table:

	2022	2021	2020
Total Reported in 2022 Summary Compensation Table (SCT)	$13,992,145	$13,613,305	$10,050,933
Less, value of Stock Awards reported in SCT	(11,769,153)	(10,731,293)	(7,964,289)
Less, change in Pension Value reported in SCT	—	—	—
Plus, Annual Service Cost (Pension)	—	—	—
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	5,096,973	16,872,757	9,943,132
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(4,858,706)	1,252,507	(671,244)
Plus, FMV of Awards Granted this Year and that Vested this Year	826,186	1,466,945	931,746
Plus, Change in Fair Value (from prior year-end) of Prior Year awards that Vested this year	(13,825,155)	9,042,058	2,745,426
Less Prior Year Fair Value of Prior Year awards that Failed to vest this year	—	—	—
Total Adjustments	$(24,529,856)	$17,902,974	$4,984,772
Actual Compensation Paid for Fiscal Year 2022	$(10,537,711)	$31,516,279	$15,035,705
The average Compensation Actually Paid to the non-CEO NEOs reflects the following adjustments from Total compensation reported in the Summary Compensation Table for the applicable year:

	2022	2021	2020
Total Reported in 2022 Summary Compensation Table (SCT)	$4,167,440	$3,501,702	$3,403,465
Less, value of Stock Awards reported in SCT	(3,051,860)	(2,065,155)	(1,879,854)
Less, change in Pension Value reported in SCT	—	(108,381)	(481,327)
Plus, Annual Service Cost (Pension)	73,920	284,557	211,352
Plus, Year-End value of Awards Granted in Fiscal Year that are Unvested and Outstanding	1,186,590	3,325,850	2,502,007
Plus, Change in Fair Value of Prior Year awards that are Outstanding and Unvested	(1,392,945)	97,694	(302,943)
Plus, FMV of Awards Granted this Year and that Vested this Year	370,095	195,064	91,597
Plus, Change in Fair Value (from prior year-end) of Prior Year awards that Vested this year	(3,958,314)	2,915,787	900,694
Less Prior Year Fair Value of Prior Year awards that Failed to vest this year	—	—	—
Total Adjustments	$(6,772,514)	$4,645,415	$1,041,526
Actual Compensation Paid for Fiscal Year 2022	$(2,605,075)	$8,147,117	$4,444,991
(4)    Edwards Total Shareholder Return represents cumulative total shareholder return on a fixed investment of $100 in our common stock for the period beginning on the last trading day of 2019 through the end of the applicable year, and is calculated assuming the reinvestment of dividends. Peer Group Total Shareholder Return represents cumulative total shareholder return on a fixed investment of $100 in the S&P Health Care Equipment Index for the period beginning on the last trading day of 2019 through the end of the applicable year and is calculated assuming the reinvestment of dividends.

The following chart illustrates the CAP for our CEO and the average CAP for our Non-CEO NEOs for each of the last three years against our Company’s total shareholder return and the total shareholder return for the S&P 500 Health Care Equipment Index (each calculated as described above) over that period of time.

Compensation Actually Paid to TSR
Compensation Actually Paid
TSR
$166.60
$117.32
$117.63
$140.40
$113.92
$95.94
$15.0M
$4.4M
$31.5M
$8.1M
$(10.5)M
$(2.6)M
2020
2021
2022
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Total Shareholder Return
Peer Group Total Shareholder Return

(5)    This column shows our net income for each year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our Non-CEO NEOs for each of the last three years against our net income for each of those years. While no portion of NEO compensation is directly dependent upon our net income, SEC rules require that net income be presented as a performance measure in this table.

Compensation Actually Paid to Net Income
Compensation Actually Paid
Net Income
$1,503.1M
$1,521.9M
$823.4M
$15.0M
$4.4M
$31.5M
$8.1M
$(10.5)M
$(2.6)M
2020
2021
2022
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Net Income

(6)    This column shows our underlying revenue growth for each year covered by the table. We consider underlying revenue growth to be a key metric in our executive compensation program as underlying revenue growth is used in determining payouts under our Annual Incentive Plan. See the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the use of this performance measure in our executive compensation program. The following chart illustrates the CAP for our CEO and the average CAP for our Non-CEO NEOs for each of the last three years against our underlying revenue growth for each of those years.

Compensation Actually Paid to Underlying Revenue Growth

Compensation Actually Paid
Underlying Revenue Growth
17.8%
7.7%
0.6%
$15.0M
$4.4M
$31.5M
$8.1M
$(10.5)M
$(2.6)M
2020
2021
2022
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Underlying Revenue Growth

Following is an unranked list of the financial performance measures we consider most important in linking the compensation actually paid to our NEOs for 2022 with our performance.

•Relative TSR (used in our PBRSUs)
•Underlying Revenue Growth (used in our Incentive Plan)
•Adjusted Earnings Per Share (used in our Incentive Plan)
•Adjusted Free Cash Flow (used in our Incentive Plan)
•KOD Measurement

See the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the use of these performance measures in our executive compensation program.

In addition to the financial performance measures listed above, we view our stock price, upon which the value of all of our equity awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management with the interests of our stockholders.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS.
In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to vote, on an advisory, non-binding basis, on the executive compensation of our NEOs as disclosed in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the “Compensation Discussion and Analysis”).
As described more fully in the “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain, motivate, and engage executives with superior leadership and management capabilities. High-caliber talent is critical to our success and we strive to provide compensation that is competitive. Our strong pay-for-performance culture is reflected below:
•    A significant portion of executive compensation is performance based;
•    Our performance goals consist of a mix of Company-wide financial, operating, and strategic measures as well as personal objectives designed to further our Company’s annual and long-term business performance; and
•    We strive to align the interests of our executives with the interests of our stockholders, with a significant portion of executive compensation being in the form of equity awards with a value dependent upon our stock price.
We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 28, which describes in more detail how our executive compensation policies and procedures are designed and operate to achieve our compensation and strategic objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative appearing on pages 46 through 63. Our Compensation and Governance Committee and our Board believe that the policies, procedures, and compensation programs described in these sections have contributed to our Company’s long-term performance.
In the advisory vote at our 2022 annual meeting, approximately 90% of the votes cast by our stockholders supported our executive compensation policies and procedures.
Even though we have regularly received strong support for our executive pay practices, our Compensation and Governance Committee continues to engage in periodic reviews of our executive compensation and benefits programs and makes changes as appropriate to reflect our compensation philosophy and objectives, and to take into account stockholder feedback.

In January 2023, our Board of Directors approved the 2022 KOD achievement at 113% of target. Our financial performance resulted in financial achievement at 61% of target. Accordingly, our cash incentive plan for corporate employees funded at 69% of target. Final incentive amounts for our NEOs for 2022 also took into account each employee’s individual performance. See “Elements of Compensation—Annual Cash Incentive Payment” in the “Compensation Discussion and Analysis” above for additional information regarding the annual cash incentive payment.
Another indicator of our pay-for-performance culture is the relationship of our NEOs’ target total direct compensation to TSR. Over the past five years, on average, 90% of our CEO’s target total direct compensation is performance-based, and 76% is tied to the performance of Edwards’ stock. Our stock price has increased 99% over the past five years, 25% over the past three years, and declined 42% over the past year.
We are asking our stockholders to indicate their support for our NEO compensation programs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure included in the Proxy Statement.”
The say-on-pay vote is advisory, and therefore not binding on our Company, our Compensation and Governance Committee or our Board, and it will not be construed as overriding a decision by our Company, our Compensation and

Governance Committee or our Board, or creating or implying any additional fiduciary duty. However, our Board and our Compensation and Governance Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding executive compensation. Our current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting. It is expected that the next such vote will occur at the 2024 annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS.

 PROPOSAL 3 – ADVISORY VOTE TO APPROVE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

As described in Proposal 2 above, our stockholders are being provided the opportunity to cast an advisory vote on our NEO compensation (referred to as a “say-on-pay” vote).

In 2017, our stockholders had the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in the Proxy Materials for our annual meetings of stockholders or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting (referred to as a “say-on-pay frequency vote”). At our 2017 annual meeting, stockholders voted to have the say-on-pay vote every year. Our Board accepted the stockholders’ preference and implemented annual say-on-pay advisory votes.

Under SEC rules, we are required to hold a new say-on-pay frequency vote at least every six years. Accordingly, this Proposal 3 affords our stockholders the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in the proxy materials for future annual or special stockholders meetings, as applicable. Under this Proposal 3, our stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

We believe that advisory votes on executive compensation should be conducted every year so that our stockholders may annually express their views on our executive compensation program. Over the past six years, stockholders have come to expect, and are accustomed to having, the opportunity to review and vote on executive compensation every year. Also, if investors do have concerns about our Company's executive compensation program, it can be a benefit to allow them to express those concerns through the annual say-on-pay vote.

Like the say-on-pay vote, this say-on-pay frequency vote is advisory and will not be binding on our Company, our Compensation and Governance Committee or our Board. However, our Board and our Compensation and Governance Committee value the opinions expressed by our stockholders and will take the outcome of this vote into account when determining the frequency of future say-on-pay votes.

It is expected that the next vote on a say-on-pay frequency proposal will occur at the 2029 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, for each of our five equity compensation plans, which include the Long-Term Stock Program, the Nonemployee Directors Program, the 2020 Nonemployee Directors Stock Incentive Program, the 2001 Employee Stock Purchase Plan for United States Employees (the “U.S. ESPP”) and the 2001 Employee Stock Purchase Plan for International Employees (the “International ESPP”), the number of shares of our common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2022. These plans have each been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(#) (2)

Equity Compensation Plans Approved by Stockholders	13,533,912 (3)	$ 63.66	27,129,636 (4)

Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	13,533,912		27,129,636
(1)The weighted-average exercise price is calculated without taking into account 1,962,316 shares of common stock subject to outstanding RSUs and PBRSUs (with PBRSUs taken into account at the targeted level of performance) that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(2)Excludes securities reflected in column 1 of the table (Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights).
(3)    This amount includes (a) 11,571,596 shares of common stock subject to outstanding stock options, (b) 1,707,729 shares of common stock subject to RSU awards, and (c) 254,587 shares subject to PBRSU awards (determined at the targeted level of performance; actual payout could range from 0% to 175% of the targeted level based on relative total stockholder return over the performance period). This amount does not include 1,474 restricted stock awards (RSA) granted to nonemployee directors that were outstanding and unvested as of December 31, 2022; these RSAs are grants in lieu of cash retainers under the non-employee director “Deferral Election Program."
(4)    As of December 31, 2022, the following number of shares of common stock remain available for future issuance under equity compensation programs approved by our stockholders: (a) Long-Term Stock Program — 18,785,343; (b) 2020 Nonemployee Directors Stock Incentive Program – 2,225,350 (no new awards may be granted under the predecessor plan, the Nonemployee Directors Program); (c) U.S. ESPP – 4,675,100; and (d) the International ESPP – 1,443,843. The shares available under the Long-Term Stock Program may be used for any type of award authorized under the Long-Term Stock Program, including stock options, restricted stock, RSUs and PBRSUs. The shares available under the 2020 Nonemployee Directors Stock Incentive Program may be used for any type of award authorized under the 2020 Nonemployee Directors Stock Incentive Program, including stock options, stock issuances, restricted stock, RSUs and stock appreciation rights.

AUDIT MATTERS
PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Representatives of PwC are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. In addition to the annual audit services, PwC performs certain non-audit services for us. Although we are not required to seek stockholder approval of the appointment of PwC, our Board believes that it is consistent with good corporate governance practices to ask stockholders to ratify the appointment. If the appointment is not ratified, our Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. In addition, even if stockholders ratify our Audit Committee’s appointment of PwC, our Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of our Company and our stockholders.
PwC has been our independent registered public accounting firm since 1999, serving in that capacity and reporting on our consolidated financial statements and the effectiveness of our internal controls over financial reporting continuously since that time, including for the 2022 fiscal year.
In considering whether to reappoint PwC, our Audit Committee evaluated PwC’s performance and considered factors, including, but not limited to, the following:
•    PwC’s qualifications and global capabilities, including its experience in the medical technology industry;
•    the results of our Company’s annual assessment of PwC’s performance;
•    PwC’s and the audit engagement team’s independence, including whether the provision of non-audit services provided by PwC, individually and in aggregate, to our Company during 2022 was compatible with their independence;
•    the quality, timeliness, and candor of PwC’s communications with our Audit Committee and management;
•    the appropriateness of PwC’s fees;
•    PwC’s tenure as our independent registered public accounting firm;
•    the controls and processes in place that help ensure PwC’s continued independence;
•    any Public Company Accounting Oversight Board’s firm inspection reports; and
•    the potential impact of appointing a new independent registered public accounting firm.
Our Audit Committee maintains oversight over PwC by holding regular private sessions with PwC, performing annual evaluations, and being directly involved in the selection of new lead audit partners pursuant to SEC rules requiring that a new lead audit partner be designated in the normal course every five years to bring a fresh perspective to the audit engagement. A new partner was so designated in advance of the 2020 audit.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to Principal Accountants.    During 2022 and 2021, PwC was retained to provide services in the following categories and amounts (in millions):

	2022	2021
Audit Fees	$4.0	$3.8
Audit-Related Fees	0.2	0.1
Tax Fees	2.0	1.8
All Other Fees	(1)	(1)
(1)    In both 2022 and 2021, there were $15,000 in “All Other Fees”.
Audit Fees.   Amounts paid under “Audit Fees” include aggregate fees for the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting, the three quarterly reviews of our Company’s reports on Form 10-Q and other SEC filings, and services in connection with statutory and regulatory filings.
Audit-Related Fees.   Amounts paid under “Audit-Related Fees” were for miscellaneous audit and consulting services.
Tax Fees.   Amounts paid under “Tax Fees” in 2022 were for tax compliance ($1.1 million) and other tax services ($0.9 million), and in 2021 were for tax compliance ($1.2 million) and other tax services ($0.6 million).

All Other Fees.   There were $15,000 in “All Other Fees” in both 2022 and 2021, which related to license fees.
Pre-Approval of Services.    Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by our Audit Committee.
Our Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm; the term of the general pre-approval is 12 months from the date of approval, unless our Audit Committee specifically provides for a different period. If our Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by our Audit Committee.
Our Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm, but may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting. The annual audit services, engagement terms, and fees are subject to the specific pre-approval of our Audit Committee. One hundred percent (100%) of audit and non-audit services performed by PwC in 2022 and 2021 were approved by our Audit Committee.
AUDIT COMMITTEE REPORT
The Audit Committee comprises the four directors named below, each of whom meets the enhanced independence standards for Audit Committee members as set forth in applicable rules of the NYSE and the SEC. The Board has designated each member of the Audit Committee as an “audit committee financial expert” under applicable rules of SEC. Additional information regarding the Audit Committee, its responsibilities and meetings are described above in the section entitled “Board of Directors Matters—Corporate Governance Policies and Practices—Committees of the Board.”
Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business practices. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2022. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s 2022 Annual Report on Form 10-K for filing with the SEC.
The Audit Committee:
Leslie S. Heisz (Chair)
Kieran T. Gallahue
Steven R. Loranger
Ramona Sequeira
This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

OTHER MATTERS AND BUSINESS

PROPOSAL 5 – APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF OFFICERS

THE BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION AND APPROVAL OF THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF OFFICERS AS PERMITTED BY THE DELAWARE GENERAL CORPORATION LAW

Description of the Proposed Amendment

Article Ninth of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently provides for our Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”).

Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of the duty of care, subject to certain exceptions.

Our Board has determined that it is advisable and in the best interests of our Company to approve an amendment (the “Proposed Amendment”) to our Certificate of Incorporation to provide for exculpation of our officers as now permitted by the DGCL, and has directed that the Proposed Amendment be submitted for adoption and approval by the stockholders at the Annual Meeting.

The full text of the Proposed Amendment is set forth in Appendix B to this Proxy Statement.

Purposes and Effects of the Proposed Amendment

Our Board desires to amend our Company’s Certificate of Incorporation to maintain provisions consistent with the DGCL and believes that the Proposed Amendment, which would add officers to the exculpation provision in our Certificate of Incorporation and provide officers with similar protections to those currently afforded members of our Board, subject to the additional limitations of the DGCL, is necessary in order to continue to attract and retain experienced and qualified officers. Our Board and management prioritizes attracting and retaining top industry talent as a key driver of our long-term strategy and continued stockholder value creation.

Officers are required to make decisions on crucial matters, often in response to time-sensitive opportunities and challenges. Such decisions can create risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting the economic impact of this type of litigation to our Company would empower officers to best exercise their business judgment in furtherance of stockholder interests. Further, our Board has determined that the proposed provision would not negatively impact stockholder rights.

As amended, effective August 1, 2022, Section 102(b)(7) of the DGCL provides that only certain officers may be entitled to exculpation; namely: (i) a corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in public filings as one of the most highly compensated officers of our Company; and (iii) an individual who, by written agreement with our Company, has consented to be identified as an officer for purposes of Delaware’s long-arm jurisdiction statute.

Similar to the existing exculpation provided members of our Board under o Company’s current Certificate of Incorporation, the Proposed Amendment would not limit the liability of officers for any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit. Furthermore, pursuant to Section 102(b)(7) of the DGCL, the Proposed Amendment would allow for the exculpation of the officers specified above only in connection with direct claims brought by stockholders, including class actions, but would not eliminate such officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation.

Other than the amendment of the existing Article Ninth by the Proposed Amendment, the remainder of the Certificate of Incorporation will remain unchanged. If the Proposed Amendment is approved by the stockholders, the Proposed Amendment will become effective upon filing of the Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State, which our Company intends to file promptly following the Annual Meeting if the requisite votes are obtained.

The general description of the Proposed Amendment set forth above is qualified in its entirety by reference to the full text of the Proposed Amendment as set forth in Appendix B to this Proxy Statement.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION AND APPROVAL OF THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR EXCULPATION OF OFFICERS AS PERMITTED BY THE DELAWARE GENERAL CORPORATION LAW

PROPOSAL 6 – STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

THE BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN.

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of 100 shares of our common stock, has informed the Company in writing that he intends to offer the following resolution for consideration at the Annual Meeting.
The Board and the Company disclaim any responsibility for its content. We will furnish, orally or in writing, as requested, the name, address and claimed share ownership of the stockholder that submitted this proposal promptly upon oral or written request to the Company’s Corporate Secretary.
Proposal 6 – Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.

Although it is best practice to adopt this policy soon this policy could be phased in where there is a contract renewal for our current CEO or for the next CEO transition.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

A lead director is no substitute for an independent Board Chairman. According to the Edwards Lifesciences annual meeting proxy the EW Lead Directors has hardly any exclusive powers:
•    serves as the principal liaison, but not the only liaison, between the independent Board members and the Chairman.
•    okays, but does not initiate, Board meeting agendas.
•    okays, but does not initiate, Board meeting schedules to only to ensure there is sufficient time
•    is one of the coordinators of the activities of the independent directors
•    is one of the persons providing feedback to management from the Board’s executive sessions.
•    is one of the persons providing advice, counsel and support to the Chairman.
•    is one of the persons communicating with major stockholders, but only as appropriate.

When the Lead Director shares roles with others it means that the Lead Director may need to do little or nothing in those roles in a given year.

Plus management fails to give shareholders enough information on this topic to make an informed decision. There is no comparison of the exclusive powers of the Office of the Chairman and the exclusive powers of the Lead Director.

The ascending complexities of a company with $50 Billion in market capitalization, like Edwards Lifesciences, increasingly demand that 2 persons fill the 2 most important jobs at EW on an enduring basis – Chairman and CEO

Please vote yes:
Independent Board Chairman – Proposal 6

The Board has carefully considered the above stockholder proposal and believes that it is unnecessary and not in the best interests of our stockholders. The Board unanimously urges stockholders to vote “AGAINST” this proposal for the following reasons:

•Our independent directors should have the flexibility to determine the Company’s leadership structure in light of the circumstances at the time and should not be restricted to a single rigid approach.
•The Company’s leadership structure and corporate governance practices, both as recently constructed and from a historical perspective, provide strong independent oversight and have been expanded in response to stockholder feedback.
•The Board’s independent leadership structure is evaluated on a regular basis to ensure that the approach continues to provide effective independent oversight of the Company and serves the best interests of stockholders.

Our independent directors should have the flexibility to determine the Company’s leadership structure in light of the circumstances at the time and not be restricted to a single rigid approach.

Under our Corporate Governance Guidelines, the Board may change its leadership structure if it determines that doing so is appropriate and in the best interests of the Company and our stockholders at any given time. We believe that this approach is in the stockholders’ best interests as it provides the Board with the necessary flexibility to intentionally and thoughtfully determine the leadership needs of the Company at any particular time; the Board is in the best position to make this decision, informed by its regular discussions on succession as well as its knowledge of Company dynamics. Limiting this critical decision to the rigid requirements of the stockholder proposal would be detrimental to our Company’s stockholders.

For the past 23 years, the roles of Chairman and CEO have been held by one individual, which has provided consistent communication and coordination through the Company and has allowed for an effective and efficient implementation of our corporate strategy. It is under this model that the Company has experienced strong financial and operational growth. More specifically, this leadership structure contributed to tremendous shareholder value creation at our Company, outperforming the S&P 500 and our peer index, and growing Edwards’ market capitalization from $961.5 million to $50,375.9 million (from March 27, 2000, to February 1, 2023, respectively), which is an increase of 5,140%.

On December 6, 2022, we announced that following regular succession planning discussions with the Board, Michael Mussallem will be retiring as CEO and Bernard Zovighian would be succeeding Mr. Mussallem in the role of CEO, effective as of the Annual Meeting. Mr. Mussallem will remain engaged with the Company as non-executive Chairman. Additionally, the Board determined that Martha Marsh would remain the Board’s Lead Independent Director. In order to build upon the Company’s historical success under the existing leadership structure, the Board strongly believes this separation of roles will allow the Company to leverage Mr. Mussallem’s extensive knowledge of the Company and the medical technology industry. This shareholder proposal would prohibit Mr. Mussallem from serving as Chairman and would impair the planned transition of the management of the Company’s strategic initiatives and business and operating plans to Mr. Zovighian. As our CEO, effective as of the 2023 Annual Meeting, Mr. Zovighian has valuable institutional knowledge and is a leader within the industry, making him the best person to continue the Company’s legacy as a global leader in the medical technology industry.

The Board strives to maintain a highly independent, balanced and diverse set of directors and leadership with the collective skills, expertise and experience to ensure proper oversight of the Company. We believe that selecting an appropriate leadership structure is one of the most important tasks of any board of directors. Therefore, the Board follows a comprehensive process, including regular discussions regarding Board and management succession as well as Board structure and governance and evaluations of the Lead Independent Director, Chairman and other directors. Stockholders benefit from a highly engaged Board who appreciates their role in Board governance and holds themselves accountable to making decisions informed by these robust discussions.

In light of the above, rather than imposing an artificial constraint upon our Board’s fundamental decisions on the Board and Company’s leadership, we believe our Board is best positioned to evaluate and consider its leadership structure as the Company’s and the industry’s circumstances evolve over time.

The Company’s leadership structure and corporate governance practices, both as recently constructed and from a historical perspective, provide strong independent oversight and have been expanded in response to stockholder feedback.

Our Board firmly believes it is essential to have an active, engaged and independent Board, and our Board maintains strong governance practices to ensure that it continues to provide effective independent oversight in order to serve the best interests of our stockholders. Our Corporate Governance Guidelines provide that if our Chairman is not independent, our independent directors will annually select an independent director to serve as Lead Independent Director. Martha Marsh currently serves as Lead Independent Director and brings extensive leadership and board experience in the healthcare industry to the role.

The Board believes that leveraging Mr. Mussallem’s experience in leading our Company for the past over 23 years makes him the best choice for Chairman of the Board, especially as we transition the CEO role. This shareholder proposal would prohibit putting the CEO transition plan into effect.

Additionally, our Board prides itself on its strong commitment to stockholder engagement, and the Board and our executive management continually listen to and evaluate feedback from our stockholders. In particular, Mr. Chevedden presented the same proposal in 2019 and it was opposed by a significant majority of our stockholders. Following receipt of Mr. Chevedden’s prior proposal, and in connection with our regular stockholder outreach engagement program, we engaged with our stockholders and received valuable feedback which led the Board to expand the role of the Presiding Director position and, in light of the additional responsibilities, renamed the position Lead Independent Director. We also disagree with Mr. Chevedden’s suggestion that the Lead Independent Director has hardly any exclusive powers. As the proposal states, pursuant to our Corporate Governance Guidelines, the Lead Independent Director has a robust set of clearly defined duties and responsibilities which include, but are not limited to:

• serving as a liaison between the independent members of the Board and the Chairman and other members of management;
• approving Board meeting agendas and relevant information provided to the Board;
• approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;
• coordinating the activities of the independent directors, including calling meetings of the independent directors as necessary and appropriate to address their responsibilities; and
• providing advice, counsel and support to the Chairman.

While the Board as a whole works together to oversee management’s execution of our Company’s operations, our Company’s risk exposure and risk management plans, and our Company’s overall strategic direction, the Lead Independent Director, who applies her many years of board governance experience, works closely with the Chairman of the Board and takes action as determined necessary or appropriate to ensure there is critical independent oversight over these key areas of focus. These additional actions include, but are not limited to:

•requesting information from management;
•proposing executive sessions of the independent directors;
•proposing separate meetings of the Board;
•proposing meetings with individual members of the Board or of management; and
•collaborating with the Chairman of the Board in determining agenda items to be presented by management or actions to be taken by the Board in response to information obtained from management, the independent directors and other stakeholders.

In addition to establishing the role of Lead Independent Director to ensure independent oversight of our Board, our Corporate Governance Guidelines provide that a substantial majority of our Board and all members of our Audit Committee and Compensation and Governance Committee will be independent under the applicable rules of the NYSE. All members of our Board, other than our Chief Executive Officer and Chairman, are independent. These independent directors bring a broad range of leadership experience to the Company and thoughtfully contribute to the discussions involved in overseeing the affairs of the Company. Consequently, our independent directors directly oversee critical matters such as the integrity of the Company’s financial statements, the compensation of key executive management, including Mr. Mussallem and Mr. Zovighian, the selection and evaluation of directors, and the development and implementation of corporate governance programs. In order to assure that the independent directors are not inappropriately influenced by management, the independent directors meet in executive sessions led by our Lead Independent Director, without management, in conjunction with each regularly scheduled meeting of the Board and each committee, and otherwise as deemed necessary by the Lead Independent Director or our other independent directors. These executive sessions allow independent directors to speak candidly on any matter of interest, without our Chairman, Chief Executive Officer or other members of management present. All of our directors are highly engaged in their responsibilities, freely express their views, and are open to the opinions expressed by other directors.

The Board’s independent leadership structure is evaluated on a regular basis to ensure that the approach continues to provide effective independent oversight of the Company and serves the best interests of stockholders.

Our independent directors regularly evaluate the Board’s leadership structure and incorporate stockholder feedback into their deliberations. Additionally, the Lead Independent Director’s performance is assessed on an annual basis. As part of this review, the Compensation and Governance Committee evaluates the criteria for nominees for the Lead Independent Director role and assesses any necessary changes. In selecting the Lead Independent Director, the independent directors consider relevant leadership, operational and corporate governance experience, relationships with other directors and external commitments. In addition, the Lead Independent Director is expected to have a thorough understanding of the Company’s business operations and history.

Our plans to update our leadership structure as of the Annual Meeting reflect extensive deliberation and a tailored approach to the Company’s current and upcoming needs. The Board believes this structure will be effective for our Company and will be in the best interests of our stockholders. This shareholder proposal would prohibit this structure. As we have done in the past, we will maintain a Lead Independent Director with robust and clearly defined responsibilities to provide strong independent oversight. Our Chairman will provide the Company and the Board with deep knowledge of the Company and the industry, and continuity of expertise in the oversight of the Company’s business operations and corporate governance practices.

Our Board also believes that the current leadership model, when combined with our independent board governance structure, strikes an appropriate and effective balance between strong and consistent leadership and independent and effective oversight of the Company’s business and affairs. It is this constructive and cooperative relationship between our independent directors and management that has allowed the Board to most effectively carry out its duties.

FOR THESE REASONS, THE BOARD UNANIMOUSLY URGES STOCKHOLDERS TO VOTE “AGAINST” THIS PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN.

Additional Information.    Our Bylaws, Corporate Governance Guidelines and charters of each of our Audit Committee and Compensation and Governance Committee are posted on our website at www.edwards.com under “Investors—Governance & Sustainability—Governance—Governance Documents.” Our Global Business Practice Standards (applicable to all of our Company’s employees, executive officers and directors) are posted at www.edwards.com under “About Us—Corporate Responsibility.” In addition, our Sustainability Report is posted on our website at www.edwards.com under “About Us—Corporate Responsibility.” References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance.    To our knowledge, all reports that were required to be filed during 2018 by our executive officers, directors and beneficial owners of more than 10% of our common stock under Section 16 of the Exchange Act were filed on a timely basis, except one Form 4 for Mr. Gallahue relating to the annual equity grant to the directors in May 2022 due to an administrative error.

Related Persons Transactions.    Under our Audit Committee charter, our Audit Committee is responsible for reviewing and approving or ratifying all transactions with related persons that are required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. Related persons include our executive officers and directors, nominees for directors, 5% or more beneficial owners of our common stock, and immediate family members of these persons. Transactions involving amounts paid by our Company or its subsidiaries in excess of $120,000 and in which the related person has a direct or indirect material interest are referred to as “related person transactions.” Our Audit Committee will generally consider all relevant factors when determining whether to approve or ratify a related person transaction. Mr. Bobo's son, Daniel Bobo, is employed by our Company in a non-executive position in a business unit not under Mr. Bobo's direction and his total compensation, including salary and bonus, for 2022 was approximately $134,519.
Indemnification of Directors and Officers.    Pursuant to our Certificate of Incorporation, we indemnify our directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with each of our directors and executive officers that contractually commit us to provide this indemnification to him or her.
Deadline for Receipt of Stockholder Proposals and Director Nominations for the 2024 Annual Meeting
Proposals for Inclusion in the Proxy Materials.    In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2024 annual meeting, the written proposal must be received by the Corporate Secretary of our Company at its principal executive offices at the address below no later than November 29, 2023 and must comply with the requirements of the Rule 14a-8 under the Exchange Act.
Director Nominations for Inclusion in the Proxy Materials.    Under our Company’s proxy access right, a stockholder, or a group of up to 30 stockholders, owning at least 3% of our outstanding shares continuously for at least three years, is permitted to nominate up to the greater of two directors or 20% of our Board for inclusion in our proxy statement, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. In order for a stockholder to nominate a director for election to our Board for inclusion in our proxy statement for the 2024 annual meeting, written notice must be received by the Corporate Secretary of our Company at its principal executive offices at the address below no earlier than October 30, 2023, and no later than November 29, 2023. Other specifics regarding the content of the notice and certain other eligibility and procedural requirements, can be found in Section 10 of Article I of our Bylaws.
Proposals and Director Nominations Not Intended for Inclusion in the Proxy Materials.    In order for a stockholder to present a proposal or nominate a director for election to our Board at our 2024 annual meeting, but not have such proposal or nomination included in the proxy statement for our 2024 annual meeting, written notice of the proposal or director nomination(s) must be received by the Corporate Secretary of our Company at its principal executive offices at the address below no earlier than January 12, 2024 and no later than February 11, 2024. However, if the date of the 2024 annual meeting is a date that is not within 25 days before or after May 11, 2024 (the anniversary date of the Annual Meeting), written notice must be received no later than the close of business on the 10th calendar day after the first to occur of the day on which notice of the 2024 annual meeting is mailed or public disclosure of the date of the 2024 annual meeting is made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 9 of Article I (with respect to stockholder proposals) and Section 2 of Article I (with respect to director nominations) of our Bylaws.
Our Bylaws require that a stockholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in our Bylaws will not be entertained at the 2024 annual meeting. Stockholders should contact the Corporate Secretary of our Company in writing at One Edwards Way, Irvine, California 92614 to obtain additional information as to the proper form and content of stockholder nominations or proposals.
In addition, a stockholder who intends to solicit proxies in support of director nominees other than our Board’s nominees at the 2024 annual meeting must deliver written notice to our Company setting forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2024. However, if the date of the 2024 annual meeting is a date before April 11, 2024, or after June 10, 2024, written notice must be received by the later of 60 days prior to the date of the 2024 annual meeting of the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting of stockholder is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.

Annual Report on Form 10-K.    Our Company will furnish without charge to each person whose proxy is solicited, upon the written request of such person, a copy of our 2022 Annual Report as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Edwards Lifesciences Corporation, Attention: Corporate Secretary, One Edwards Way, Irvine, California 92614.
Delivery of the Proxy Materials.    We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and did not receive the Notice or otherwise receive their Proxy Materials electronically will receive only one copy of the Proxy Materials unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the Proxy Materials to a stockholder at a shared address to which a single copy of the Proxy Materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the Proxy Materials and you desire to receive a separate copy of the Proxy Materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the Proxy Materials and you desire to receive one copy in the future, please submit your request to Computershare at P.O. Box 505000, Louisville, Kentucky 40233-5000, (800) 446-2617. If you are a beneficial stockholder, please contact your bank, broker or other nominee directly if you have questions, require additional copies of the Proxy Materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the Proxy Materials in the future.
By Order of the Board of Directors,

Linda J. Park
Senior Vice President, Associate General Counsel,
and Corporate Secretary

APPENDIX A
EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information
To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect our core operational activities, (b) are commonly adjusted within our industry to enhance comparability of our financial results with those of our peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). We use the term “underlying" when referring to non-GAAP sales and sales growth information, which excludes currency exchange rate fluctuations. We use the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, and a significant program discontinuation.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting our business and facilitate comparability to historical periods.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of the non-GAAP historical financial measure used herein to the most comparable GAAP measure is provided in the table below.
Fluctuations in exchange rates impact the comparative results and sales growth rates of our underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Reconciliation of Sales” table below.
The items described below are adjustments to the GAAP financial results in the reconciliations that follow:
Intellectual Property Litigation Expenses, net - Our Company incurred net intellectual property litigation expenses of $15.8 million and $20.6 million in 2022 and 2021, respectively.
Change in Fair Value of Contingent Consideration Liabilities - Our Company recorded income of $35.8 million and income of $124.1 million in 2022 and 2021, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.
Amortization of Intangible Assets - Our Company recorded amortization expense related to developed technology and patents in the amount of $5.7 million and $7.7 million in 2022 and 2021, respectively.

Program Discontinuation - Our Company recorded a $62.3 million charge in 2022 as a result of its decision to exit its HARPOON surgical mitral repair system program. The charge primarily related to the impairment of intangible assets associated with the technology and other related exit costs.

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	2022	2021
GAAP diluted earnings per share	$2.44	$2.38
Non-GAAP adjustments:
Intellectual property litigation expenses, net	0.03	0.02
Change in fair value of contingent consideration liabilities	(0.06)	(0.19)
Amortization of intangible assets	—	0.01
Program discontinuation	0.07	—
Adjusted diluted earnings per share	$2.48	$2.22
Adjusted growth rate	11.7%

Reconciliation of Sales
(in millions, except percentage data)

					2021 Adjusted
Sales (YTD)	Full Year 2022	Full Year 2021	Change	GAAP Growth Rate*	FX Impact	Full Year 2021 Adjusted Sales	Underlying Growth Rate *
Total	$5,382.4	$5,232.5	$149.9	2.9%	$(233.6)	$4,998.9	7.7%
* Numbers may not calculate due to rounding.

APPENDIX B
EDWARDS LIFESCIENCES CORPORATION
Proposed Amendment

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
EDWARDS LIFESCIENCES CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Edwards Lifesciences Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article NINTH thereof and inserting the following in lieu thereof:
“NINTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, no person who is, or was at any time but is no longer serving as, a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article NINTH shall have the effect of increasing the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, Edwards Lifesciences Corporation has caused this Certificate to be executed by its duly authorized officer on this __ day of ______, 2023.

EDWARDS LIFESCIENCES CORPORATION

By:____________________________________
Name:
Office: